UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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Assured Guaranty Ltd.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2023
Annual Meeting of Shareholders and Proxy Statement

CMA CGM

ASSURED GUARANTY®

A STRONGER BOND

March 22, 2023
DEAR SHAREHOLDERS:
It is with great pleasure that we invite you to our 2023 Annual General Meeting of shareholders at 8:00 a.m. on Wednesday, May 3, 2023, at 6 Bevis Marks in London. Whether or not you plan to attend the meeting, please vote your shares; your vote is important to us.
During 2022, we continued to build shareholder value, growing our adjusted operating shareholders’ equity* per share and adjusted book value* per share to new highs of $93.92 and $141.98, respectively. Our share price responded, rising over 24% from $50.20 at the end of 2021 to $62.26 at the end of 2022. Our total shareholder return for the year, which we refer to as TSR**, was over 26%, while the TSR for the S&P 500 Index, the S&P Financial Services Index and the Russell Mid-Cap Financial Services Index were all negative. This is not a fluke — our five-year TSR from the end of 2017 to the end of 2022 was over 102%, while the TSR of those indices ranged between 36% and 57%.
Perhaps our most significant accomplishment in 2022 was settling all our defaulted insured Puerto Rico exposures but one (the Puerto Rico Electric Power Authority), which when combined with normal amortization, reduced our par exposure that we rate below investment grade to 2.5% of our insured portfolio, below the 3% target we set well over a decade ago and the lowest since our acquisition of Financial Security Assurance in 2009.
We are proud that, despite the headwinds of a volatile fixed-income market trying to absorb a sudden increase in interest rates, we still achieved new business production in the insurance segment, a non-GAAP financial measure we refer to as PVP*, of $375 million, exceeding last year’s total. In the primary market for our insurance product, U.S. municipal finance, we produced total PVP of $257 million, also exceeding last year's total. During the year, we guaranteed 31 transactions that each utilized over $100 million of our insurance, including four where we insured more than $500 million, which we believe is a good barometer of demand for our product in the institutional market. In what we believe is another good sign of demand for our product, we insured $3.3 billion in gross par in U.S. public finance secondary market transactions, a growth of 650% over the $437 million we insured in that market in the prior year. Our other insurance areas, non-U.S. public finance and global structured finance, also achieved excellent results, producing $68 million and $50 million of PVP, respectively, during the year. The $50 million of PVP produced in global structured finance was the second highest in a decade.
In our asset management business, we ended 2022 with $17.5 billion of assets under management, which we refer to as AUM, essentially flat to 2021. We raised $1.4 billion of third-party AUM, despite a challenging global economy and financial markets, and the noticeable widening of spreads in the collateralized loan obligation market.

We continued our successful capital management program by returning $567 million to our shareholders through share repurchases and dividends. During 2022, we repurchased nearly 9 million of our shares, reducing our share count from the end of 2021 by 13%.
We have also made strides in environmental and social responsibility areas. Guided by our employee-led Diversity and Inclusion Committee and Corporate Philanthropy Committee, we introduced several new initiatives while expanding and enhancing management's commitment to support our employees and communities. We could not be prouder of all that our employees accomplished in 2022.
Sincerely,

Francisco L. Borges	Dominic J. Frederico
Chair of the Board	President and Chief Executive Officer

*     Adjusted operating shareholder’s equity per share, adjusted book value per share, adjusted operating income and PVP are non-GAAP financial measures. An explanation of these measures, which are considered when setting executive compensation, and a reconciliation to the most comparable GAAP measures, may be found on pages 101 and 103 to 107 of our Annual Report on Form 10-K for the year ended December 31, 2022. In addition, please refer to the section entitled “Forward Looking Statements” following the cover of that Annual Report on Form 10-K.
** Point-to-point measurement based on end-of-year share prices and including the impact of dividends.

Assured Guaranty Ltd. 30 Woodbourne Avenue Hamilton HM 08, Bermuda

NOTICE OF ANNUAL GENERAL MEETING
TO THE SHAREHOLDERS OF ASSURED GUARANTY LTD.:
The Annual General Meeting of Assured Guaranty Ltd., which we refer to as AGL, will be held on Wednesday, May 3, 2023, at 8:00 a.m. London Time, at 6 Bevis Marks, London, EC3A 7BA, United Kingdom. The Annual General Meeting is being held for the following purposes:
1.Elect our board of directors;
2.    Approve, on an advisory basis, the compensation paid to AGL’s named executive officers;
3.    Approve, on an advisory basis, the frequency of the advisory vote on compensation paid to AGL's named executive officers;
4.    Approve the AGL Employee Stock Purchase Plan, as amended through the Fourth Amendment;
5.    Appoint PricewaterhouseCoopers LLP as AGL’s independent auditor for the fiscal year ending December 31, 2023, and authorize the Board of Directors, acting through its Audit Committee, to set the fees for the independent auditor;
6.    Direct AGL to vote for directors of, and the appointment of the independent auditor for, its subsidiary Assured Guaranty Re Ltd.; and
7.    Transact such other business, if any, as lawfully may be brought before the meeting.
Shareholders of record are being mailed a Notice Regarding the Availability of Proxy Materials on or around March 22, 2023, which provides them with instructions on how to access the proxy materials and our 2022 annual report on the internet, and if they prefer, how to request paper copies of these materials.
In the event we postpone or change the date, time or location of our Annual General Meeting as a result of governmental travel or gathering restrictions related to pandemics or otherwise, we will post the revised meeting information on our website at www.assuredguaranty.com/annualmeeting as soon as possible after changing the date, time and place for the postponed meeting. We will also promptly issue a press release that we will make available on our website at www.assuredguaranty.com/annualmeeting and file with the Securities and Exchange Commission (which we refer to as the SEC) as definitive additional proxy material. Therefore, prior to and on the date of the Annual General Meeting, please visit our website or the SEC’s website (www.sec.gov) to determine if there has been any change to the date, time or location of our Annual General Meeting. If you wish to receive a physical copy of any such press release, please contact our Secretary at generalcounsel@agltd.com or (441) 279-5725.
Only shareholders of record at the close of business on March 10, 2023, as shown by the transfer books of AGL, are entitled to notice of, and to vote at, the Annual General Meeting.
REGISTERED SHAREHOLDERS WHO HOLD OUR SHARES DIRECTLY MAY VOTE UP UNTIL 12:00 NOON EASTERN DAYLIGHT TIME ON MAY 2, 2023. BENEFICIAL SHAREHOLDERS MUST SUBMIT THEIR VOTING INSTRUCTIONS SO THAT THEIR BROKERS WILL BE ABLE TO VOTE BY 11:59 P.M. EASTERN DAYLIGHT TIME ON MAY 1, 2023. EMPLOYEE SHAREHOLDERS WHO PARTICIPATE IN THE ASSURED GUARANTY LTD. EMPLOYEE STOCK PURCHASE PLAN MAY VOTE UP UNTIL 11:59 P.M. EASTERN DAYLIGHT SAVINGS TIME ON APRIL 28, 2023.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING IN PERSON OR BY PROXY, AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR BY TELEPHONE. ALTERNATIVELY, IF YOU HAVE REQUESTED WRITTEN PROXY MATERIALS, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT.
By Order of the Board of Directors,

Ling Chow
Secretary

TABLE OF CONTENTS

PROXY STATEMENT SUMMARY _________	1
CORPORATE GOVERNANCE ____________	4
Overview ______________________________	4
How Are Directors Nominated? _____________	5
Committees of the Board _________________	6
How Are Directors Compensated? __________	8
What Is Our Board Leadership Structure? ____	11
How Does the Board Oversee Risk? ________	11
Compensation Committee Interlocking and Insider Participation ____________________	12
What Is Our Related Person Transactions Approval Policy and What Procedures Do We Use To Implement It? ________________	12
What Related Person Transactions Do We Have? ______________________________	12
HUMAN CAPITAL MANAGEMENT ________	14
ENVIRONMENTAL AND SOCIAL RESPONSIBILITY ______________________	17
INFORMATION ABOUT OUR COMMON SHARE OWNERSHIP ___________________	19
How Much Stock Is Owned By Directors, Nominees and Executive Officers? ________	19
Which Shareholders Own More Than 5% of Our Common Shares? __________________	20
PROPOSAL NO. 1: ELECTION OF DIRECTORS _____________	21
AUDIT COMMITTEE REPORT ____________	30
EXECUTIVE COMPENSATION ___________	33
Compensation Discussion and Analysis ______	33
CD&A Roadmap _______________________	33
Summary _____________________________	34
Executive Compensation Program Structure and Process _________________________	39
CEO Performance Review _______________	51
Other Named Executive Officer Compensation Decisions ________________	59
2022 Executive Compensation Conclusion ___	61
Compensation Governance ______________	62
Post-Employment Compensation __________	66
Tax Treatment _________________________	66
Non-GAAP Financials Measures ___________	67
Compensation Committee Report ___________	68
Summary Compensation Table _____________	69
Employment Agreements _________________	70
Perquisite Policy ________________________	70
Severance Policy _______________________	70
Employee Stock Purchase Plan ____________	70
Indemnification Agreements _______________	70

2022 Grants of Plan-Based Awards _________	71
Outstanding Equity Awards ________________	73
2022 Stock Vested ______________________	74
Non-Qualified Deferred Compensation _______	75
Potential Payments Upon Termination or Change in Control ______________________	75
Non-Qualified Retirement Plans ____________	77
Incentive Plans _________________________	77
CEO Pay Ratio _________________________	78
Pay Versus Performance__________________	78
EQUITY COMPENSATION PLANS INFORMATION ________________________	82
PROPOSAL NO. 2: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION ______________________	83
PROPOSAL NO. 3: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS____________________________	84
PROPOSAL NO. 4: APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN AS AMENDED__________	85
PROPOSAL NO. 5: APPOINTMENT OF INDEPENDENT AUDITOR _____________________________	89
Independent Auditor Fee Information ________	89
Pre-Approval Policy of Audit and Non-Audit Services ______________________________	90
PROPOSAL NO. 6: PROPOSALS CONCERNING OUR SUBSIDIARY, ASSURED GUARANTY RE LTD. ______________________________	91
Proposal 6.1-Election of AG Re Directors _____	91
Proposal 6.2-Appointment of AG Re Auditor ___	93
SHAREHOLDER PROPOSALS FOR 2024 ANNUAL MEETING _____________________	94
How do I submit a proposal for inclusion in next year’s proxy material? _______________	94
How do I submit a proposal or make a nomination at an Annual General Meeting? __	94
INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING _______	95
OTHER MATTERS _____________________	101
EXHIBIT A: EMPLOYEE STOCK PURCHASE PLAN AS AMENDED THROUGH THE FOURTH AMENDMENT	102

PROXY STATEMENT SUMMARY

Assured Guaranty Ltd.	March 22, 2023
This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider before voting. For more complete information about the following topics, please review the complete proxy statement and the Annual Report on Form 10-K of Assured Guaranty Ltd. (which we refer to as AGL, we, us or our; we use Assured Guaranty, our Company or the Company to refer to AGL together with its subsidiaries).
We intend to begin distribution of the Notice Regarding the Availability of Proxy Materials to shareholders on or about March 22, 2023.
ANNUAL GENERAL MEETING OF SHAREHOLDERS

Time and Date	8:00 a.m. London time, May 3, 2023

Place	6 Bevis Marks London, EC3A 7BA United Kingdom

Record Date	March 10, 2023

Voting	Shareholders as of the record date are entitled to vote. Each Common Share is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on. Registered shareholders who hold our shares directly may vote up until 12:00 Noon Eastern Daylight Savings Time on May 2, 2023. Beneficial owners must submit their voting instructions so that their brokers will be able to vote by 11:59 p.m. Eastern Daylight Savings Time on May 1, 2023. Employee shareholders who participate in the Assured Guaranty Employee Stock Purchase Plan may vote up until 11:59 p.m. Eastern Daylight Savings Time on April 28, 2023. In spite of those deadlines, holders who attend the Annual General Meeting will be able to vote in person.
VOTING MATTERS

Agenda Item	Board Vote Recommendation	Page Reference (for More Detail)
Election of directors	For each director nominee	Page 21
Approval, on an advisory basis, of the compensation paid to AGL’s named executive officers	For	Page 83
Approval, on an advisory basis, of the frequency of the advisory vote on compensation paid to AGL's named executive officers	For a frequency of one year	Page 84
Approval of the AGL Employee Stock Purchase Plan, as amended through the Fourth Amendment	For	Page 85
Appointment of PricewaterhouseCoopers as AGL’s independent auditor for 2023 and authorization of the Board of Directors, acting through its Audit Committee, to set the fees for the independent auditor	For	Page 89
Direction of AGL to vote for directors of, and the appointment of the independent auditor of, AGL’s subsidiary, Assured Guaranty Re Ltd.	For each director nominee and for the independent auditor	Page 91
We will also transact any other business that may properly come before the meeting.

1 Assured Guaranty 2023 Proxy Statement

If we postpone or change the date, time or location of our Annual General Meeting as a result of travel or gathering restrictions related to the pandemic or otherwise, we will post the revised meeting information on our website at www.assuredguaranty.com/annualmeeting as soon as possible after changing the date, time and place for the postponed meeting. We will also promptly issue a press release that we will make available on our website at www.assuredguaranty.com/annualmeeting and file with the SEC as definitive additional proxy material. Therefore, prior to and on the date of the Annual General Meeting, please visit our website or the SEC’s website (www.sec.gov) to determine if there has been any change to the date, time or location of our Annual General Meeting. If you wish to receive a physical copy of any such press release, please contact our Secretary at generalcounsel@agltd.com or (441) 279-5725.
This proxy statement makes a number of references to our website. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this proxy statement.
Assured Guaranty 2023 Proxy Statement 2

SUMMARY DIRECTOR INFORMATION
The following table provides summary information about each director nominee, including their current committee assignments. Each director nominee will be elected for a one-year term by a majority of votes cast.

NOMINEE		DIRECTOR SINCE	PRINCIPAL OCCUPATION	COMMITTEES
				A	C	ES	F	NG	RO	E
Francisco L. Borges	71	2007	Partner of Ares Management Corporation and Co-Head of Ares Secondary Solutions
G. Lawrence Buhl	76	2004	Former Regional Director for Insurance Services, Ernst & Young LLP	✓	✓			✓
Dominic J. Frederico	70	2004	President and Chief Executive Officer, Assured Guaranty Ltd.							✓
Bonnie L. Howard	69	2012	Former Chief Auditor and Global Head of Control and Emerging Risk, Citigroup		✓			✓
Thomas W. Jones	73	2015	Founder and Senior Partner of TWJ Capital, LLC	✓				✓
Patrick W. Kenny	80	2004	Former President and Chief Executive Officer, International Insurance Society		✓	✓		✓		✓
Alan J. Kreczko	71	2015	Former Executive Vice President and General Counsel of The Hartford Financial Services Group, Inc.				✓	✓
Simon W. Leathes	75	2013	Former Independent non-executive director of HSBC Bank plc			✓	✓			✓
Yukiko Omura	67	2014	Former Executive Vice President and Chief Executive Officer of the Multilateral Investment Guarantee Agency of the World Bank Group			✓			✓
Lorin P.T. Radtke	54	2021	Co-founder and Partner, M Seven 8	✓			✓		✓
Courtney C. Shea	62	2021	Former Managing Member, Columbia Capital Management	✓			✓		✓
			2022 Meetings	4	5	4	4	4	4	0
:  Chair; ✓: Member
A: Audit; C: Compensation; ES: Environmental and Social Responsibility; F: Finance; NG: Nominating and Governance;     RO: Risk Oversight; E: Executive.
3 Assured Guaranty 2023 Proxy Statement

CORPORATE GOVERNANCE
OVERVIEW
THE BOARD OF DIRECTORS
Our Board of Directors maintains strong corporate governance policies.
•Our Board and management have reviewed the rules of the SEC and the New York Stock Exchange (which we refer to as the NYSE) listing standards regarding corporate governance policies and processes, and we are in compliance with the rules and listing standards.
•We have adopted Corporate Governance Guidelines covering issues such as director qualification standards (including independence), director responsibilities, Board self-evaluations, and executive sessions of our Board.
•Our Corporate Governance Guidelines contain our Categorical Standards for Director Independence.
•We have adopted a Global Code of Ethics for our employees and directors and charters for each Board committee.
The full text of our Corporate Governance Guidelines, our Global Code of Ethics and each Board committee charter, are available on our website at www.assuredguaranty.com/governance. In addition, you may request copies of the Corporate Governance Guidelines, the Global Code of Ethics and the committee charters by contacting our Secretary via:

Telephone	(441) 279-5725
Facsimile	(441) 279-5701
e-mail	generalcounsel@agltd.com
MEETINGS OF THE BOARD
Our Board of Directors oversees our business and monitors the performance of management. The directors keep themselves up-to-date on our Company by discussing matters with Mr. Frederico, who is our Chief Executive Officer (and whom we refer to as our CEO), other key executives and our principal external advisors, such as outside auditors, outside legal counsel, investment bankers and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.
Our Board usually meets four times per year in regularly scheduled meetings, but will meet more often if necessary. During 2022, our Board met four times. All but one of our directors, Michelle McCloskey, attended at least 75% of the aggregate number of meetings of our Board and committees of our Board of which they were a member held while they were in office during the year ended December 31, 2022. Ms. McCloskey missed three sets of Board and committee meetings in 2022, due to health issues. Ms. McCloskey is retiring from our Board effective upon the election of our directors at our Annual General Meeting of Shareholders on May 3, 2023.
DIRECTOR INDEPENDENCE
In February 2023, our Board determined that, other than Mr. Frederico, all of our directors are independent under the listing standards of the NYSE. These independent directors constitute substantially more than a majority of our Board. In making its determination of independence, our Board applied its Categorical Standards for Director Independence and determined that no other material relationships existed between our Company and these directors. A copy of our Categorical Standards for Director Independence is available as part of our Corporate Governance Guidelines, which are available on our website at www.assuredguaranty.com/governance. In addition, as part of the independence determination, our Board monitors the independence of Audit and Compensation Committee members under rules of the SEC and NYSE listing standards that are applicable to members of the Audit Committee and Compensation Committee.
As part of its independence determinations, our Board considered the other directorships held by the independent directors and determined that none of these directorships constituted a material relationship with our Company.
DIRECTOR EXECUTIVE SESSIONS
The independent directors meet at regularly scheduled executive sessions without the participation of management. The Chair of our Board is the presiding director for executive sessions of independent directors.

Assured Guaranty 2023 Proxy Statement 4

OTHER CORPORATE GOVERNANCE HIGHLIGHTS
•Our Board has a substantial majority of independent directors.
•All members of the Audit, Compensation, Nominating and Governance, Finance, Environmental and Social Responsibility, and Risk Oversight Committees are independent directors.
•Our Audit Committee recommends to our Board, which recommends to the shareholders, the annual appointment of our independent auditor. Each year our shareholders are asked to authorize our Board, acting through its Audit Committee, to determine the compensation of, and the scope of services performed by, our independent auditor. The Audit Committee also has the authority to retain outside advisors.
•No member of our Audit Committee simultaneously serves on the audit committee of more than one other public company.
•Our Compensation Committee has engaged a compensation consultant, Frederic W. Cook & Co., Inc., which we refer to as FW Cook, to assist it in evaluating the compensation of our CEO, based on corporate goals and objectives and, with the other independent directors, setting his compensation based on this evaluation. FW Cook has also assisted us in designing our executive compensation program. Our Compensation Committee has conducted an assessment of FW Cook’s independence and has determined that FW Cook does not have any conflict of interest. Our Nominating and Governance Committee also engages FW Cook to assist it in evaluating the compensation of our independent directors.
•We established an Executive Committee to exercise certain authority of our Board in the management of company affairs between regularly scheduled meetings of our Board when it is determined that a specified matter should not be postponed to the next scheduled meeting of our Board. Our Executive Committee did not meet in 2022.
•We have adopted a Global Code of Ethics that sets forth basic principles to guide our day-to-day activities. The Global Code of Ethics addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws and regulations, including insider trading laws, and reporting illegal or unethical behavior. The full text of our Global Code of Ethics is available on our website at www.assuredguaranty.com/governance.
•In addition to AGL’s quarterly Board meetings, our Board has an annual business review meeting to assess specific areas of our Company’s operations and to learn about general trends affecting the financial guaranty and asset management industries. We also provide our directors with the opportunity to attend continuing education programs.
•We established an Environmental and Social Responsibility Committee in May 2019, which began meeting in August 2019. Prior to the establishment of the Environmental and Social Responsibility Committee, our Nominating and Governance Committee was responsible for many such matters.
•We adopted an Environmental Policy and a Statement on Climate Change in February 2019 and, in February 2020, we adopted a Human Rights Statement. In February 2021, we adopted a Diversity and Inclusion Policy. Since then, we have reviewed and updated these policies and statements and the current versions are available on our website at www.assuredguaranty.com/governance.
HOW ARE DIRECTORS NOMINATED?
In accordance with its charter, our Nominating and Governance Committee identifies potential nominees for directors from various sources. Our Nominating and Governance Committee:
•Reviews the qualifications of potential nominees to determine whether they might be good candidates for Board of Directors membership
•Reviews the potential nominees’ judgment, experience, independence, understanding of our business or other related industries and such other factors as it determines are relevant in light of the needs of our Board of Directors and our Company
•Selects qualified candidates and reviews its recommendations with our Board of Directors, which will decide whether to nominate the person for election to our Board of Directors at an Annual General Meeting of Shareholders (which we refer to as an Annual General Meeting). Between Annual General Meetings, our Board, upon the recommendation of our Nominating and Governance Committee, can fill vacancies on our Board by appointing a director to serve until the next Annual General Meeting.
Our Nominating and Governance Committee has the authority to retain search firms to be used to identify director candidates and to approve the search firm’s fees and other retention terms. Our Nominating and Governance Committee may also retain other advisors.
We believe that diversity among members of our Board is an important consideration and is critical to our Board’s ability to perform its duties and various roles. Accordingly, in recommending nominees, our Board considers a wide range of individual perspectives in addition to diversity in professional experience and training. In 2021, our Board amended our Corporate Governance Guidelines to specify that our Nominating and Governance Committee will include, and will direct any director search firm that may be retained to
5 Assured Guaranty 2023 Proxy Statement

identify nominees for director, to include highly qualified candidates who reflect a variety of backgrounds (including in respect of gender, race or ethnicity) in the pool of potential candidates being considered.
Our Corporate Governance Guidelines address diversity of experience, requiring our Nominating and Governance Committee to review annually the skills and attributes of Board members within the context of the current make-up of the full Board. The guidelines also provide that Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve our governance and strategic needs. Our Nominating and Governance Committee will consider Board candidates on the basis of a range of criteria, including broad-based business knowledge and contacts, prominence and sound reputation in their fields as well as having a global business perspective and commitment to good corporate citizenship. Our Corporate Governance Guidelines specify that directors should represent all shareholders and not any special interest group or constituency. The guidelines additionally specify that directors should be able and prepared to provide wise and thoughtful counsel to top management on the full range of potential issues facing us. Directors must possess the highest personal and professional integrity. Directors must have the time necessary to fully meet their duty of due care to the shareholders and be willing to commit to service over the long term.
Our Nominating and Governance Committee annually reviews its own performance. In connection with such evaluation, our Nominating and Governance Committee assesses whether it effectively nominates candidates for director in accordance with the above described standards specified by the Corporate Governance Guidelines.
Our Board is currently composed of individuals from different disciplines, including lawyers, accountants and individuals who have industry, finance, executive and international experience, and is composed of both men and women of different races and ethnicities, and citizens of the United States, the United Kingdom and Japan. See each nominee’s biography appearing later in this proxy statement for a description of the specific experience that each such individual brings to our Board.
Our Nominating and Governance Committee will consider a shareholder’s recommendation for director but has no obligation to recommend such candidate for nomination by our Board of Directors. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, our Nominating and Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for a candidate for election, the shareholder should send it to: Secretary, Assured Guaranty Ltd., 30 Woodbourne Avenue, Hamilton HM 08, Bermuda. No person recommended by a shareholder will become a nominee for director and be included in a proxy statement unless our Nominating and Governance Committee recommends, and our Board approves, such person.
If a shareholder desires to nominate a person for election as director at an Annual General Meeting, that shareholder must comply with Article 14 of AGL’s Bye-Laws, which requires notice no later than 90 days prior to the anniversary date of the immediately preceding Annual General Meeting. This time period has passed with respect to the 2023 Annual General Meeting. With respect to the 2024 Annual General Meeting, AGL must receive such written notice on or prior to February 3, 2024. Such notice must describe the nomination in sufficient detail to be summarized on the agenda for the meeting and must set forth:
•the shareholder’s name as it appears in AGL’s books
•a representation that the shareholder is a record holder of AGL’s Common Shares and intends to appear in person or by proxy at the meeting to present such proposal
•the class and number of Common Shares beneficially owned by the shareholder
•the name and address of any person to be nominated
•a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such other person or persons, pursuant to which the nomination or nominations are to be made by the shareholder
•such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy regulations
•the consent of each nominee to serve as a director of AGL, if so elected
COMMITTEES OF THE BOARD
Our Board of Directors has established an Audit Committee, a Compensation Committee, an Environmental and Social Responsibility Committee, a Finance Committee, a Nominating and Governance Committee, a Risk Oversight Committee and an Executive Committee. All of our Board committees other than our Executive Committee are composed entirely of directors who are independent of our Company and management, as defined by the NYSE listing standards and as applied by our Board. Ms. McCloskey, who is currently a member of our Environmental and Social Responsibility, Finance, and Risk Oversight Committees, will be retiring from our Board effective upon the election of our directors at our Annual General Meeting of Shareholders on May 3, 2023.
Assured Guaranty 2023 Proxy Statement 6

The Audit Committee	Chair: Bonnie L. Howard / 4 meetings during 2022
Other Audit Committee members: G. Lawrence Buhl, Thomas W. Jones, Lorin P.T. Radtke, Courtney C. Shea
Our Audit Committee provides oversight of the integrity of our Company’s financial statements and financial reporting process, our compliance with legal and regulatory requirements, the system of internal controls, the audit process, the performance of our internal audit program and the performance, qualification and independence of the independent auditor. Our Audit Committee is also responsible for the oversight of Company risks related to (i) financial reporting, accounting policies and reserving, (ii) legal, regulatory and compliance matters, (iii) cybersecurity risks related to our financial systems (as part of its oversight of the management of such risks, in coordination with our Risk Oversight Committee's supervision of our Company's information technology, which we refer to as IT, and security risk management programs), (iv) workouts, emerging events, and counterparties, and (v) business continuity planning.
Our Board has determined that each member of the Audit Committee satisfies the financial literacy requirements of the NYSE and is an audit committee expert as defined under Item 407(d) of the SEC’s Regulation S-K. For additional information about the qualifications of our Audit Committee members, see their respective biographies set forth in “Proposal No. 1: Election of Directors.”

The Compensation Committee	Chair: Thomas W. Jones / 5 meetings during 2022
Other Compensation Committee members: G. Lawrence Buhl, Bonnie L. Howard, Patrick W. Kenny
Our Compensation Committee has responsibility for evaluating the performance of our CEO and our senior leadership team and determining executive compensation in conjunction with the independent directors. Our Compensation Committee also works with our Nominating and Governance Committee and our CEO on succession planning. Our Compensation Committee is responsible for the oversight of Company risks related to people, succession planning and compensation.
Our Compensation Committee’s meetings included discussions with FW Cook to review executive compensation trends and comparison group compensation data and to evaluate the risk of our executive compensation program.

The Environmental and Social Responsibility Committee	Chair: Alan J. Kreczko / 4 meetings during 2022
Other Environmental and Social Responsibility Committee members: Patrick W. Kenny, Simon W. Leathes, Michelle McCloskey, Yukiko Omura
Our Environmental and Social Responsibility Committee provides oversight and review of our Company’s significant strategies, policies and practices regarding environmental and social responsibility issues. Our Environmental and Social Responsibility Committee focuses on four principal subject areas: (i) environmental risks, including climate change related risks, opportunities, and stewardship; (ii) corporate social responsibility, including community engagement and corporate philanthropy; (iii) aspects of human capital management, including diversity and inclusion, training and development, and employee engagement; and (iv) related stakeholder engagement.

The Finance Committee	Yukiko Omura / 4 meetings during 2022
Other Finance Committee members: Alan J. Kreczko, Simon W. Leathes, Michelle McCloskey, Lorin P.T. Radtke, Courtney C. Shea
Our Finance Committee of our Board of Directors oversees management’s investment of our Company’s investment portfolio, including in alternative investments, and is responsible for oversight of Company risks related to capital, liquidity, investments, financial market conditions, foreign currency, and rating agencies. Our Finance Committee also oversees, and makes recommendations to our Board with respect to, our capital structure, dividends, financing arrangements, investment guidelines, potential alternative investments and any corporate development activities.

The Nominating and Governance Committee	Chair: Francisco L. Borges / 4 meetings during 2022
Other Nominating and Governance Committee members: G. Lawrence Buhl, Bonnie L. Howard, Thomas W. Jones, Patrick W. Kenny, Alan J. Kreczko
The responsibilities of our Nominating and Governance Committee include identifying individuals qualified to become Board members, recommending director nominees to our Board and developing and recommending corporate governance guidelines, as well as the oversight of Company risks related to board qualification, corporate structure, governance, regulatory compliance and people. Our Nominating and Governance Committee also has responsibility to review and make recommendations to the full Board regarding director compensation. In addition to general corporate governance matters, our Nominating and Governance Committee assists our Board and our Board committees in their self-evaluations.

The Risk Oversight Committee	Chair: Simon W. Leathes / 4 meetings during 2022
Other Risk Oversight Committee members: Michelle McCloskey, Yukiko Omura, Lorin P.T. Radtke, Courtney C. Shea
Our Risk Oversight Committee oversees management’s establishment and implementation of standards, controls, limits, guidelines and policies relating to risk appetite, risk assessment and enterprise risk management. Our Risk Oversight Committee focuses on the underwriting, surveillance and workout of credit risks as well as the assessment, management and oversight of other Company
7 Assured Guaranty 2023 Proxy Statement

enterprise risks across our insurance and asset management segments and corporate division, including, but not limited to, financial, legal, operational (including IT, cybersecurity, data privacy, and outsourcing and vendor management) and other risks concerning our Company’s governance, reputation and ethical standards.

The Executive Committee	Chair: Francisco L. Borges / No meetings during 2022
Other Executive Committee members: Dominic J. Frederico, Patrick W. Kenny, Simon W. Leathes
Our Executive Committee was established to have, and to exercise, certain of the powers and authority of our Board in the management of the business and affairs of our Company between regularly scheduled meetings of our Board when, in the opinion of a quorum of the Executive Committee, a matter should not be postponed to the next scheduled meeting of our Board. Our Executive Committee’s authority to act is limited by our Company’s Bye-Laws, rules of the NYSE and applicable law and regulation and the Committee’s charter.
HOW ARE DIRECTORS COMPENSATED?
Our independent directors receive an annual retainer of $265,000 per year. We pay $145,000 of the retainer in restricted stock and $120,000 of the retainer in cash. A director also may elect to receive any or all of the cash portion of their annual retainer (plus the additional cash amounts described below) in restricted stock.
The restricted stock vests on the day immediately prior to the next Annual General Meeting following the grant of the stock. However, if, prior to such vesting date, either (i) a change in control (as defined in the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended) of Assured Guaranty Ltd. occurs before the director terminates service on our Board or (ii) the director terminates service on our Board as a result of such director’s death or disability, then the restricted stock will vest on the date of such change in control or the date of the director’s termination of service, whichever is applicable. Grants of restricted stock receive cash dividends and have voting rights; the cash dividends accrue during the vesting period and are paid upon vesting.
Our share ownership guidelines require that, before being permitted to dispose of any shares acquired as compensation from our Company, each independent director own Common Shares with a market value of at least $600,000, which amount is five times the maximum cash portion of the annual director retainer (exclusive of committee fees). Once a director has reached the share ownership guideline, for so long as he or she serves on our Board, such director may not dispose of any Common Shares if such disposition would cause the director to be below the share ownership guideline. Common Shares that had been restricted but subsequently vested in addition to purchased Common Shares count toward the share ownership guideline. Mr. Radtke and Ms. Shea, who each joined our Board in May 2021, are accumulating Common Shares toward their ownership goals, while all our other independent director-nominees, who have served on our Board longer, meet their share ownership guidelines.
In addition to the annual retainer described above:
•The non-executive Chair of our Board receives an annual retainer of $225,000 in recognition of the strategic role he plays and the time commitment involved. The Chair of our Board has elected not to receive any fees for serving as a member or chair of a board committee.
•The chair of each committee of our Board other than the Executive Committee receives an additional $30,000 annual retainer.
•Members, other than the chair of the committee, of each committee of our Board other than the Executive Committee receive an additional $15,000 annual retainer.
The Company generally will not pay a fee for attendance at Board or committee meetings, although the Chair of our Board has the discretion to pay attendance fees of $2,000 for extraordinary or special meetings. There were no extraordinary meetings of our Board in 2022. We do not pay a fee for being a member, or attending meetings, of the Executive Committee.
In 2021, our Nominating and Governance Committee engaged FW Cook to conduct a comprehensive review and assessment of our independent director compensation program. FW Cook reviews this program periodically. FW Cook evaluated our director compensation by comparing it against the compensation awarded to directors of companies in our executive compensation comparison group as constituted by FW Cook in 2020, and which we refer to as the 2020 executive compensation comparison group. FW Cook also looked at a broader market segment using data from FW Cook’s 2020 Director Compensation Report, the most recent year for which such information was available. FW Cook found that the structure of our director compensation program was generally consistent with peer 2020 executive compensation comparison group policy and best practice design as recognized by the proxy advisory firms and investors, noting:
•the absence of meeting fees to simplify program administration and avoid the implication that there is additional pay for meeting attendance, which is an expected part of Board service
•the use of committee member retainers to differentiate compensation among directors based on workload
•the vesting of annual restricted stock awards over a one-year period, which protects against the possibility of director entrenchment
Assured Guaranty 2023 Proxy Statement 8

•the payment of additional retainers to our Board and committee leadership to recognize the additional responsibilities and time commitment associated with these roles
•our limited benefits (we provide a Company match of up to $15,000 per director for contributions to charitable organizations of the director’s choice)
•a meaningful and robust stock ownership guideline
No changes were made to our independent director compensation program in 2022, 2021, or 2020.
FW Cook found in 2021 that the aggregate cost of our independent director compensation program approximated the 75th percentile of our 2020 executive compensation comparison group. FW Cook also found that, before considering the instances where our directors have chosen to receive a portion of their cash compensation in our common shares, our total per director compensation has a somewhat heavier weighting on cash compensation than that of our 2020 executive compensation comparison group.
DIRECTOR COMPENSATION
The following table sets forth our 2022 independent director compensation, including the compensation for the directors’ committee assignments as of such date.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
Francisco L. Borges(3)	$345,000	$145,000	$21,535	$511,535
G. Lawrence Buhl	$165,000	$145,000	$16,573	$326,573
Bonnie L. Howard	$180,000	$145,000	$16,573	$341,573
Thomas W. Jones	$180,000	$145,000	$16,573	$341,573
Patrick W. Kenny(4)	$165,000	$145,000	$30,193	$340,193
Alan J. Kreczko(5)	$180,000	$145,000	$16,573	$341,573
Simon W. Leathes(6)	$180,000	$145,000	$11,739	$336,739
Michelle McCloskey	$165,000	$145,000	$2,420	$312,420
Michael T. O'Kane(7)	—	—	$12,420	$12,420
Yukiko Omura	$180,000	$145,000	—	$325,000
Lorin P.T. Radtke	$165,000	$145,000	$17,420	$327,420
Courtney C. Shea	$165,000	$145,000	$17,420	$327,420
(1)    Represents grant date fair value, rounded to the nearest $1,000.
(2)    Other compensation consists of matching gift donations to eligible charities paid in 2022 or paid in early 2023 for donations made in 2022, reimbursement of business-related spousal travel paid in 2022 and U.K. personal tax return preparation fees paid in 2022 or paid in early 2023 for services performed in 2022. After Mr. O'Kane's retirement from our Board, in recognition of his service, our Company gifted $2,500 to Mr. O'Kane and made a donation of $2,500 to an eligible charity in his honor; these amounts are included in All Other Compensation. After Mr. Leathes' retirement from the board of Assured Guaranty (UK) Limited, in recognition of his service, our Company made a donation of £4,000 to an eligible charity in his honor, which amount is included in All Other Compensation.
(3)    Mr. Borges agreed to forgo an additional fee as the Chair of our Nominating and Governance Committee due to the substantial overlap between that position and his position as the Chair of the Board. Mr. Borges also does substantial work on executive compensation in conjunction with our Compensation Committee, for which he does not receive a fee. Mr. Borges elected to receive the entire cash component of his compensation as restricted stock.
(4)    Mr. Kenny elected to receive $15,000 of the cash component of his compensation as restricted stock and the remaining $150,000 in cash.
(5)    Mr. Kreczko elected to receive the entire cash component of his compensation as restricted stock.
(6)    Mr. Leathes elected to receive $30,000 of the cash component of his compensation as restricted stock and the remaining $150,000 in cash.
(7)    Mr. O'Kane retired from our Board in May 2022 and did not receive any fees or stock awards in May 2022.

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The following table shows information related to independent director equity awards outstanding on December 31, 2022:

Name	Unvested Restricted Stock(1)
Francisco L. Borges	8,239
G. Lawrence Buhl	2,438
Bonnie L. Howard	2,438
Thomas W. Jones	2,438
Patrick W. Kenny	2,690
Alan J. Kreczko	5,465
Simon W. Leathes	2,943
Michelle McCloskey	2,438
Yukiko Omura	2,438
Lorin P.T. Radtke	2,438
Courtney C. Shea	2,438
(1)    Vests one day prior to the 2023 Annual General Meeting.

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WHAT IS OUR BOARD LEADERSHIP STRUCTURE?
Our current Chair of the Board is Francisco L. Borges. The position of CEO is held by Dominic J. Frederico.
While our Board has no fixed policy with respect to combining or separating the offices of Chair of the Board and CEO, those two positions have been held by separate individuals since our 2004 initial public offering. We believe this is the appropriate leadership structure for us at this time. Mr. Borges and Mr. Frederico have had an excellent working relationship, which has continued to permit Mr. Frederico to focus on running our business and Mr. Borges to focus on Board matters, including oversight of our management. Mr. Borges and Mr. Frederico collaborate on setting agendas for Board meetings to be sure that our Board discusses the topics necessary for its oversight of the management and affairs of our Company. As Chair of the Board, Mr. Borges sets the final Board agenda and chairs Board meetings, including executive sessions at which neither our CEO nor any other member of management is present. The Chair of the Board also chairs our Annual General Meetings.
HOW DOES THE BOARD OVERSEE RISK?
Our Board’s role in risk oversight is consistent with our leadership structure, with our CEO and other members of our senior leadership team having responsibility for assessing and managing risk exposure and our Board and its committees providing oversight in connection with these activities. Our Company’s policies and procedures relating to risk assessment and risk management are overseen by our Board. Our Board employs an enterprise-wide approach to risk management that supports our Company’s business plans at a reasonable level of risk. Risk assessment and risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for that company. Our Board annually approves our business plan, factoring risk management into account, and also approves our Company’s risk appetite statement, which articulates our Company’s tolerance for risk and describes the general types of risk that our Company accepts or attempts to avoid. The involvement of our Board in setting our business strategy is a key part of its assessment of management’s risk tolerance and also a determination of what constitutes an appropriate level of risk for us.
While our Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of our Board also have responsibility for risk assessment and risk management. As discussed under “Committees of the Board,” our Board has created a Risk Oversight Committee that oversees the standards, controls, limits, underwriting guidelines and policies that our Company establishes and implements in respect of credit underwriting and risk management. It focuses on management’s assessment and management of both (i) credit risks and (ii) other enterprise risks, including, but not limited to, market, financial, legal and operational risks (including cybersecurity and data privacy risks), climate, and risks relating to our reputation and ethical standards. Our Risk Oversight Committee and Board pay particular attention to credit risks we assume when we issue financial guaranties or engage in strategic transactions and to risks related to our asset management segment. In addition, the Audit Committee of our Board of Directors is responsible for, among other matters, reviewing policies and processes related to the evaluation of risk assessment and risk management, including our major financial risk exposures and the steps management has taken to monitor and control such exposures. It also oversees cybersecurity risks related to our financial systems as part of its oversight of the management of such risks, in coordination with the Risk Oversight Committee's supervision of our Company's technology and security risk management programs, and reviews compliance with legal and regulatory requirements. The Finance Committee of our Board of Directors oversees the investment of our Company’s investment portfolio (including alternative investments) and our Company’s capital structure, financing arrangements, rating agency matters, and any corporate development activities in support of our Company’s financial plan. The Nominating and Governance Committee of our Board of Directors oversees risk at our Company by developing appropriate corporate governance guidelines and identifying qualified individuals to become board members. The Environmental and Social Responsibility Committee oversees risks related to the environment, sustainability and social responsibility, while each of our other Board committees have responsibility for risk assessment of such risks to the extent within their purview.
As part of its oversight of executive compensation, our Compensation Committee reviews compensation risk. Our Compensation Committee oversaw the performance of a risk assessment of our employee compensation program to determine whether any of the risks arising from our compensation program are reasonably likely to have a material adverse effect on us. Since January 2011, our Compensation Committee has retained FW Cook to perform an annual review of our compensation program and identify areas of risk and the extent of such risk. Our Compensation Committee directs that our Chief Risk Officer work with FW Cook to perform such risk assessment and to be sure that compensation risk is included in our enterprise risk management system. In conducting this annual review, from time-to-time, most recently in February 2018, FW Cook performs a comprehensive systemic, qualitative assessment of all of our incentive compensation programs and reviews its findings with our Chief Risk Officer for completeness and accuracy. FW Cook seeks to identify any general areas of risk or potential for unintended consequences that exist in the design of our compensation programs and to evaluate our incentive plans relative to our enterprise risks to identify potential areas of concern, if any.
FW Cook updates its compensation risk assessment annually, and did so most recently in February 2023, taking into account the changes our Compensation Committee made in connection with its consideration of incentive compensation for the 2022 performance year, which changes included amendments to the performance period of our Relative TSR performance restricted share units and
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implementation of compensation arrangements for certain teams at Assured Investment Management, which we refer to as AssuredIM. FW Cook concluded that our incentive plans are well-aligned with sound compensation design principles and do not encourage behaviors that would create material risk for our Company. Our Chief Risk Officer reviewed their findings and agreed with their conclusion. Based on this update, our Compensation Committee continued to find that there is an appropriate balance between the risks inherent in our business and our compensation program.
COMPENSATION COMMITTEE INTERLOCKING AND INSIDER PARTICIPATION
Our Compensation Committee of our Board of Directors has responsibility for determining the compensation of our executive officers. None of the members of our Compensation Committee is a current or former officer or employee of our Company. No executive officer of our Company serves on the compensation committee of any company that employs any member of our Compensation Committee.
WHAT IS OUR RELATED PERSON TRANSACTIONS APPROVAL POLICY AND WHAT PROCEDURES DO WE USE TO IMPLEMENT IT?
Through our committee charters, we have established review and approval policies for transactions involving our Company and related persons, with our Nominating and Governance Committee taking the primary approval responsibility for transactions with our executive officers and directors and our Audit Committee taking the primary approval responsibility for transactions with 5% shareholders. No member of these committees who has an interest in a transaction being reviewed is allowed to participate in any decision regarding any such transaction.
Our Nominating and Governance Committee charter requires our Nominating and Governance Committee to review and approve or disapprove in advance all proposed transactions with executive officers and directors that, if entered into, would be required to be disclosed pursuant to Item 404 of Regulation S-K, the SEC provision which requires disclosure of any related person transaction with our Company that exceeds $120,000 per fiscal year. Our Nominating and Governance Committee must also review reports, which our General Counsel provides periodically, and not less often than annually, regarding transactions with executive officers and directors that have resulted, or could result, in such expenditures even if they are not required to be disclosed pursuant to Item 404 of
Regulation S-K.
Our Audit Committee charter requires our Audit Committee to review and approve or disapprove all proposed transactions, prior to such transactions, with any person owning more than 5% of any class of our voting securities that, if entered into, would be required to be disclosed pursuant to Item 404 of Regulation S-K. In addition, our Audit Committee charter requires our Audit Committee to review reports regarding such transactions, which our General Counsel provides to our Audit Committee periodically, and not less often than annually, regarding transactions with any persons owning more than 5% of any class of the voting securities of AGL that have resulted, or could result, in expenditures even if they are not required to be disclosed pursuant to Item 404 of Regulation S-K.
Our General Counsel identifies related person transactions requiring committee review pursuant to our committee charters from transactions that are:
•disclosed in director and officer questionnaires (which must also be completed by nominees for director) or in certifications of Global Code of Ethics compliance
•reported directly by the related person or by another employee of our Company
•identified by our vendor management procedures and matching gift procedures based on comparison of vendors and matching gift recipients against a list of directors, executive officers and known 5% shareholders and certain of their related persons
WHAT RELATED PERSON TRANSACTIONS DO WE HAVE?
From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations become beneficial owners (through aggregation of holdings of their affiliates) of 5% or more of a class of our voting securities and, as a result, are considered “related persons” under the SEC’s rules. These organizations may provide services to us. In 2022, the following transactions occurred with investors who reported beneficial ownership of 5% or more of our voting securities.
As indicated in “Which Shareholders Own More Than 5% of Our Common Shares,” Wellington Management Group LLP and its affiliates, which we refer to as Wellington Management, and BlackRock, Inc. and its affiliates, which we refer to as BlackRock, own approximately 9.09% and 13.82% of our Common Shares outstanding, respectively, as of March 10, 2023 (the record date for our Annual General Meeting), based on the amount of Common Shares they reported in their Schedule 13G filings as of the date set forth in such filing, and on the amount of our Common Shares outstanding as of the record date. We appointed Wellington Management as an investment manager to manage certain of our investment accounts prior to it reaching such ownership thresholds. As of
Assured Guaranty 2023 Proxy Statement 12

December 31, 2022, Wellington Management managed approximately $2.2 billion of our investment assets, which is approximately 27% of our total fixed maturity and short-term investment portfolio. In 2022, we incurred expenses of approximately $1.5 million related to our investment management agreement with Wellington Management. BlackRock supplies our investment reporting module, and in 2022 we incurred expenses of approximately $460,600 with respect to that module.
From time to time, certain officers, directors, employees, their family members and related charitable foundations, some of whom may be “related persons” under the SEC’s rules, may make investments in various private funds, vehicles or accounts managed by our Company. These investments are available to those of our Company’s employees whom we have determined to have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. Generally, these investments are not subject to the management fees and performance allocations or incentive fees charged to other investors.

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HUMAN CAPITAL MANAGEMENT
We recognize that our workforce, as a key driver of our long-term performance, is among our most valued assets.
Our key human capital management objectives are to attract and retain a diverse group of the highest quality employees, including talented and experienced business leaders who drive our corporate strategies and build long-term shareholder value. To promote these objectives, our human capital management programs are designed to reward and support employees with competitive compensation and benefit packages in each of our locations around the globe, and with professional development opportunities to cultivate talented employees and prepare them for critical roles and future leadership positions.
As of December 31, 2022, we employed 411 people worldwide, and their average tenure was 11.9 years.

In 2022, we continued to enhance and expand our human capital management initiatives.
EMPLOYEE ENGAGEMENT
In 2022, we launched our inaugural employee engagement survey to provide a confidential forum for our employees to provide more candid feedback. We engaged a third-party provider to conduct the survey, collect and aggregate feedback, and benchmark results. The survey was sent to our total global workforce; 88% of all employees participated in the survey. The overall engagement score exceeded the benchmark. In the spirit of transparency and to convey our sincerity in acting on the feedback, we shared a summary of survey results with our employees. We continue to use the survey results to guide our development of new initiatives and enhancements to existing programs.
EMPLOYEE DEVELOPMENT
We continue to invest in the professional development of our workforce through formal and informal, external and internal learning opportunities. To support the advancement of our employees, we endeavor to strengthen their knowledge and skills by providing equitable access to training, including in leadership, management, and effective communication skills, mentoring opportunities, as well as tuition reimbursement assistance.
COMPENSATION AND BENEFITS
Our compensation program is designed to attract, retain and motivate talented individuals and to recognize and reward outstanding achievement. The components of our program consist of base salary and may include incentive compensation in the form of an annual cash incentive and deferred compensation in the form of cash and/or equity (including, in the case of certain of our asset management professionals, an entitlement to a portion of carried interest allocated to the general partners of certain of the funds we manage). We believe that a compensation program with both short-term and long-term awards provides fair and competitive compensation and aligns the interests of our employees and our investors. To maintain the wellness of our employees, we also offer a benefits package designed to promote and support physical and mental health as well as financial security. Employee benefits include life and health (medical, dental and vision) insurance, retirement savings plans, an employee stock purchase plan, paid time off, paid family leave, an employee assistance program, commuter benefits, tuition reimbursement, reimbursement of expenses for infertility treatments and adoption, emergency backup child, elder and pet care, reimbursement of health club fees, online classes for children, and corporate matches of an employee’s charitable contributions.
CULTURE
We seek to foster and maintain strong ethical standards and a reputation as a business that conducts itself professionally and with a high degree of integrity. In addition, we work to provide and support a respectful and inclusive environment that values the abilities of each employee, leading to enhanced engagement and improved retention. Education and awareness are critical components in promoting our cultural values across the organization. Upon onboarding and annually, all employees are required to complete training in our Global Code of Ethics as well as our policies on the prevention of sexual harassment and discrimination. We also provide additional targeted training and guidance to specific personnel regarding anti-fraud and anti-bribery and anti-corruption related matters.
Transparency towards stakeholders, including shareholders, policyholders, investors and employees, is another hallmark of our culture. For our workforce, each quarter after we issue our financial results, in addition to meeting with shareholders and policyholders, our CEO and our Chief Financial Officer hold a town-hall style meeting for all employees where they provide an update on our performance and strategy, acknowledge contributions made by employees to the continued success of our business and answer questions.
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DIVERSITY AND INCLUSION
Diversity has long been an important consideration for us. We are committed to building and sustaining at all levels of our organization a diverse workforce that is representative of our communities, in a manner consistent with our business needs, scale and resources, and creating an inclusive culture and workplace that embraces the differences within our staff and effectively utilizes the many and varied talents of our employees.
The composition of our Board reflects our long-standing commitment to diversity. Our Board has been racially and ethnically diverse for well over 15 years. Currently, our Board is one-third non-white (including three African Americans, one of whom is our Board Chair), and one-third female. Please refer to the "Director Skill and Diversity" table on page 23 of this proxy statement for the demographic information of our Board.
Our Board recognizes the importance of diversity and inclusion issues to our stakeholders and, in May 2019, established a dedicated Environmental and Social Responsibility Committee to assist the Board in providing oversight of our policies and practices regarding diversity and inclusion issues that affect our business, stakeholders and long-term strategy. The Environmental and Social Responsibility Committee reviews information about our diversity and inclusion initiatives, workforce composition, turnover and other relevant data.
Our Board approves our Diversity and Inclusion Policy, which articulates our commitment to building and sustaining a diverse workforce at all levels of our company and creating an inclusive culture and guides our approaches for achieving these goals. You can find our Diversity and Inclusion Policy on our website at www.assuredguaranty.com/governance.
During 2022, we continued to support diversity and foster inclusion through:
•EMPLOYEE-LED DIVERSITY AND INCLUSION COMMITTEE (D&I COMMITTEE). Our employee-led Diversity and Inclusion Committee, composed of employees with different backgrounds, points of view, levels of seniority and tenure with us, provide input into our policies and strategies for achieving a diverse workforce and an inclusive culture. Our employee-led Diversity and Inclusion Committee plays a key role in recommending and working to implement strategies and initiatives, such as the employee resource groups and mentoring program described below.
•EMPLOYEE RESOURCE GROUPS (ERG). Our employee resource groups for African Americans, women and working parents work to create community, build awareness and encourage employees to engage with and support one another.
–Our African-American ERG and our D&I Committee sponsored several firm-wide presentations and panel discussions designed to facilitate difficult conversations around race, gender and bias.
–Our women's ERG hosted Assured Guaranty's first international women's conference. Women employees and allies gathered in New York in March 2023 (coinciding with International Women's Day) to network in person with one another, hear inspiring speakers, participate in round table education sessions, and to celebrate collective and individual accomplishments.
•MENTORING. Our collegial and collaborative culture fosters informal mentoring and learning. We augment this with a formal one-on-one mentoring program to provide an additional learning resource for our employees, to facilitate the onboarding of new recruits, and to reinforce connectedness.
•BIAS AWARENESS TRAINING. As an equal opportunity employer, we have policies that prohibit unlawful discrimination, harassment and other forms of explicit bias. To address implicit bias, we provided bias awareness training for all of our employees in the spring of 2021 on how to identify and interrupt unconscious bias and the role each employee can play to promote diversity, equity and inclusion. In 2022, we added workshops on inclusive interviewing for managers and others with hiring responsibilities.
•TALENT PIPELINE. We added a number of talent acquisition strategies to our recruiting practices in an effort to deliberately reach and attract a diverse and qualified applicant pool. In addition, through our philanthropy efforts, we invest in organizations that work to create a pipeline of diverse and qualified candidates.
We have taken several other steps to demonstrate our organizational commitment to diversity and inclusion. In 2022, our CEO signed the CEO Action for Diversity and Inclusion Pledge, the largest CEO-driven business commitment to advance diversity and inclusion in the workplace. In addition, to incentivize and hold senior management accountable, we include environmental and social responsibility objectives (including with respect to diversity and inclusion) in our executive compensation structure.
COVID-19 RESPONSE AND HYBRID WORK
At the start of the global pandemic, we initiated our business continuity protocols and instructed our employees to work from home, placing an emphasis on the well-being of our employees and their families. Our investments in technology and the regular testing of our business continuity plan allowed us to quickly shift to remote work.
The success of remote work, both at our Company and across the broader labor market, sparked a collective re-evaluation of the nature of office work. We surveyed our employees to better understand their needs and concerns; we also observed industry trends and
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peer practices. We used this information to craft a viable and sustainable remote work policy. Currently, we offer employees the option to work remotely for a portion of their time – both as a convenience to employees and to remain competitive as an employer.
In preparation for the return of employees to our office, we took a number of measures to provide for the safety and security of our personnel while at the office and continue to monitor and implement guidance provided by local governments in the jurisdictions where we maintain offices.
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ENVIRONMENTAL AND SOCIAL RESPONSIBILITY
Our commitment to environmental and social responsibility starts at the top of our organization. Our Board of Directors recognizes the importance of environmental and social issues to its stakeholders and, in May 2019, established a dedicated Environmental and Social Responsibility Committee to assist our Board in providing oversight of our company’s policies and practices regarding environmental and social responsibility issues that affect our business, stakeholders and long-term strategy. Our Environmental and Social Responsibility Committee focuses on a number of subject areas, including environmental risk, particularly climate change related risks, and aspects of human capital management, such as diversity and inclusion, and training and development. Governance matters remain the responsibility of our Nominating and Governance Committee and Compensation Committee.
FINANCIAL GUARANTY — UNDERWRITING AND INVESTMENT
Our Company continues to enhance our approach to the consideration of climate risk in the origination, underwriting, credit approval, and surveillance of our insured exposures and has integrated climate risk into its risk management and control functions. As a financial guarantor of municipal and structured finance transactions, we do not take direct insurance exposure to climate change but we do face the risk that our obligors’ ability to pay debt service will be impaired by the impact of climate related perils. Our assessment of how climate change-driven risks may impact a prospective obligor’s ability to pay debt service is informed by our extensive experience in municipal finance coupled with proprietary analytics and third-party data and insights. To improve our understanding of climate change and to develop the analytical tools needed to measure and manage the related financial risks, we have been investing in both talent and technology.
In our insured portfolio, we assess environmental and climate-related risks in our financial guaranty business by requiring that credit underwriting submissions include consideration of environmental and climate-related factors as part of the analysis. The vulnerability of obligors is evaluated with respect to climate changes (e.g., sea level rise, droughts), extreme weather events (e.g., hurricanes, tornadoes, floods) or geological events (e.g., earthquakes, volcanoes) as well as resilience factors (e.g., mitigation capabilities, adaptation capacity) to determine if such environmental issues could materially impact an obligor's expected performance. Surveillance review protocol for our insurance portfolio includes a variety of parameters and criteria along with the consideration of environmental risk factors, such as exposure to extreme weather events, geographic locations prone to flooding or wildfires, and compliance with environmental requirements for their potential impact on debt service payments.
In our investment portfolio, we incorporate material environmental, social and governance (ESG) information into our investment analysis in order to enhance the investment decisions required to achieve our principal investment objectives. Our portfolio managers rely on their respective ESG corporate philosophy statements and use ESG information, along with a variety of other economic factors, including risk and valuation metrics, when conducting research and due diligence on new investments, and again when monitoring investments for our investment portfolio. On an annual basis, we instruct our two primary external portfolio managers to conduct an ESG analysis of their respective portions of our investment portfolio, to the extent ESG data is readily available, for us to analyze if there are any material ESG risks in the portfolio that may adversely impact return expectations.
In addition, we have determined not to make any new investments for our investment portfolio in thermal coal enterprises. As a consequence, we will refrain from making any new investments in (i) thermal coal enterprises that generate 30% or more of their revenue from either the ownership, exploration, mining, or refining of thermal coal, and (ii) corporate and municipally owned utilities that generate 30% or more of their electricity from thermal coal.
ASSET MANAGEMENT
Our asset management business incorporates consideration of material ESG issues alongside traditional financial factors such as credit analysis and cash flow in its approach to prudent and responsible investing. We view ESG as another factor through which we can examine an investment because we recognize that ESG risks and opportunities can impact current asset value as well as long term investment performance. The manner and degree in which our investment professionals integrate ESG issues into the investment decision making process depend upon multiple factors, including investment strategy, portfolio construction, asset class, sector, region, investment time horizon, available data, and investor objectives.

17 Assured Guaranty 2023 Proxy Statement

ENVIRONMENTAL AND SOCIAL POLICIES
We have adopted, and periodically review and update, our Environmental Policy, Statement on Climate Change, Diversity and Inclusion Policy, and Human Rights Statement, which evidence our good corporate citizenship and express our commitments to conduct business in a sustainable and responsible manner in respect of people and the planet. These policies may be found on our website at www.assuredguaranty.com/governance.
GREENHOUSE GAS EMISSIONS
As a financial services firm with approximately 400 employees, the direct impact of our operations on the environment is relatively small. Nevertheless, we contribute to the global effort to combat climate change by monitoring our greenhouse gas emissions, which we refer to as GHG emissions. In 2019, we instituted a program to measure, manage and report our GHG emissions on an enterprise-wide basis and set targets for emissions reductions. Pursuant to the Greenhouse Gas Protocol, we collect and analyze internal data annually for our Scope 1, Scope 2 and certain key Scope 3 GHG emissions (business travel and data hosting). In 2021, the most recent year for which data is available, our Company’s total GHG emissions (using location-based Scope 2) equaled approximately 2,220 total tonnes of carbon dioxide. Our methodology and results are reviewed by an independent third party, which conducts a reasonable assurance review for Scope 1 and Scope 2 emissions and a limited assurance review for Scope 3 emissions, in accordance with ISO 14064-3 International Standards.
CORPORATE PHILANTHROPY
Giving is an integral part of our corporate culture. We contribute generously to a broad range of causes through direct donations, matching gifts, and corporate sponsorships. Our Corporate Philanthropy Committee, formed in 2020 and composed of volunteer employees, provides our workforce the opportunity to direct philanthropic efforts by selecting charity partners and sourcing employee volunteer activities.
We continue to expand the scope of our corporate donations to further align with our vision and values as well as, whenever possible, provide targeted program support to the organizations we sponsor. We strive to develop strategic partnerships through our direct donations program and made $325,000 in contributions to five organizations that work to improve access to education for New York City’s underserved populations, an increase from $200,000 to three organizations in 2021. Also, in 2022, we made $250,000 in contributions to five organizations in support of our diversity and inclusion efforts and, in response to the war in Ukraine, we made an aggregate of $100,000 in contributions to four organizations that provide humanitarian aid to Ukrainians and relief for Ukrainian refugees. In addition to monetary donations, our employees volunteered 128 hours of their time in several company sponsored events, including a playground cleanup and a return to school backpack distribution event. Furthermore, we maintain an employee paid leave program that allows each employee 8 hours per annum to participate in volunteer activities.
We match employee and director gifts to eligible charitable institutions in amounts up to $15,000 each year per individual. In 2022, we provided matching gifts to approximately 240 organizations that are important to our employees and directors.
Assured Guaranty 2023 Proxy Statement 18

INFORMATION ABOUT OUR COMMON SHARE OWNERSHIP
HOW MUCH STOCK IS OWNED BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS?
The following table sets forth information, as of March 10, 2023, the record date for our Annual General Meeting, regarding the beneficial ownership of our Common Shares by our directors, nominees and executive officers whose compensation is reported in the compensation tables that appear later in this proxy statement, which persons we refer to as our named executive officers, and by the group comprising our directors, nominees and those persons who, as of December 31, 2022, constituted our named executive officers and other executive officers. Unless otherwise indicated, the named individual has sole voting and investment power over the Common Shares under the column “Common Shares Beneficially Owned.” The Common Shares listed for each director, nominee and executive officer constitute less than 1% of our outstanding Common Shares, except that Mr. Frederico beneficially owns approximately 2.56% of our Common Shares. The Common Shares beneficially owned by all directors, nominees, named executive officers and other executive officers as a group, including the unvested restricted Common Shares, constitute approximately 4.49% of our outstanding Common Shares.

Name of Beneficial Owner	Common Shares Beneficially Owned	Unvested Restricted Common Shares(1)	Restricted Share Units(2)
Robert A. Bailenson	230,946	—	146,489
Francisco L. Borges	276,706	8,239	—
G. Lawrence Buhl	42,179	2,438	—
David A. Buzen	97,236	—	58,419
Ling Chow	90,366	—	82,851
Stephen Donnarumma	85,189	—	45,795
Dominic J. Frederico(3)	1,519,544	—	485,198
Bonnie L. Howard	38,865	2,438	—
Thomas W. Jones	38,769	2,438	—
Patrick W. Kenny	74,933	2,690	—
Alan J. Kreczko	50,800	5,465	—
Simon W. Leathes	22,747	2,943	—
Michelle McCloskey	2,784	2,438	—
Yukiko Omura	18,247	2,438	—
Lorin P.T. Radtke	2,215	2,438	—
Courtney C. Shea	2,215	2,438	—
All directors, nominees and executive officers as a group (18 individuals)	2,625,125	36,403	848,762
(1)    The reporting person has the right to vote (but not dispose of) the Common Shares listed under “Unvested Restricted Common Shares.”
(2)    The Common Shares associated with restricted share units are not deliverable as of March 10, 2023, or within 60 days of March 10, 2023, and therefore cannot be voted or disposed of within such time period. As a result, these shares are not considered beneficially owned under SEC rules. We include them in the table above, however, because we view them as an integral part of share ownership by our executive officers. The restricted share units held by our executive officers vest on specified anniversaries of the date of the award, with Common Shares delivered upon and after vesting.
        This column includes 37,907 share units allocated to Mr. Bailenson due to his election to invest a portion of his AG US Group Services Inc. Supplemental Executive Retirement Plan account in an employer stock fund.
(3)    Common Shares beneficially owned by Mr. Frederico include shares owned by Mr. Frederico’s spouse and daughter, and shares owned by a family trust over which Mr. Frederico has the power to direct the voting and disposition. Common Shares beneficially owned by Mr. Frederico also include 300,000 shares he pledged in accordance with our stock trading policy.

19 Assured Guaranty 2023 Proxy Statement

WHICH SHAREHOLDERS OWN MORE THAN 5% OF OUR COMMON SHARES?
The following table shows all persons we know to be direct or indirect owners of more than 5% of our Common Shares as of the close of business on March 10, 2023, the record date for the Annual General Meeting. On March 10, 2023, 59,310,311 Common Shares were outstanding, including 36,403 unvested restricted Common Shares. Our information is based on reports filed with the SEC by each of the firms listed in the table below. You may obtain these reports from the SEC.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,197,629(1)	13.82%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,193,642(2)	12.13%
Putnam Investments, LLC 100 Federal Street Boston, MA 02110	5,942,511(3)	10.02%
Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	5,393,313(4)	9.09%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	4,365,129(5)	7.36%
(1)    Based on a Schedule 13G/A filed by BlackRock, Inc. on January 26, 2023, reporting the amount of securities beneficially owned as of December 31, 2022. BlackRock, Inc. has sole voting power over 7,965,412 shares and sole dispositive power over 8,197,629 shares.
(2)    Based on a Schedule 13G/A filed by The Vanguard Group on February 9, 2023, reporting the amount of securities beneficially owned as of December 31, 2022. The Vanguard Group has shared voting power over 23,291 shares, sole dispositive power over 7,110,579 shares and shared dispositive power over 83,063 shares.
(3)    Based on a Schedule 13G/A filed by Putnam Investments, LLC on February 14, 2023, reporting the amount of securities beneficially owned as of December 31, 2022. Putnam Investments, LLC has sole voting power over 1,574,171 shares and sole dispositive power over 5,942,511 shares.
(4)    Based on a Schedule 13G/A filed by Wellington Management Group LLP on February 6, 2023, reporting the amount of securities beneficially owned as of December 31, 2022. Wellington Management Group LLP has shared voting power over 4,680,714 shares and shared dispositive power over 5,393,313 shares.
(5)    Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 10, 2023, reporting the amount of securities beneficially owned as of December 31, 2022. Dimensional Fund Advisors LP has sole voting power over 4,334,929 shares and sole dispositive power over 4,365,129 shares.

Assured Guaranty 2023 Proxy Statement 20

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
Our Bye-Laws provide for a maximum of 21 directors and empower our Board of Directors to fix the exact number of directors and appoint persons to fill any vacancies on our Board until the next Annual General Meeting. Our Board may appoint any person as a director to fill a vacancy on our Board occurring as the result of any existing director being removed from office pursuant to the Bye-Laws or prohibited from being director by law; being or becoming bankrupt or making any arrangement or composition with their creditors generally; being or becoming disqualified, of unsound mind, or dying; or resigning. Our Board may also appoint a person as a director to fill a vacancy resulting from an increase in the size of our Board or a vacancy left unfilled at an Annual General Meeting.
Our Board of Directors approved a resolution to reduce our Board from 12 to 11 members as of the date of our 2023 Annual General Meeting. Following the recommendation of our Nominating and Governance Committee, our Board of Directors has nominated Francisco L. Borges, G. Lawrence Buhl, Dominic J. Frederico, Bonnie L. Howard, Thomas W. Jones, Patrick W. Kenny, Alan J. Kreczko, Simon W. Leathes, Yukiko Omura, Lorin P.T. Radtke, and Courtney C. Shea as directors of AGL. Proposal No. 1 is Item 1 on the proxy card.
Our directors are elected annually to serve until their respective successors shall have been elected.

☑	The board of directors recommends that you vote “FOR” the election of the nominees as directors of AGL.
It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected.
There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.
21 Assured Guaranty 2023 Proxy Statement

OUR DIVERSE BOARD
Election of the current nominees will result in our Board of Directors being composed of individuals with diverse backgrounds and experience, and will result in a Board of Directors that comprises ten independent directors who, as a group, are diverse by gender, race or ethnicity, age, and tenure, plus our CEO.

INDEPENDENT DIRECTORS

GENDER DIVERSITY	RACIAL OR ETHNIC DIVERSITY

■	Women	■	Asian
■	Men	■	Black or African American
		■	White

AGE DIVERSITY	TENURE DIVERSITY
10.4 Years Average Tenure

■	<65	■	<5
■	65-75	■	5-15
■	>75	■	>15
Assured Guaranty 2023 Proxy Statement 22

DIRECTOR SKILLS AND DIVERSITY
The table below summarizes the key qualifications, skills and attributes most relevant to the decision to nominate candidates to serve on our Board. Further information about each director nominee may be found in their biographies contained in the pages following this one.

	Borges	Buhl	Frederico	Howard	Jones	Kenny	Kreczko	Leathes	Omura	Radtke	Shea
Qualifications and Expertise
Financial Guaranty Industry	✓	✓	✓			✓		✓	✓
U.S. Public Finance	✓		✓								✓
Non - U.S. Finance	✓		✓		✓				✓
Infrastructure Finance	✓		✓					✓	✓		✓
Audit and Internal Control	✓	✓	✓	✓	✓	✓		✓			✓
Government Service	✓						✓		✓
Financial Reporting	✓	✓	✓	✓	✓	✓		✓	✓	✓
Investment Management	✓		✓	✓	✓	✓		✓		✓
Legal and Compliance	✓	✓	✓	✓			✓				✓
Insurance Industry		✓	✓	✓	✓	✓	✓	✓	✓	✓
Banking				✓	✓			✓	✓	✓
Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓		✓
Risk Management		✓	✓	✓	✓	✓	✓	✓	✓	✓
Enterprise Risk Management		✓	✓	✓	✓		✓	✓	✓
Cybersecurity and Data Privacy			✓				✓
Human Capital Management	✓		✓		✓	✓			✓
Environmental and Climate Change	✓		✓				✓		✓		✓
Audit Com. Financial Expert		✓	N/A	✓	✓					✓	✓
Tenure and Independence
Independent	✓	✓		✓	✓	✓	✓	✓	✓	✓	✓
Director Since	2007	2004	2004	2012	2015	2004	2015	2013	2014	2021	2021
Demographics
Age	71	76	70	69	73	80	71	75	67	54	62
Gender*	M	M	M	F	M	M	M	M	F	M	F
Race/Ethnicity*	B	W	W	W	B	W	W	W	A	B	W

*    F - Female; M - Male; A - Asian; B - Black or African American; H - Hispanic or Latino; W - White.
23 Assured Guaranty 2023 Proxy Statement

NOMINEES FOR DIRECTOR

The following pages provide biographical information about the eleven individuals who have been nominated to serve as directors of our Company until their successors are duly elected. Our directors are elected annually.
The biographical information on the following pages should be read in conjunction with the skills matrix on the previous page.

Francisco L. Borges Chair of the Board Director Since: 2007 Committee Memberships: Nominating and Governance (Chair) Executive (Chair)

Qualifications:
Mr. Borges has expertise in finance arising from his experience structuring and marketing financial guaranty insurance, and in investment management. In addition, his public service background has given him insight on public finance. His current position gives Mr. Borges insights into the financial markets in which our Company operates and will be particularly useful as our Company pursues its goal of increasing asset management-related earnings and increasing our investment in alternative assets. Each of these areas is important to our business.
Biography:
Mr. Borges, age 71, became a director of AGL in August 2007, and has been Chair of our Board of Directors since May 2015. He is a partner of Ares Management Corporation (Ares) and Co-Head of the Ares Secondaries Group. Prior to its acquisition by Ares in 2021, Mr. Borges was Chair and Managing Partner of Landmark Partners, LLC, an alternative investment management firm where he has been employed since 1999. Previously, Mr. Borges was managing director of GE Capital’s Financial Guaranty Insurance Company. Mr. Borges is a former Treasurer for the State of Connecticut and a former Deputy Mayor of the City of Hartford, Connecticut.
Mr. Borges also chairs the board of trustees of the Knight Foundation and is a member of the board of trustees for the Millbrook School. He is also a member of the board of directors of Davis Selected Funds, where he serves on the Pricing Committee, and of Hartford Healthcare. Mr. Borges served on the board of directors of Jefferies Financial Group Inc. from 2013 through 2022, where he was a member of the Audit Committee and the Nominating and Corporate Governance Committee.
Assured Guaranty 2023 Proxy Statement 24

G. Lawrence Buhl Independent Director Director Since: 2004 Committee Memberships: Audit Compensation Nominating and Governance

Qualifications:
Mr. Buhl’s insurance and board experience and his knowledge of specific financial reporting requirements applicable to financial guaranty companies and familiarity with compliance, finance, governance, control environment and risk management requirements and processes for public companies and the financial guaranty industry benefit the Board in its deliberations and oversight.
Biography:
Mr. Buhl, age 76, became a director of AGL upon completion of our 2004 initial public offering. Through 2003, Mr. Buhl served as the Regional Director for Insurance Services in Ernst & Young LLP’s Philadelphia, New York and Baltimore offices and as audit engagement partner for insurance companies, including those in the financial guaranty industry.
Mr. Buhl served as a director for Harleysville Group, Inc. and its majority shareholder, Harleysville Mutual Insurance Company, from 2004 through their 2012 merger/combination with Nationwide Mutual Insurance Company and served on an Advisory Board to Nationwide through April 2014. Mr. Buhl is a member of the Board of Directors of Penn National Insurance Group in Harrisburg, PA since April 2015 and is also an emeritus member of the Board of Sponsors of the Sellinger School of Business and Management of Loyola University Maryland.

Dominic J. Frederico Chief Executive Officer Director Since: 2004 Committee Memberships: Executive

Qualifications:
Mr. Frederico has the most comprehensive knowledge of all aspects of our operations as well as executive experience. He also has extensive industry experience, which makes him valuable both as an officer and as a director of AGL.
Biography:
Mr. Frederico, age 70, has been a director of AGL since our 2004 initial public offering, and the President and Chief Executive Officer of AGL since 2003. During his tenure as President and Chief Executive Officer, our Company became the leading provider of municipal bond insurance and financial guaranties. Under his leadership, our Company completed its 2004 initial public offering and, in 2009, acquired the financial guaranty insurance company now named Assured Guaranty Municipal Corp., thereby bringing together the only two monoline bond insurers to continue writing financial guaranty policies before, during and after the 2008 financial crisis. In the following years, he led our acquisition of a number of the remaining legacy financial guaranty insurance companies or their portfolios, expanding our reach, consolidating industry capital and solidifying our position as the leader in the financial guaranty industry. Mr. Frederico is leading our strategic expansion into alternative asset management, with a goal of increasing asset management-related earnings and increasing our investment in alternative assets.
Mr. Frederico served as Vice Chair of ACE Limited (now known as Chubb Limited) from 2003 until 2004 and served as President and Chief Operating Officer of ACE Limited and Chair of ACE INA Holdings, Inc. from 1999 to 2003. Mr. Frederico was a director of ACE Limited from 2001 through May 2005. From 1995 to 1999, Mr. Frederico served in a number of executive positions with ACE Limited, during which period he oversaw the successful acquisition and integration of the domestic and international property casualty operations acquired by ACE Limited from CIGNA Corporation in July 1999 and the acquisition of Capital Re Corp., the predecessor company to our Company, in December 1999.
Prior to joining ACE Limited, Mr. Frederico spent 13 years working for various subsidiaries of the American International Group. His last position at the group was Senior Vice President and Chief Financial Officer of AIG Risk Management.
Mr. Frederico is a member of the Amynta Group advisory board.
25 Assured Guaranty 2023 Proxy Statement

Bonnie L. Howard Independent Director Director Since: 2012 Committee Memberships: Audit (Chair) Compensation Nominating and Governance

Qualifications:
Ms. Howard’s background in audit, finance and enterprise risk management is valuable to the Board in its oversight of our financial reporting and credit and risk management policies.
Biography:
Ms. Howard, age 69, became a director of AGL in August 2012. Ms. Howard has more than 30 years of experience in credit, risk management and financial reporting policies. She worked at Citigroup, Inc. from 2003 to 2011, serving as Chief Auditor from 2004 to 2011 and Global Head of Control and Emerging Risk from 2010 to 2011, leading a team of over 1,500 professionals covering $1.9 trillion of assets in over 100 countries, until her retirement in 2011. She was previously Managing Director of Capital Markets Audit at Fleet Boston Financial and a Managing Director at JPMorgan in the roles of Deputy Auditor and head of Global Markets Operational Risk Management. Ms. Howard is a certified public accountant in the United States and has over a decade of experience with KPMG and Ernst & Young.
Ms. Howard serves on the board of directors of Artisan Partners Funds, where she chairs the Audit Committee. Ms. Howard previously served on the board of directors of BMO Financial Corp., where she was a member of the Audit Committee, and the board of directors of BMO Harris Bank N.A., where she chaired the Directors’ Trust Committee and the Audit Committee, until April 2018.

Thomas W. Jones Independent Director Director Since: 2015 Committee Memberships: Compensation (Chair) Audit Nominating and Governance

Qualifications:
Mr. Jones’ background has given him extensive experience in investment management and in the operations of large financial institutions, which is valuable to the Board as our Company pursues its goal of increasing asset management-related earnings and increasing our investment in alternative assets. His previous service on the boards of other financial services companies and the Federal Reserve Bank of New York adds value to the Board and Board committee deliberations.
Biography:
Mr. Jones, age 73, became a director of AGL in August 2015. Mr. Jones is the founder and senior partner of venture capital firm TWJ Capital LLC. Prior to founding TWJ Capital in 2005, he was the chief executive officer of Global Investment Management at Citigroup, which included Citigroup Asset Management, Citigroup Alternative Investments, Citigroup Private Bank and Travelers Life & Annuity. Earlier, he held a series of positions at TIAA-CREF, including vice chair and director, president and chief operating officer, and executive vice president and chief financial officer, and at John Hancock Mutual Life Insurance Company, where he rose to senior vice president and treasurer. He began his career in public accounting and management consulting, primarily at Arthur Young & Company (predecessor to Ernst & Young).
Mr. Jones serves on the board of directors of Jefferies Financial Group, Inc. where he chairs the Risk and Liquidity Oversight Committee and serves on the Audit Committee, the ESG, Diversity and Inclusion Committee and the Nominating and Corporate Governance Committee. A trustee emeritus of Cornell University, Mr. Jones has served on numerous boards in the past, including those of the Federal Reserve Bank of New York (where he was vice chair), Altria Group, Freddie Mac, Travelers Group, Fox Entertainment Group, Pepsi Bottling Group and TIAA-CREF. Mr. Jones has been designated a Board Leadership Fellow by the National Association of Corporate Directors, and is a licensed Certified Public Accountant.

Assured Guaranty 2023 Proxy Statement 26

Patrick W. Kenny Independent Director Director Since: 2004 Committee Memberships: Compensation Environmental and Social Responsibility Nominating and Governance Executive

Qualifications:
Mr. Kenny has extensive insurance industry experience, including executive experience within the industry. In addition, the Board benefits from Mr. Kenny’s experience serving as a Board member of several Voya funds as our Company continues its growth in alternative asset management, as well his experience as an accountant.
Biography:
Mr. Kenny, age 80, became a director of AGL upon completion of our 2004 initial public offering. He served as the President and Chief Executive Officer of the International Insurance Society in New York, an organization dedicated to fostering the exchange of ideas through a program of international seminars and sponsored research, from 2001 to 2009. From 1998 to 2001, Mr. Kenny served as executive vice president of Frontier Insurance Group, Inc. From 1995 to 1998, Mr. Kenny served as senior vice president of SS&C Technologies. From 1988 to 1994, Mr. Kenny served as Group Executive, Finance & Administration and Chief Financial Officer of Aetna Life & Casualty.
From 2005 to 2018, Mr. Kenny served on the board of directors of several Voya funds, where he was a member of the Audit Committee and the Chairperson of the Nominating and Governance Committee. From 2006 to 2009, Mr. Kenny was a director and member of the Audit and the Compensation committees of Odyssey Re Holdings Corp. Mr. Kenny was also a director of the Independent Order of Foresters from 1997 to 2009.

Alan J. Kreczko Independent Director Director Since: 2015 Committee Memberships: Environmental and Social Responsibility (Chair) Finance Risk Oversight

Qualifications:
Mr. Kreczko’s lengthy service in senior legal and policy positions both in the federal government and in the insurance industry, as well as the global and governmental perspective he has gained, are valuable to the Board. Mr. Kreczko’s experience chairing The Hartford’s Environment Committee makes him particularly valuable as the chair of our Environmental and Social Responsibility Committee. Mr. Kreczko also has insight about cybersecurity matters arising from his experience as co-chair of The Hartford's Cyber Security Committee.
Biography:
Mr. Kreczko, age 71, became a director of AGL in August 2015. Mr. Kreczko retired from The Hartford Financial Services Group, Inc., which we refer to as The Hartford, on December 31, 2015, where he served as executive vice president and general counsel from June 2007 until June 2015. In that capacity, Mr. Kreczko oversaw the law department, government affairs, compliance and communications. Additionally, he chaired The Hartford’s Environment Committee and co-chaired The Hartford's Cyber Security Committee. From June 2015 until December 2015, he served as Special Advisor to the Chief Executive Officer.
Mr. Kreczko joined The Hartford in 2003 after 27 years in public service at the United States Department of State, where he held various senior positions. As the Acting Assistant Secretary of State for Population, Refugees and Migration, he led the department’s response to humanitarian crises in conflict situations, including Afghanistan, Timor, and West Africa. Before that, Mr. Kreczko served as special assistant to President Clinton and legal advisor to the National Security Council. Earlier, he participated in sensitive bilateral and multilateral negotiations as deputy general counsel to the Department of State and as legal advisor to the personal representatives for Middle East negotiations of Presidents Carter and Reagan. Mr. Kreczko is on the board of the Boys and Girls Clubs of Hartford.
27 Assured Guaranty 2023 Proxy Statement

Simon W. Leathes Independent Director Director Since: 2013 Committee Memberships: Risk Oversight (Chair) Finance Executive

Qualifications:
Mr. Leathes’ considerable experience in investment and risk management, as well the institutional knowledge gained through his directorship of our Company’s U.K. affiliate, is valuable to the Board and its committees.
Biography:
Mr. Leathes, age 75, joined the Board of AGL in May 2013. From 2012 to 2017, Mr. Leathes was a non-executive director of HSBC Bank plc and was a member of its Risk Committee and its Audit Committee; he was also a non-executive director and member of the Audit and Risk Committees of HSBC Trinkaus & Burkhardt AG. In December 2011, he became an independent, non-executive director of our Company’s U.K. insurance subsidiary, Assured Guaranty UK Limited. Mr. Leathes also served as an independent, non-executive director of our Company’s two other U.K. insurance subsidiaries: Assured Guaranty (UK) plc and Assured Guaranty (London) plc, until November 7, 2018 when they were consolidated into Assured Guaranty UK Limited. After nine years of service, in December 2020 Mr. Leathes retired from the Assured Guaranty UK Limited board in accordance with Prudential Regulatory Authority Guidelines. From 1996 to 2018, Mr. Leathes served as a non-executive director of HSB-Engineering Insurance Ltd., a U.K. subsidiary of Munich Re, where he was the chair of the Audit and Finance Committee.
Mr. Leathes served as Vice Chair and Managing Director of Barclays Capital, the investment banking subsidiary of Barclays plc, from January 2001 until his retirement in December 2006. In addition, he served from 2001 to 2010 as a non-executive director of Kier Group plc, a company listed on the London Stock Exchange, where he also served as chair of the Audit Committee and a member of the Remuneration and Nominations committees. Until June 2014, Mr. Leathes served as the chair of the trustees of the Kier Group Pension Scheme.

Yukiko Omura Independent Director Director Since: 2014 Committee Memberships: Finance (Chair) Environmental and Social Responsibility Risk Oversight

Qualifications:
Ms. Omura brings more than 40 years of international professional experience in the financial sector working in major financial centers of the world. Her global experience adds considerable value to the Board.
Biography:
Ms. Omura, age 67, joined the Board of AGL in May 2014. She is a non-executive director of Nishimoto HD Co. Ltd. and a non-executive member of the Board of Directors of HSBC Bank plc. She also serves as Senior Independent Director of the Private Infrastructure Development Group. Ms. Omura was a Supervisory Board Member of Amatheon Agri Holding N.V. until March 2018. She served as Undersecretary General and Vice President of the International Fund for Agricultural Development until February 2012 and, prior to that, as Executive Vice President and CEO of the Multilateral Investment Guarantee Agency of the World Bank Group.
Ms. Omura began her career as a project economist with the Inter-American Development Bank, working in the infrastructure sector. She then worked in senior positions at several major investment banks in Tokyo, New York and London. At JPMorgan she worked on the mergers and acquisitions and derivatives teams, launched the emerging markets operations in Tokyo and led EMSTAR (Emerging Markets Sales,Trade and Research) Marketing for Northern Europe out of London. Subsequently, Ms. Omura served as Senior Vice President and Head of Emerging Markets Asia, and then as Head of Credit Business, Asia at Lehman Brothers. She then became Managing Director and Head of the Global Fixed Income and Derivatives Department for Union Bank of Switzerland, Japan. Following a merger with Swiss Bank Corp., Ms. Omura became the new head of the merged bank’s Global Fixed Income and Derivatives Department, after which she joined Dresdner Bank as Managing Director and Head of Global Markets and Debt Office, Japan.
In 2002, Ms. Omura created the HIV/AIDS Prevention Fund, a charitable company based in London.
Assured Guaranty 2023 Proxy Statement 28

Lorin P.T. Radtke Independent Director Director Since: 2021 Committee Memberships: Audit Finance Risk Oversight

Qualifications:
Mr. Radtke’s background has given him considerable experience in investment management, client franchise development, structured product marketing and risk management, all of which are valuable to the Board and its committees, in particular as our Company pursues its goal of increasing asset management-related earnings and increasing our investment in alternative assets.
Biography:
Mr. Radtke, age 54, is the co-founder and partner of venture capital firm M Seven 8. Prior to founding M Seven 8 in 2017, he spent 24 years in various positions with Goldman Sachs, eight years of which was as a Partner. His career at Goldman Sachs included time in the Chicago, London and New York offices. Mr. Radtke was the Head of Mortgage and Structured Product Sales through the financial crisis of 2008-09 and its emergence from that crisis (2009-14). Mr. Radtke had additional leadership roles within the credit, mortgage and structured product disciplines within the Fixed Income Currencies and Commodities (FICC) Division. He was also responsible for additional sales/marketing groups, portfolio solution groups, and public advisory groups within FICC. These positions included Head of Credit Products Group—Hard Asset and Portfolio Solutions, Head of Structured Products—Distribution and Sourcing, Head of Structured Portfolio Solutions Group and Head of CLO Origination.
Mr. Radtke played an integral role in the development of diverse professionals within Goldman Sachs by leading summer intern, vice president and managing director diversity development programs. He has served as a director on various non-profit boards, including Children of Fallen Patriots Foundation, University of Wisconsin—Milwaukee School of Business and Mariposa Family Learning Center.
Mr. Radtke is a member of the board of directors of the Lord Abbett Family of Funds, where he serves on the Audit Committee.

Courtney C. Shea Independent Director Director Since: 2021 Committee Memberships: Audit Finance Risk Oversight

Qualifications:
Ms. Shea’s expertise in audit, risk and investment management is valuable to the Board and its committees. In addition, her experience with state and local governments has given her valuable insight into the U.S. public finance market.
Biography:
Ms. Shea, age 62, has had a 35 year career in U.S. public finance in which she has served as both a municipal advisor and investment banker working with state and local governments, not for profits and universities, in their issuance of municipal bonds. Ms. Shea has served as the Managing Member of Columbia Capital Management, a national municipal advisory firm, since September 2013 and retired in April 2021. Prior to her tenure at Columbia Capital Management, Ms. Shea was an investment banker with several Wall Street firms, including serving as National Head of Public Finance at a division of ABN AMRO for five years.
Ms. Shea is an independent director and Audit Committee chair of the Professional Diversity Network. Additionally she serves on several not–for–profit boards, including the Joffrey Ballet of Chicago and the Milken Institute Center for Financial Markets Public Finance Advisory Council. Ms. Shea was a founding member of Women in Public Finance, a women’s professional organization founded in 1996, and has been designated a Board Leadership Fellow by the National Association of Corporate Directors.

29 Assured Guaranty 2023 Proxy Statement

AUDIT COMMITTEE REPORT
The Audit Committee consists of five members of the Board of Directors. After reviewing the qualifications of the current members of the Audit Committee and any relationships they may have with our Company that might affect their independence from our Company, the Board of Directors has determined that:
•each Audit Committee member is independent, as that concept is defined in Section 10A of the Exchange Act, the SEC rules promulgated thereunder, and the NYSE listing standards, of our Company and our management;
•each Audit Committee member is financially literate, as contemplated by the NYSE listing standards; and
•each Audit Committee member is an audit committee financial expert, as that term is defined under Item 407(d) of Regulation S-K.
The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is available on our website at www.assuredguaranty.com/governance. Each year, the Audit Committee reviews the charter and reports to the Board of Directors on its adequacy. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of our financial statements and financial reporting process; our compliance with legal and regulatory requirements and ethical standards, policies, and procedures as established by management; the system of internal accounting and financial controls; the audit process; the role and performance of our internal audit function; and the performance, qualification and independence of our independent auditor.
The Audit Committee annually evaluates the performance of our Company’s independent auditor and provides assistance to the members of the Board of Directors in fulfilling their oversight of the financial reporting practices, including satisfying obligations imposed by Section 404 of the Sarbanes Oxley Act of 2002, and the financial statements of our Company. The Audit Committee selects the independent auditor for the Board of Directors to recommend to the shareholders to appoint. Our Company’s current independent auditor is PricewaterhouseCoopers LLP, which we refer to as PwC.
PwC has served as our independent auditor since 2003. The Audit Committee believes there are significant benefits to having an independent auditor with an extensive history with the Company, including higher quality audit work and accounting advice, due to PwC’s institutional knowledge of our business and operations, accounting policies and financial systems, and internal control framework and operational efficiencies.
Subject to our Company’s shareholders’ statutory right to set the terms of engagement for our independent auditor, including setting the remuneration of the independent auditor and authorizing the Board of Directors, through the Audit Committee, annually to set such terms of engagement, the Audit Committee contracts with and sets the fees paid to our independent auditor. The fees for services for PwC’s audit services the past two fiscal years are set forth under Proposal No. 5: Appointment of Independent Auditor. Audit fees relate to professional services rendered for the audit of our consolidated financial statements, audits of the U.S. GAAP and statutory financial statements of certain subsidiaries, review of quarterly consolidated financial statements and U.S. GAAP and statutory financial statements of certain subsidiaries and audit of internal control over financial reporting as required under Sarbanes Oxley Section 404.
The Audit Committee also determines that the non-audit services provided to our Company by the independent auditor are compatible with maintaining the independence of the independent auditor. The Audit Committee’s pre-approval policies and procedures are discussed under Proposal No. 5: Appointment of Independent Auditor.
The Audit Committee annually conducts an evaluation of the independent auditor to determine if it will recommend the retention of the independent auditor. The Audit Committee is also involved in evaluating the qualifications and performance of the engagement team and lead partner. As part of the evaluation of the independent auditor, the engagement team and lead partner, the Audit Committee surveys select Company management and all members of the Audit Committee to evaluate the historical and recent performance of the independent auditor and to determine if the independent auditor is meeting our Company’s expectations. Among other things, the Audit Committee considers PwC’s independence, professional skepticism and objectivity, the quality and candor of PwC’s communications with the Audit Committee and management, the quality and efficiency of the services provided by PwC, and the depth of PwC’s understanding of the Company’s business, operations and systems, including the potential effect on the financial statements of major risk and exposures facing the Company. In addition, the Audit Committee obtains and reviews, at least annually, a report by the independent auditor describing:
•the firm’s internal quality-control procedures;
•any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation of the firm by governmental or professional authorities, within the preceding five years, and any steps taken to deal with any such issues; and
•an assessment of the independent auditors’ independence and relationships between the independent auditor and the Company.
Assured Guaranty 2023 Proxy Statement 30

The Audit Committee is also involved in evaluating the qualifications and performance of the engagement team and the lead partner. The Audit Committee considers the experience of the independent auditor in auditing companies in the financial guaranty insurance industry and considers the effect of changing independent auditors when assessing whether to retain the current independent auditor. Based upon the foregoing, and in light of the quality of audit services and sufficiency of resources provided, the Audit Committee believes choosing PwC as our Company’s independent auditor would be in the best interest of the Company and its shareholders and recommends the retention of PwC as our Company’s independent auditor for 2023.
Our Company’s management prepares our consolidated financial statements in accordance with U.S. GAAP and is responsible for the financial reporting process that generates these statements. Management is also responsible for establishing and maintaining adequate internal controls over financial reporting and for performing an assessment of the effectiveness of these controls. PwC audits our year-end financial statements and reviews interim financial statements. PwC also audits the effectiveness of our internal controls over financial reporting. The Audit Committee, on behalf of the Board of Directors, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by our management, PwC and other advisors. We have also retained Ernst & Young LLP, which we refer to as EY, to provide services to support our Company’s internal audit program and compliance with Section 404 of the Sarbanes Oxley Act of 2002.
During the last year, and earlier this year in preparation for the filing with the SEC of the Company’s Form 10-K, the Audit Committee:
•reviewed and discussed the audited financial statements contained in the Form 10-K with management and PwC;
•reviewed and discussed our quarterly earnings press releases and related materials;
•reviewed the overall scope and plans for the internal and independent audits and the results of such audits;
•reviewed critical accounting estimates and policies and the status of our loss reserves;
•reviewed and discussed litigation, regulatory compliance, and compliance with our conflict of interest and global code of ethics policies with the General Counsel, Chief Compliance Officer and/or Chief Compliance Officer, Assured Investment Management LLC;
•reviewed and discussed our enterprise risk management and insurance underwriting with the Chief Risk Officer, the Chief Surveillance Officer and the Chief Credit Officer, coordinating the oversight of enterprise risk management and insurance underwriting with the Risk Oversight Committee and with the Board;
•reviewed and discussed cybersecurity risks and risk management related to financial systems and compliance with our Chief Technology Officer and Chief Information Security Officer, in coordination with the Risk Oversight Committee's supervision of the Company's technology and security risk management programs;
•reviewed and discussed SEC-proposed rules to enhance and standardize climate-related disclosures in our financial statements;
•received periodic updates from management regarding Environmental, Social, and Governance (ESG) matters that may have a significant impact on the Company's financial statements;
•reviewed and discussed the continued impact on IT resources, cybersecurity, audit procedures and our internal controls of the hybrid office / work-from-home environment adopted by the Company upon the return of its employees to the office following the COVID-19 pandemic;
•reviewed our compliance with the requirements of Sarbanes Oxley Section 404 and our internal controls over financial reporting, including controls to prevent and detect fraud;
•reviewed our whistleblower policy and its application;
•discussed with PwC all the matters required to be discussed by U.S. GAAP, including the matters required to be discussed by the applicable requirements of the Public Accounting Oversight Board and the SEC, such as:
–PwC’s judgments about the quality, not just the acceptability, of our Company’s accounting principles as applied in our financial reporting;
–methods used to account for significant unusual transactions;
–the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus and material alternative treatments;
–the process used by management in formulating particularly sensitive accounting estimates and judgments, and the basis for PwC’s conclusions regarding the reasonableness of those estimates and judgments;
–disagreements with management (of which there were none) over the application of accounting principles, the basis for management’s accounting estimates, and disclosures in the financial statements; and
–any significant audit adjustments and any significant deficiencies in internal control;
31 Assured Guaranty 2023 Proxy Statement

•reviewed and discussed with PwC the critical audit matter (CAM) as disclosed in their audit report on our consolidated financial statements;
•reviewed all other material written communications between PwC and management; and
•discussed with PwC their independence from our Company and management, including a review of audit and non-audit fees, and reviewed in that context the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence.
At each quarterly meeting, EY has the opportunity to address pending issues with the Audit Committee and semi-annually specifically reviews the results of internal audits and the overall internal audit program.
At each meeting, the Audit Committee meets in executive session (i.e., without management present) with representatives of PwC to discuss the results of their examinations and their evaluations of our internal controls and overall financial reporting. Similar executive sessions are held at least semi-annually with representatives of EY. In addition, the Audit Committee meets regularly with certain members of senior management in separate sessions.
Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by our Company’s management and PwC, the Audit Committee recommended to the Board of Directors that the December 31, 2022 audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K.
The foregoing report has been approved by the Audit Committee.
Bonnie L. Howard, Chair
G. Lawrence Buhl
Thomas W. Jones
Lorin P.T. Radtke
Courtney C. Shea
Assured Guaranty 2023 Proxy Statement 32

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
CD&A ROADMAP

Summary ________________________________	34
2022 Achievements Highlights______________	34
Our Total Shareholder Return______________	36
2022 Results Against Financial Performance Targets_______________________________	38
Snapshot of Our CEO’s 2022 Compensation___	38

Executive Compensation Program Structure and Process____________________________	39
Overview of Philosophy and Design__________	39
Shareholder Outreach on Our Executive Compensation Program__________________	41
The Decision-Making Process _____________	42
Components of Our Executive Compensation Program______________________________	43

CEO Performance Review___________________	51
Overview_______________________________	51
Base Salary_____________________________	52
Cash Incentive__________________________	52
Equity Compensation_____________________	58
Perquisites_____________________________	58
Comparison to Executive Compensation Comparison Group______________________	59

Other Named Executive Officer Compensation Decisions________________________________	59
Non-Financial Objectives and Achievements of the Other Named Executive Officers_______	59
Compensation Decisions for our Other Named Executive Officers_______________________	60

2022 Executive Compensation Conclusion_____	61

Compensation Governance__________________	62
The Role of the Board’s Compensation Committee_____________________________	62
The Role of the Independent Consultants______	62
Executive Compensation Comparison Group___	62
Executive Officer Recoupment Policy and Related Forfeiture and Termination for Cause Provisions______________________________	63
Share Ownership Guidelines________________	64
Anti-Hedging Policy_______________________	64
Anti-Pledging Policy_______________________	65
Award Timing____________________________	65

Post-Employment Compensation _____________	66
Retirement Benefits_______________________	66
Severance______________________________	66
Change in Control Benefits_________________	66

Tax Treatment_____________________________	66

Non-GAAP Financial Measures_______________	67
33 Assured Guaranty 2023 Proxy Statement

SUMMARY
Our executive compensation program is designed to attract and retain talented and experienced business leaders who drive our corporate strategies and build long-term shareholder value.
Our Compensation Committee assesses performance using pre-established measures of success that are tied to our key business strategies. This approach encourages balanced performance, measured relative to financial and non-financial goals as well as measures of shareholder value, and discourages excessive risk taking or undue leverage by avoiding too much emphasis on any one metric, or on short-term results.
2022 Achievement Highlights
During 2022, we continued to build shareholder value, growing our adjusted operating shareholders’ equity* per share and adjusted book value* per share to new highs of $93.92 and $141.98, respectively. Our share price responded, rising over 24% from $50.20 at the end of 2021 to $62.26 at the end of 2022. Our total shareholder return for the year, a point-to-point measurement based on end-of-year share price and including the impact of dividends and which we refer to as TSR, was over 26%, while the TSR for the S&P 500 Index, the S&P Financial Services Index and the Russell Mid-Cap Financial Services Index were all negative. This is not a fluke — our five-year TSR from the end of 2017 to the end of 2022 was over 102%, while the TSR of those indices ranged between 36% and 57%. We believe the extraordinary performance of our TSR reflects the market's confidence in the direction our senior executives are leading our Company.
In 2022, we settled all of our defaulted insured Puerto Rico exposures but one (the Puerto Rico Electric Power Authority, which we refer to as PREPA), which when combined with normal amortization, reduced our Puerto Rico insured exposure by $2.2 billion. Partly as a result, we reduced our below investment grade, which we refer to as BIG, insured par exposure to 2.5% of our insured portfolio, below the 3% target we set well over a decade ago and the lowest since we acquired Financial Security Assurance in 2009. We also improved expected recoveries and performance of our insured RMBS portfolio, which, over the year, resulted in an economic benefit against our expected losses of $143 million. Further, we continued our progress managing our capital by returning $567 million to our shareholders through share repurchases and dividends.
For five out of our six financial performance goals, we either exceeded our target for 2022 (in two instances) or we improved over our 2021 results (in three instances). We also enjoyed substantial success in achieving the non-financial objectives set by our Compensation Committee at the beginning of the year.
Our results were driven in part by our successful pursuit of all of our primary business strategies:

We achieved robust new business production in our insurance segment despite the dislocation in the fixed-income markets caused by suddenly rising interest rates, with contributions from our U.S. public finance, non-U.S. public finance (including infrastructure) and global structured finance business.
•Gross written premiums were $360 million, while our new business production in the insurance segment, a non-GAAP financial measure we refer to as PVP,* was $375 million, exceeding last year's total and the fifth consecutive year in which new business production generated more than $350 million of PVP, and despite the headwinds of low issuance in a volatile fixed-income market trying to absorb a sudden increase in interest rates.
•In U.S. public finance, with a nearly 60% share of new-issue insured par, we produced a total PVP of $257 million, exceeding last year's total. We guaranteed 31 transactions that each utilized over $100 million of Assured Guaranty insurance, including four where we insured more than $500 million. (We focus on such transactions as a good barometer of institutional demand for our product.)
•Also in the U.S. public finance market, our activity with secondary market insurance on previously issued bonds was the greatest since 2008. We insured $3.3 billion across 364 secondary market transactions, achieving a 650% growth over last year.
•In the non-U.S. public finance market, we generated $68 million of PVP.
•In the structured finance market, we produced $50 million of PVP, making 2022 our second most productive year for direct structured finance activity since 2012.

*    Adjusted operating shareholder’s equity, adjusted book value, adjusted operating income and PVP are non-GAAP financial measures. An explanation of these measures, which are considered when setting compensation for our senior leadership team, and a reconciliation to the most comparable GAAP measures, may be found on pages 101 and 103 to 107 of our Annual Report on Form 10-K for the year ended December 31, 2022.
Assured Guaranty 2023 Proxy Statement 34

We enjoyed a milestone year in the insurance loss mitigation area.
•We settled all our defaulted insured Puerto Rico exposures but one (PREPA), which when added to normal amortization, reduced our Puerto Rico insured exposure by $2.2 billion during the year.
•We reduced our BIG insured par exposure to 2.5% of our insured portfolio, below the 3% target we set well over a decade ago and the lowest since our acquisition of Financial Security Assurance in 2009.
•We also improved expected recoveries and performance of our insured RMBS portfolio, which, over the year, resulted in an economic benefit of $143 million against our expected losses.

We continued to progress our strategic objectives of growing asset management-related earnings and investing in alternative assets.
•Despite a volatile fixed-income market environment, we raised $1.4 billion of third-party AUM.
•We began exploring strategic alternatives for this business to maximize value for our stakeholders and are seeking alternative accretive strategies to grow our asset management-related earnings.

We further managed our capital, by returning excess capital to our shareholders and selling recovery bonds received from the settlements of certain defaulted Puerto Rico exposures.
•We returned approximately $567 million to our shareholders during 2022 by repurchasing Common Shares ($503 million) and distributing dividends ($64 million).
•Over the last ten years, we have distributed approximately $5.4 billion to our shareholders through Common Share repurchases and dividends; and we have repurchased approximately 73% of our Common Shares outstanding at December 31, 2012, which was just before we began our Common Share repurchase program.

We achieved these results despite a persistently challenging business environment.
•Interest rate hikes initiated in the U.S. helped dampen the issuance of new municipal securities in 2022, which issuance was down approximately 20% compared to 2021, reducing opportunities for us in the most important market for our insurance product.
•The rapid rise of interest rates also led to unrealized losses in our fixed income investment portfolio.
•For our non-U.S. business, the rapid strengthening of the U.S. dollar versus foreign currencies, especially U.K. pound sterling, reduced the dollar value of foreign denominated PVP and gross written premium.
•Despite the strides we have made in managing our capital, we believe we still have excess capital that we need regulatory approval to deploy, and therefore are constrained in our ability to improve our capital efficiency and core operating ROE.
The achievements described in this section even in the face of this environment were important considerations for our Compensation Committee in determining the compensation of our named executive officers for the 2022 performance year.
35 Assured Guaranty 2023 Proxy Statement

Our Total Shareholder Return
The table and chart below depict the cumulative TSR in dollars on our Common Shares from December 31, 2017 through December 31, 2022, relative to the cumulative TSR of the Russell Mid-Cap Financial Services Index, S&P 500 Stock Index, S&P 500 Financials Index and our 21-company executive compensation comparison group constituted by FW Cook in 2022, which we refer to here as our current executive compensation comparison group, over the same period. (Our current executive compensation comparison group is described below under “Compensation Governance—Executive Compensation Comparison Group.”) The table and chart depict the value on December 31 of each year from 2017 through 2022, of a $100 investment made on December 31, 2017, with all dividends reinvested.
As can be seen in the graph and table below, our five-year TSR exceeded the TSR of all the indices or groups to which we compare ourselves, by between 46 and 74 percentage points. As can also be seen from the graph below, our TSR over the last year was positive, while that of the indices and our current executive comparison group were all negative. We believe the extraordinary performance of our TSR reflects the market's confidence in the direction our senior executives are leading our Company.

Cumulative Total Shareholder Return
(12/31/17 - 12/31/22)
$250
$200
$150
$100
$50
12/31/17
12/31/18
12/31/19
12/31/20
12/31/21
12/31/22
Assured Guaranty
Executive Compensation Comparison Group
S&P 500 Index
S&P 500 Financial Index
Russell MidCap Financial Services Index

Calculated from total returns published by Bloomberg.

Cumulative TSR from 12/31/17 to	Assured Guaranty	Executive Compensation Comparison Group	S&P 500 Index	S&P 500 Financials Index	Russell Mid-Cap Financial Services Index
12/31/2017	100.00	100.00	100.00	100.00	100.00
12/31/2018	114.96	87.32	95.61	86.96	89.96
12/31/2019	149.59	116.36	125.70	114.87	120.14
12/31/2020	98.82	113.11	148.81	112.85	126.08
12/31/2021	160.44	143.08	191.48	152.20	171.28
12/31/2022	202.48	128.87	156.77	136.11	149.87
Calculated from total returns published by Bloomberg.
The chart and table above compare our TSR based on a start date of December 31, 2017. Another way to compare our TSR to our current executive compensation comparison group is to examine how our TSR compares over various periods ending on December 31, 2022. (Our current executive compensation comparison group is described below under “Compensation Governance—Executive Compensation Comparison Group.”) The chart and table below show our cumulative TSR over the previous 12 months, 24 months, 36 months and 60 months, with an end date of December 31, 2022, compared to that of our current executive compensation comparison group. In all cases, our TSR very significantly exceeded that of our current executive compensation comparison group.
Assured Guaranty 2023 Proxy Statement 36

Assured Guaranty TSR versus
Executive Compensation Comparison Group
Average TSR
120%
100%
80%
60%
40%
20%
0%
(20)%
60 months
36 months
24 months
12 months
Executive Compensation Comparison Group Average TSR
Assured Guaranty TSR

Total Shareholder Return Comparison

Period Ending 12/31/2022	Executive Compensation Comparison Group Average TSR	Assured Guaranty TSR
12 months	(8.18)%	26.20%
24 months	13.97%	104.89%
36 months	12.83%	35.35%
60 months	28.87%	102.48%
Calculated from total returns published by Bloomberg.
37 Assured Guaranty 2023 Proxy Statement

2022 Results Against Financial Performance Targets
For five out of our six financial performance measures, we either exceeded the target set by our Compensation Committee (in two instances) or we improved over last year's results (in three instances), despite a year marked by inflation, geopolitical stress, and the dislocation in the fixed-income markets caused by suddenly rising interests rates and the rapid strengthening of the U.S. dollar versus foreign currencies, especially U.K. pound sterling. The table below summarizes our 2022 results against the 2022 targets for the financial performance measures. The financial performance measures are explained in more detail below under “Executive Compensation Program Structure and Process—Components of Our Executive Compensation Program—Cash Incentive Compensation”.

Financial Performance Measures	2022 Targets	2022 Results	Below Target	Above Target

Core Operating Income per Diluted Share(1)(2)	$4.04	$4.24

Core Operating Return on Equity(1)(2)	4.7%	4.8%

Core Operating Shareholders’ Equity per Share(1)(3)	$94.64	$93.64

Core Adjusted Book Value per Share(1)(3)	$143.28	$141.79

PVP(1)(3)	$515 million	$375 million

Gross Third-Party Assets Raised	$2.8 billion	$1.4 billion

(1)    Five of the six targets are based on non-GAAP financial measures and four of the six are labeled “core” to distinguish them from similar non-GAAP financial measures. The four “core” measures have been adjusted to exclude the impact of consolidating certain variable interest entities and similar entities, which we refer to as VIEs, while the similar non-core measures have not been so adjusted. We include below on page 67 under “Non-GAAP Financial Measures” a description of the adjustments we make to the most comparable GAAP financial measures to arrive at these "core" measures.
(2)    Exceeded target.
(3)    Exceeded previous year results.
Snapshot of Our CEO’s 2022 Compensation
For 2022, 89.3% of Mr. Frederico’s compensation constituted incentive compensation: 26% of his compensation was in the form of a performance-based cash incentive that was awarded based on measuring his performance against financial performance targets and non-financial objectives set at the beginning of the year, and 63.3% was in the form of a long-term equity-based incentive, with 60% of that equity award dependent on performance relative to our pre-established objectives for 2023 to 2025. The allocation between his fixed and incentive compensation for the 2022 performance year remained similar to the previous year.
Mr. Frederico received a compensation package for the 2022 performance year that was 2.3% lower than the one he received for the 2021 performance year, driven largely by a decrease of 12.2% in his short-term cash incentive compensation.
•Mr. Frederico’s cash incentive compensation decreased by 12.2% from the prior year, largely as a function of the financial performance goal scores awarded by our Compensation Committee. Our Compensation Committee awarded Mr. Frederico a weighted score on his financial performance targets of 61.9%, considerably below his score of 82.1% for 2021, when all but one of the six financial performance targets were met. Our Compensation Committee awarded him a slightly higher weighted score on his non-financial objectives for 2022, 59.4% compared to 56.1% for 2021. Mr. Frederico’s total achievement score for 2022 was 121.3%, substantially below his score of 138.2% for 2021.
•Our Compensation Committee considered the appropriate amount of long-term incentive equity compensation to award Mr. Frederico in recognition of his leadership of our Company through the continued evolution of our Company in 2022. In recognition of these accomplishments and our Compensation Committee’s strong desire that Mr. Frederico continue his leadership as we transform our Company into a more diversified financial services company, our Compensation Committee granted Mr. Frederico long-term equity compensation with a target nominal value of $7,400,000, an increase of $150,000 from his grant for the 2021 performance year.

Assured Guaranty 2023 Proxy Statement 38

Mr. Frederico’s compensation package for 2022 and 2021 were composed of the following:

TOTAL DIRECT 2022 CEO COMPENSATION
$11,682,000
$4,440,000
$2,960,000
$3,032,000
$1,250,000

TOTAL DIRECT 2021 CEO COMPENSATION
$11,954,988
$4,350,000
$2,900,000
$3,454,988
$1,250,000

■	Performance-Based Equity[1]
■	Time-Based Equity[1]
■	Performance-Based Cash Incentive
■	Fixed Compensation-Base Salary

	2022 Performance Year Compensation		2021 Performance Year Compensation		Change from 2021 to 2022 Perf. Year
Fixed Compensation—Base Salary (1)	$1,250,000		$1,250,000		—%
Incentive Compensation
Cash Incentive Compensation	$3,032,000		$3,454,988		(12.2)%
Long-Term Performance-Based Equity	$4,440,000	(2)	$4,350,000	(2)	2.1%
Long-Term Time-Based Equity	$2,960,000	(2)	$2,900,000	(2)	2.1%
Total Direct Compensation	$11,682,000		$11,954,988		(2.3)%
(1)    Mr. Frederico’s base salary for each of the 2022 and 2021 performance years was established at the beginning of such performance year, in February. Accordingly, Mr. Frederico’s 2022 base salary was established in February 2022.
(2)    Represents our Compensation Committee’s target nominal value for the relevant performance year. The number of units granted is calculated by dividing such value by the average closing price on the NYSE of a Common Share over the 40 consecutive trading days ending on the date of grant.
The compensation package presented in the table above is different from the SEC-required disclosure in the Summary Compensation Table below and is not a substitute for the information in that table. Rather, it is intended to show how our Compensation Committee linked Mr. Frederico’s compensation and its components to our performance results and his achievements for the prior year.
EXECUTIVE COMPENSATION PROGRAM STRUCTURE AND PROCESS
Overview of Philosophy and Design
Our executive compensation program applies to our CEO, each of our other executive officers, and our other senior managers reporting directly to our CEO, all of whom together we refer to as our senior leadership team. Our Compensation Committee considers market pay practices when setting compensation for our senior leadership team to assess the overall competitiveness and reasonableness of our executive compensation program, although it does not compare specific compensation elements or total compensation to market data. Our Compensation Committee believes compensation decisions are complex and require a deliberate review of a number of
39 Assured Guaranty 2023 Proxy Statement

factors, including Company and individual performance, individual experience, scope of the individual's role, criticality of the role to the Company, internal equity, and comparator compensation levels. Our compensation philosophy is to use a balanced and disciplined approach to pay for performance over the long-term, as well as on an annual basis. Our performance considerations include both financial and non-financial measures for our Company, line of business, and the individual. We believe our compensation philosophy promotes an equitable and well-balanced approach to compensation, and our executive compensation program is designed to recognize and reward outstanding achievement and to attract, retain and motivate the talented individuals needed to lead and grow our Company’s business. We maintain an ongoing dialog with our shareholders and incorporate their feedback into our program so that the program is aligned with their interests.
The guiding principles of our program are:

Pay for Performance	Accountability	Alignment	Retention
by providing an incentive for exceptional performance and the possibility of reduced compensation if executives are unable to successfully execute our strategies	for short- and long- term performance	with shareholder interests	of highly qualified executives with financial guaranty and asset management experience
We Align Pay With Performance
Our program rewards the performance of our senior leadership team, who are directly responsible for our operational results, with a higher proportion of variable and performance-based compensation than it rewards lower level executives. We use a mix of variable at-risk compensation with different time horizons and payout forms to provide an incentive for both annual and long-term sustained performance, in order to maximize shareholder value in a manner consistent with our Company’s risk parameters. Our Compensation Committee assesses the performance of our senior leadership team from both a financial and a non-financial perspective, using pre-established goals.
Members of our senior leadership team are eligible to receive an annual cash incentive, which is based on their performance against pre-established goals over the previous year. They may also receive a long-term equity incentive, the majority of which is performance-based and cliff vests at the end of a three-year performance period, and the remainder of which is time-based and cliff vests at the end of a three-year period. The long-term equity incentive is structured to encourage retention and a long-range mindset.
Executive Compensation Is Closely Tied To Long-Term Performance
Our compensation program is structured with upside potential for superior executive achievements, but also the possibility of reduced compensation if members of our senior leadership team do not successfully execute our Company’s strategies. By increasing our senior leadership team’s motivation to enhance shareholder value over the long term, our compensation program aligns their incentives and shareholder interests.
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For the 2022 performance year, we maintained the same structure for the compensation package for our senior leadership team as we did for the 2021 performance year:

Principal Elements of Executive Compensation Package	Purpose
Base Salary	Based on responsibilities, skill set and experience, and market measures
Cash Incentive Compensation	Cash reward for performance against annual financial performance targets and progress against strategic non-financial objectives that we expect to drive our growth over the medium to long term
Equity Incentives
60% in performance restricted share units, which we refer to as PSUs, that may be earned over a 3-year performance period based on performance targets, and are paid following the end of the 3-year performance period if particular performance targets are achieved, with half of the PSUs (or 30% of the long-term equity incentive) being based on growth in our Core Adjusted Book Value per share, and half of the PSUs (or 30% of the long-term equity incentive) being based on our TSR, relative to the 55th percentile of the Russell
Mid-Cap Financial Services Index

40% in restricted share units, which we refer to as RSUs,
that cliff vest at the end of a 3-year period

Shareholder Outreach on Our Executive Compensation Program
For the past several years, we have actively engaged with our shareholders in order to obtain their feedback on our executive compensation program. In May 2018, after negative recommendations from two leading proxy advisory firms, only 60% of the Common Shares voting approved our say-on-pay proposal. Following that 2018 say-on-pay vote, we sought to engage with our shareholders with respect to the changes we proposed to make to our executive compensation program in response to the vote recommendations from two leading proxy advisory firms and the say-on-pay result, and based on advice from FW Cook. As part of that process and our continued dialogue with shareholders, we contacted holders of an aggregate of over 77% of our Common Shares (which comprised every shareholder holding more than 0.16% of our outstanding shares). Based on the feedback from our shareholders and advice from FW Cook, we made a number of structural changes to our executive compensation program in 2019:
•With respect to the short-term cash incentive compensation, we reduced the CEO’s target individual cash multiple to 2.0x from 2.5x and introduced negative discretion for scoring the achievement of financial performance targets that were set below prior year actual results.
•With respect to the long-term equity compensation, we increased the amount dependent on performance measures from 50% to 60% and introduced the two new types of PSUs described above.
•We also ended our reimbursement of executives for the cost of financial planning.
In May 2019, after we made these structural changes to our executive compensation program based on discussions with our shareholders and advice from FW Cook, investors holding over 93% of the Common Shares voting approved our say-on-pay proposal at our Annual General Meeting. Then, in May 2020, and with respect to an unchanged executive compensation program, investors holding over 93% of the Common Shares voting once again approved our say-on-pay proposal at our Annual General Meeting. In light of this positive feedback, we made only one change to our compensation program for the 2020 performance year, adding to our short-term cash incentive plan a new financial performance measure related to our asset management business. Our shareholders have continued to support our compensation program, with investors holding over 92% and 81% of our Common Shares voting to approve our say-on-pay proposal at our Annual General Meetings in May 2021 and May 2022, respectively.
In late 2022 and into early 2023, we again sought to engage with our shareholders with respect to compensation matters. We contacted holders of an aggregate of nearly 86% of our outstanding Common Shares (which comprised every shareholder holding more than 0.03% of our outstanding Common Shares) and offered to discuss our executive compensation program. The holders of approximately 17% of our outstanding Common Shares responded positively, expressing satisfaction with the executive compensation program as it currently stands. The holders of approximately 13% of our outstanding Common Shares specifically responded that they did not need to speak with us because they had no concerns about our executive compensation program, which we have not changed from last year.
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The Decision-Making Process
Our Compensation Committee, composed solely of independent directors, is responsible for all decisions regarding the compensation of our senior leadership team, including our CEO. Our Compensation Committee works closely with FW Cook, the Chair of our Board and management to examine pay and performance matters throughout the year, and consults with our Board prior to making final compensation decisions.
Our Compensation Committee conducts in-depth reviews of performance and then applies judgment to make compensation decisions. Our Compensation Committee believes its process, described below, is an effective way to assess the performance, risk management and leadership demonstrated by Mr. Frederico and other members of our senior leadership team.
•In August and November, our Compensation Committee reviews our year-to-date performance against our business plan, our financial performance, and the progress of each member of our senior leadership team against individual performance goals.
•In November, our Compensation Committee reviews and preliminarily approves the metrics and goals in our performance framework and reviews certain performance goals of each member of our senior leadership team for the upcoming year, and begins to formulate its compensation decisions with respect to current year performance. The metrics and goals our Compensation Committee preliminarily sets in November for the upcoming year are based in part on estimates of the full year performance, and are finalized the following February.
•In February, our Compensation Committee meets twice. It first meets in early February to receive and review our final results and to evaluate the performance of members of our senior leadership team for the previous calendar year, which we refer to as the performance year, against that performance year’s goals. Our Compensation Committee formulates its preliminary compensation decisions for members of the senior leadership team with respect to that year’s performance, along with the performance goals for each member of our senior leadership team for the coming year. Later in February, our Compensation Committee discusses with other Board members its preliminary compensation decisions for the previous year and the performance goals for each member of our senior leadership team for the coming year, and then makes its final decisions with respect to those matters. Our CEO is not present when our Compensation Committee goes into executive session to evaluate his performance and determine his compensation.
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In making its compensation decisions, our Compensation Committee follows a five-step approach:

Step 5:
Seek input from the independent consultant
concerning CEO pay.

Our Compensation Committee considers FW Cook’s analysis of the compensation paid to executive officers in our executive compensation comparison group when evaluating the compensation of our senior leadership team. The role of FW Cook is described in more detail below under “Compensation Governance—the Role of the Independent Consultants.”

Step 4: Analyze trends among comparison companies. Our Compensation Committee considers market pay levels and trends based on information FW Cook provides about comparison companies.

Step 3:
Review the individual performance and contributions of each member of our senior leadership team.

Our Compensation Committee reviews the individual performance objectives for our CEO and each other member of our senior leadership team, and assesses each person’s performance and contributions. For the members of our senior leadership team other than our CEO, our Compensation Committee considers individual performance assessments and compensation recommendations from our CEO, as well as succession planning and retention issues in this unique segment of the financial services industry.

Step 2:
Assess Company Performance.

Our Compensation Committee reviews our corporate financial performance targets for the performance year and discusses our full-year financial and strategic performance at length, seeking to understand what was accomplished relative to established objectives, how it was accomplished, and the quality of the financial results.

Step 1:
Establishment of financial performance goals and
non-financial objectives.

At or prior to the beginning of each performance year, our Compensation Committee discusses our Company’s business plan at length and establishes corporate financial goals for the upcoming performance year. Our Compensation Committee also discusses the strategic direction of our Company and establishes non-financial objectives it expects to drive our growth over the medium to long term.

Components of Our Executive Compensation Program
For the 2022 performance year, the compensation package for our senior leadership team again consists of three principal elements: base salary, cash incentive compensation and long-term equity incentives. Our practice is to review the components of our executive compensation package separately and monitor the total of the various components. We consider each component and the total against our compensation objectives described in “Overview of Philosophy and Design.” Decisions related to one compensation component (e.g., cash incentive compensation) generally do not materially affect decisions regarding any other component (e.g., long-term equity incentives) because the objectives of each element differ. Due to the seniority of the members of our senior leadership team, variable pay elements are emphasized, but no specific formula, schedule or structure is currently applied in establishing the percentage of total compensation delivered to the members of our senior leadership team through any particular compensation element.
Base Salary
Our Compensation Committee establishes the base salary of each member of our senior leadership team in consultation with FW Cook. We believe base salary is necessary to attract and retain key executives by providing appropriate compensation that is based on position, experience, scope of responsibility and performance. Base salary provides liquidity to each member of our senior leadership team and balances the levels of guaranteed pay with at-risk pay to properly manage our compensation-related risk. The amount is based on the responsibilities, skills and experience of each member of our senior leadership team, as well as market measures. The level of the base salary of each member of our senior leadership team reflects our Compensation Committee’s view of the contribution that executive has consistently made to our Company’s success over several years, the continuing importance of that executive to our Company’s future, and the difficulty and expense of replacing that executive with one of a similar caliber. Our Compensation Committee does not guarantee salary adjustments on an annual basis; in fact, our CEO’s base salary was last adjusted in February 2017, and none of the salaries of our named executive officers were adjusted in February 2022 for the 2022 performance year. Base salary is set toward the beginning of the year and is paid to each member of our senior leadership team for ongoing performance throughout the year. For the 2022 performance year, our Compensation Committee established the base salaries of our senior leadership team in February 2022.
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Cash Incentive Compensation
Unlike base salary, which is set at the beginning of the year in which it is paid, cash incentive compensation is determined after the end of the performance year to which such compensation relates. For the 2022 performance year, our Compensation Committee determined the amount of the cash incentive compensation in February 2023.
Our Compensation Committee uses a formula to award cash incentive compensation in order to enhance the transparency of our process. The amount of cash incentive compensation is determined based on the extent to which the members of the senior leadership team achieve certain pre-established performance targets; 67% is tied to the achievement of six financial performance targets and 33% is tied to the achievement of non-financial objectives.
Our Compensation Committee considers the six financial performance targets to be important in assessing our Company and the performance of our senior leadership team; for all but one of our named executive officers, each target has a weighting of 11.17% (for a total of 67%). Five of the financial performance targets are based on non-GAAP financial measures that are described below on page 67 under “Non-GAAP Financial Measures.”
Similar to the financial performance goals, the non-financial objectives also relate to matters that are important to our business. Our Compensation Committee believes the qualitative objectives are necessary to fully evaluate the annual achievements that benefit our shareholders, and it does not individually weight the non-financial objectives because it believes it is more appropriate to evaluate the level of achievement of all of the non-financial objectives in their totality.
We provide a diagram of our formula for awarding our annual cash incentive compensation below:

The financial performance targets for 2022 for all the members of our senior leadership team, including Mr. Frederico, our CEO, are set out below. The non-financial objectives for Mr. Frederico are set out below under “CEO Performance Review—Cash Incentive—Mr. Frederico’s Non-Financial Objectives”, while certain of the non-financial objectives for the named executive officers other than Mr. Frederico are discussed below under “Compensation Decisions of Other Named Executive Officers.” For the 2022 performance year, the financial performance targets and the non-financial objectives for the named executive officers were established in February 2022, and our Compensation Committee determined the extent to which they had been satisfied in February 2023.
Five of the six financial goals are based on non-GAAP financial measures and four of those five are labeled “core” to distinguish them from similar non-GAAP financial measures. The four “core” measures have been adjusted to exclude the impact of consolidating certain variable interest entities and similar entities, which we refer to as VIEs, while the similar non-core measures have not been so adjusted. We include below on page 67 under “Non-GAAP Financial Measures” a description of the adjustments we make to the most comparable GAAP financial measures to arrive at these "core" measures.
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2022 Financial Performance Measures

Core operating income per diluted share
enables us to evaluate the amount of income we are generating in our business without certain items, primarily non-economic fluctuations and movements in fair value, foreign exchange movements related to long dated receivables and payables, and other adjustments, as well as removing the impact of consolidating VIEs.

Core operating ROE	represents core operating income for a specified period divided by the average of core operating shareholders’ equity at the beginning and the end of that period. This measure enables us to evaluate our return on equity.

Core operating shareholders’ equity per share
presents our equity excluding non-economic fair value adjustments as well as the impact of consolidating VIEs. Core operating shareholders’ equity per share is the basis of the calculation of core adjusted book value, which we refer to as Core ABV, per share, as described below.

Core ABV per share
reflects our core operating shareholders’ equity, plus deferred premium revenue on financial guaranty contracts in excess of expected losses to be expensed, plus future estimated revenues from contracts other than financial guaranty insurance contracts (such as specialty insurance contracts and credit derivatives), less deferred acquisition costs. This measure enables us to measure our intrinsic value, excluding our franchise value.

PVP	represents the estimated value of new business production in our insurance segment. PVP takes into account upfront premiums and the present value of estimated future installment premiums on all new contracts written in a reporting period.

Gross third-party assets raised
represents the gross increase in AUM, from sources other than our subsidiaries (but includes assets from employees and former employees). It represents sales of collateralized loan obligations, which we refer to as CLOs, as well as gross increases in funded and unfunded commitments in funds managed by AssuredIM, which we refer to as AssuredIM Funds, during the year. Gross third-party assets raised would also include gross third-party assets obtained in strategic transactions. Gross third-party assets raised increases the total AUM on which we earn recurring asset management fees. We also sometimes refer to this measure as inflows of third-party AUM.

At the beginning of a performance year, our Compensation Committee assigns each member of our senior leadership team an Individual Target Cash Incentive Amount, which is calculated as a multiple of that executive’s base salary, and which we refer to as the Individual Target Cash Incentive Multiple. The amounts of the base salary and Individual Target Cash Incentive Multiples are set based on the executive’s position and level of responsibility, historic pay level, importance to the future strategic direction of our Company and FW Cook’s advice about the compensation practices of companies in our comparison group.
For the 2022 performance year, our Compensation Committee assigned each of the named executive officers an Individual Target Cash Incentive Multiple of 2.0x, the same as last year.
Then, at the end of a performance year, for each member of our senior leadership team, our Compensation Committee calculates and aggregates the weighted achievement scores for the financial performance measures and the individual non-financial objectives. When assessing the level of achievement and assigning scores for the year, our Compensation Committee takes into account the difficulty of achieving particular targets or objectives. For each financial performance measure, our Compensation Committee has discretion to assign an achievement score of up to 200% for outstanding performance and down to 0% for performance below target, based on its view of the level of achievement attained for such financial performance target; the same scoring system applies for the non-financial objectives, taken as a whole. With the weightings our Compensation Committee has established for each component of the calculation aggregating 100% overall, the maximum total overall weighted score achievable is 200%, and since the Individual Target Cash Incentive Multiple for each of our named executive officers is 2.0x, the maximum short-term incentive opportunity for each of our named executive officers is 4x their base salary. For the 2018 performance year, in response to the previous year's say-on-pay vote result, shareholder feedback and the advice of FW Cook, our Compensation Committee reduced Mr. Frederico's Individual Target Cash Incentive Multiple to 2.0x from 2.5x, thereby reducing his maximum short-term incentive opportunity to 4x his base salary from 5x his base salary. Our Compensation Committee has maintained Mr. Frederico's Individual Target Cash Multiple at 2.0x since then, and Mr. Frederico has not received an increase in his base salary since 2017.
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Since there is a maximum score of 200% and a weighting of 11.7% for each financial performance measure for most of our executive officers, there is a maximum score for each performance measure of 23.4% for those officers, no matter how high the performance measure result is. The same holds true for certain executive officers where the pre-determined weightings differ from 11.7%, just at a different effective maximum.
Our Compensation Committee may exercise negative discretion where the financial performance measure result, while above the target established by our Compensation Committee, is less than the prior year result. For this year, the 2022 performance year, our Compensation Committee exercised this negative discretion with respect to two financial performance measures where the 2022 results were above the 2022 target but below the prior 2021 actual results, specifically, core operating income per diluted share and ROE.
Setting Financial Performance Targets
Our Compensation Committee selected in 2015 five of the financial performance measures that we still use based on the unique earnings model of the financial guaranty industry. Our Compensation Committee reconsiders each year whether these measures are the appropriate ones to use in light of our Company’s business. For the 2020 performance year, our Compensation Committee added a sixth financial performance measure, based on gross third-party assets raised, to appropriately incentivize our executives to develop and grow our asset management business. All six financial performance measures receive an equal weighting of 11.17% (so adding to 67% in total) for most of our senior leadership team. For those members of our senior leadership team with responsibility for particular aspects of our business, financial performance measures related to their areas of responsibility are weighted more heavily than the other measures. Among our named executive officers, only one has financial performance measures with unequal weighting: for Mr. Buzen, gross third party assets raised are weighted 33.5% while the other measures are weighted 6.7% (so again adding to 67% in total). Our Compensation Committee believes our progress measured against the financial performance measures it established will, over the long term, result in optimal total shareholder return.
Each year our Compensation Committee sets our financial performance targets at levels it views as challenging based on the projected operating results in our annual business plan. The goals and our business plan acknowledge the unique long-term nature of our financial guaranty insurance business and that the required accounting treatment and operations of a financial guaranty insurer are distinct from other insurance product lines.

Core Operating Income per Diluted Share and Core Operating Return on Equity. Our Compensation Committee set the financial performance targets for core operating income per diluted share and core operating return on equity for the 2022 performance year below the 2021 actual results. Our Committee viewed these targets as challenging when considering the unique earnings model of the financial guaranty insurance industry.
When a financial guarantor writes a new financial guaranty policy, it does not earn the full amount of the premium immediately; rather, when a policy is written, the upfront premium it receives (plus the present value of future premiums) is recorded on its balance sheet as the unearned premium reserve, which we refer to as the UPR. This UPR is earned over the term of the insured obligation, often as long as 20, 30 or even 40 years. For example, only approximately 2% of the premiums we earned in 2022 related to new financial guaranty policies we wrote in 2022, and the rest was earned from our previously established UPR. Because the volume and pricing of new financial guaranty business written in a particular year has only a small impact on premium earnings for that year, most of our operating income from our core financial guaranty business may be forecast based on projections with respect to the very significant UPR that we earn as our insured portfolio amortizes.
Despite the relative predictability of the contribution of our primary financial guaranty business to our core operating income per diluted share and core operating return on equity, we consider the financial performance goals we set for these measures to be challenging due to potential uncertainties in the broader market and environment. Those uncertainties include unexpected loss development, level of refunding activity, unexpected mark-to-market movements of alternative investments, and unexpected changes to reinvestment rates. In addition, variability of our share price and availability of funds for share repurchases may add to the challenges of reaching these goals.
Our core operating ROE is also negatively impacted by the amount of excess capital we continue to have. Despite the strides we have made in managing our capital (see “Summary – 2022 Achievement Highlights” above), we believe we still have excess capital that we need regulatory approval to deploy, and therefore are constrained in our ability to improve our capital efficiency and our core operating ROE.
This year, we exceeded the targets our Compensation Committee set for these measures, but our results were still below last year's results. As a consequence, our Committee chose to exercise its negative discretion this year and cap the achievement score awarded at 100%.

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Core Operating Shareholders’ Equity Per Share and Core Adjusted Book Value Per Share. Our Compensation Committee also wants to encourage our senior leadership team to build intrinsic value in our Company over time for our shareholders, so our Compensation Committee sets targets for core operating shareholders’ equity per share and core adjusted book value per share. Our Compensation Committee believes these measures best capture the long-term value we are building for our shareholders and that growth in these measures will eventually result in growth in the price of our Common Shares. Our Compensation Committee believes that core adjusted book value per share, in particular, is such an important measure of the intrinsic value we are building for our shareholders that our Compensation Committee has made this measure a component of both our short-term and long-term incentive programs. Our Compensation Committee believes that this will motivate our senior leadership team to focus on growth in this measure in both the short and long term, and that eventually growth in the price of our Common Shares will follow.

PVP. Our annual business plan for 2022 challenged our senior leadership team to originate more financial guaranty business in 2022 than the financial guaranty business we originated in 2021. Our most direct measurement of new insurance business origination is PVP. We set our 2022 PVP target 43% higher than our 2021 actual results.

Gross Third-Party Assets Raised. Our Compensation Committee set this target based on what was projected to be a very volatile and challenging business environment in 2022. Our Compensation Committee believes that gross third-party assets raised eliminates the “noise” of the reduction of AUM attributable to the wind-down business and is an appropriate metric against which to weigh the success of management’s efforts to grow our asset management business.

Calculating Cash Incentive Compensation
Based on weighted achievement scores for the financial performance targets and the individual non-financial objectives for each member of the senior leadership team, the individual payouts of the cash incentive for 2022 were calculated as follows:

Annual Individual Target Cash Incentive Amount					Annual Achievement Score (a percentage from 0% to 200%)				Annual Cash Incentive Payout
(2022 Base Salary	X	2022 Individual Target Cash Incentive Multiple	)	X	(2022 Financial Target Achievement Score (weighted 67%)	+	2022 Non-Financial Objective Achievement Score (weighted 33%))	=	2022 Cash Incentive Payout
The basic formula for determining cash incentive compensation has remained the same since our Compensation Committee developed the methodology, together with FW Cook, at the beginning of 2015, and our Company’s performance on key financial measures has improved greatly since that time. Four out of five of the financial performance measurements applicable in both periods have improved, as reflected in the table below.

FINANCIAL PERFORMANCE GOALS	2014 Results	2022 Results
Core Operating Income per Diluted Share	$2.83	$4.24
Core Operating Return on Equity	8.1%	4.8%
Core Operating Shareholders’ Equity per Share	$37.48	$93.64
Core Adjusted Book Value per Share	$53.78	$141.79
PVP	$172 million	$375 million
Gross Third-Party Assets Raised	NA	$1.4 billion
The progress we have made on these fronts is the result of the leadership of Mr. Frederico and the efforts of the rest of our senior leadership team. As a result, our Compensation Committee retained the same general methodology and formulas for cash incentive compensation implemented in 2015 for Mr. Frederico and other members of our senior leadership team, although it has fine-tuned its methodology since then, with the addition of a new financial performance measure beginning in the 2020 performance year being the most recent change.
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Long-Term Equity Incentives
In addition to the cash incentive compensation, our Compensation Committee awards long-term incentive compensation in the form of our Common Shares.
Like cash incentive compensation, equity incentive compensation is awarded after the end of the performance year to which such compensation relates. For the 2022 performance year, our Compensation Committee determined the amount of equity incentive compensation in February 2023.
Sixty percent of the nominal value of the award is in the form of PSUs that may be earned over a 3-year performance period based on pre-established performance targets, and are paid at the end of the 3-year performance period if particular performance targets are achieved, and the remaining forty percent is in the form of restricted share units (which we refer to as RSUs) that cliff vest at the end of a 3-year period. Details about the individual awards are set out in “CEO Performance Review” and “Other Named Executive Officer Compensation Decisions.”
For the 2023 grant with respect to the 2022 performance year, the proportion of the long-term equity incentive comprising performance-based PSUs was again 60%, with the remainder in time-based RSUs.

Performance Share Units. Each performance restricted share unit, or PSU, represents a contingent right to receive up to a certain number of our Common Shares as described below under “Incentive Plans—Assured Guaranty Ltd. 2004 Long-Term Incentive Plan”. Our Compensation Committee awards PSUs with the intent of aligning executive pay with our Company’s performance.
•PSUs tied to growth in our core adjusted book value per share over a three-year period, which we refer to as ABV PSUs; and
•PSUs tied to our TSR over a three-year period relative to the TSR of the 55th percentile of the Russell Mid-Cap Financial Services Index, which we refer to as Relative TSR PSUs.
This structure has been in place since 2019 and our Compensation Committee maintained the same basic structure for the February 2023 grants, with a small change in the calculation of the TSR PSUs described below.
ABV PSUs
Our Compensation Committee believes that Core ABV per share is the best measure of the intrinsic value of our Common Shares, and that growth in Core ABV per share will eventually result in growth in the price of our Common Shares. Our Compensation Committee believes that this measure is so important that it has incorporated the measure into both its short-term cash incentive program and its long-term equity compensation program, so that the senior leadership team is motivated to grow Core ABV per share on both a short-term and long-term basis.
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Each ABV PSU represents the right to receive up to two of our Common Shares at the end of a three-year performance period, which runs from January 1 of the year of the grant to December 31 three years later, depending on the growth in Core ABV per share over the three-year performance period.
•The target growth rate is an aggregate of 15% over that three-year period, for which the recipient earns one Common Share for each ABV PSU.
•At 80% of the target growth (or 12%), which we refer to as the threshold, the recipient earns one-half share for each ABV PSU; for growth rates below that amount, the recipient earns no Common Shares.
•At 120% of the target growth (or 18%) or above, which we refer to as the maximum, the recipient earns two of our Common Shares for each ABV PSU.
For Core ABV per share growth rates between the threshold and the target and between the target and the maximum, the amount of our Common Shares earned for each ABV PSU is based on straight-line interpolation.

Our Compensation Committee set the ABV PSU target growth rate based on the projected operating results in our annual business plan and after consulting with FW Cook. In setting the ABV PSU target, our Compensation Committee did not consider significant potential or theoretical strategic activities that had not been finalized or share repurchases the funding of which require regulatory approvals that have not yet been obtained, because the conditions for success are highly contingent and outside of the control of our senior leadership team. Given the outsize positive impact on our Company of the successful achievement of at least some such endeavors, our Compensation Committee believes it is appropriate for its senior leadership team to be encouraged to pursue success in these areas through the ABV PSUs. The ABV PSU performance targets remain aligned with our long range plan and are unchanged from last year.
Relative TSR PSUs
Since our ultimate goal is to provide growing shareholder value, our Compensation Committee believes that our long-term equity incentive compensation should also be based on our TSR. However, recognizing that share prices may be influenced by a number of factors, our Compensation Committee decided that a relative measure of TSR was most appropriate.

Each Relative TSR PSU represents the right to receive up to 2.5 (for extraordinary performance at the 95th percentile) of our Common Shares at the end of a three-year performance period, depending on the performance of our TSR over that three-year period relative to the TSR of the Russell Mid-Cap Financial Services Index, which we refer to as the Index. For the grants of TSR PSUs made in February 2022 and prior, the performance period ran from January 1 of the grant year to December 31 three years later. Beginning with the February 2023 grants for the 2022 performance year, the performance period runs from the grant date of the award in February through the day prior to the third anniversary of that date. For the February 2022 and prior TSR PSU grants, share price movements between January 1 and the grant date resulted in a differential between the GAAP value of the TSR PSU grant and the target value of the TSR PSU grant, and in some years that differential was significant. Changing the performance period to begin on the grant date better aligns the GAAP value of the TSR PSUs with their target values.
•The target Company TSR for that period is the 55th percentile of the Index, for which the recipient earns one Common Share for each Relative TSR PSU.
•At the 25th percentile of the Index, which we refer to as the threshold, the recipient earns one-half share for each Relative TSR PSU; for Company TSRs below that level, the recipient earns no Common Shares.
•A Company TSR at the 95th percentile of the Index, which we refer to as the maximum, or above earns the recipient 2.5 of our Common Shares for each Relative TSR PSU.
For Company TSRs between the threshold and the target and between the target and the maximum, the amount of our Common Shares earned for each Relative TSR PSU is based on straight-line interpolation.
Our Compensation Committee adopted the following additional restrictions on the Relative TSR PSUs:
•The number of Common Shares that can be earned is capped at one share per Relative TSR PSU if the Company TSR is negative, even if above the 55th percentile.
•Common Shares earned pursuant to the Relative TSR PSUs remain restricted until one year after they vest.

Our Compensation Committee selected the Russell Mid-Cap Financial Services Index as the best available measure when it established the TSR PSUs in February 2019. Our Compensation Committee believed that aspects of our business are comparable to aspects of various financial services companies, and so determined that the best benchmark for our TSR was a broad index of
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somewhat similarly-sized financial services companies. Our Compensation Committee made this determination after considering and rejecting a number of other options:
•Only one other financial guarantor continues to write new business, and that company is not publicly traded, so a peer group of financial guarantors is not available.
•While analysts sometimes categorize us with property and casualty insurance companies, our Compensation Committee believes that factors impacting the performance of property and casualty insurance companies are unlikely to impact our business in the same way, particularly given the unique long-term nature of our financial guaranty insurance business and the fact that the required accounting treatment and operations of a financial guaranty insurer are distinct from property and casualty and other insurance product lines.
•While the current executive compensation comparison group comprises similarly-sized companies in businesses somewhat similar to our business, many of the companies in that group are mortgage finance and property and casualty insurance and reinsurance companies and our Compensation Committee does not believe that group is an appropriate benchmark for our TSR.
In late 2021, our Compensation Committee considered whether, given changes in the Russell Mid-Cap Financial Services Index since 2019, it should change the reference index used for the TSR PSUs. It chose not to make any changes.
Restricted Share Units

Each restricted share unit represents a right to receive one of our Common Shares at the end of a three-year vesting period as described below under “Incentive Plans—Assured Guaranty Ltd. 2004 Long-Term Incentive Plan”.

Our Compensation Committee awards RSUs with the intent of providing members of the senior leadership team with long-term incentive compensation that increases in value as our Company achieves its strategies. Our Compensation Committee believes this incentivizes members of the senior leadership team to remain with the Company and help build shareholder value over the long term.
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CEO PERFORMANCE REVIEW
Overview
Mr. Frederico’s short-term cash incentive compensation decreased by 12.2% from the prior year, largely as a function of the financial performance target scores awarded by our Compensation Committee. While our performance exceeded two of the six financial performance targets set by our Compensation Committee at the beginning of the year, it fell short of the four other targets. As a result, our Compensation Committee awarded Mr. Frederico a weighted score on his financial performance targets of 61.9%, considerably below his score of 82.1% for 2021, when five of the six financial performance targets were met. Our Compensation Committee awarded him a slightly higher weighted score on his non-financial objectives for 2022, 59.4% for 2022 compared to 56.1% for 2021, in recognition of Mr. Frederico's leadership of a multi-year effort culminating in the settlement in 2022 of all our defaulted Puerto Rico exposures except one, which when added to normal amortization, reduced our insured Puerto Rico exposure by $2.2 billion during the year and helped reduce our BIG insured par exposure to 2.5%, the lowest since we acquired Financial Security Assurance in 2009, as well as Mr. Frederico's leadership of our efforts to increase our asset management-related earnings and our investments in alternative assets. Mr. Frederico’s total achievement score for 2022 was 121.3%, substantially below his score of 138.2% for 2021.
Our Compensation Committee considered the appropriate amount of long-term incentive equity compensation to award Mr. Frederico in recognition of his leadership of our Company through the turbulence of 2022, and its strong desire that Mr. Frederico continue his leadership as we transform our Company into a more diversified financial services company with increased asset management-related earnings and increased investments in alternative assets. Our Compensation Committee also believed that Mr. Frederico's long-term equity compensation should reflect the very strong performance of our TSR over the last one-, two-, three- and five-year periods, especially in comparison to the TSR of the indices against which we measure ourselves and the current compensation comparison group. As a result, our Compensation Committee granted Mr. Frederico long-term equity compensation with a target nominal value of $7,400,000, a 2.1% increase from his grant for the 2021 performance year.
Our Compensation Committee again chose not to increase Mr. Frederico's base salary in 2022 or 2023, so his base salary has not increased since 2017.
As a result of the combined impact of the substantial 12.2% decrease in Mr. Frederico's short-term cash incentive in recognition of our falling short of four of the six financial performance targets we set, the 2.1% increase in his long-term incentive equity compensation, and holding his base salary flat for the fifth year in a row, Mr. Frederico's $11,682,000 total compensation package for the 2022 performance year was 2.3% below his package for the 2021 performance year. Our Compensation Committee considered Mr. Frederico's total compensation package to strike the appropriate balance between our financial performance in the short term and the promising long term trajectory of our Company under Mr. Frederico's leadership as demonstrated by the one-, two-, three-, and five-year TSR of our Common Shares.
Mr. Frederico’s total compensation for the 2022 performance year was composed of the following:

	2022 Performance Year Compensation		2021 Performance Year Compensation		Change from 2021 to 2022
Fixed Compensation—Base Salary (1)	$1,250,000		$1,250,000		—
Incentive Compensation
Cash Incentive Compensation	$3,032,000		$3,454,988		(12.2)%
Long-Term Performance-Based Equity	$4,440,000	(2)	$4,350,000	(2)	2.1%
Long-Term Time-Based Equity	$2,960,000	(2)	$2,900,000	(2)	2.1%
Total Direct Compensation	$11,682,000		$11,954,988		(2.3)%
(1)     Mr. Frederico’s base salary for each of the 2022 and 2021 performance years was established at the beginning of such performance year, in February. Accordingly, Mr. Frederico’s 2022 base salary was established in February 2022.
(2)     Represents our Compensation Committee’s target nominal value for the relevant performance year. The number of units granted is calculated by dividing such value by the average stock price over the 40 consecutive trading days ending on the date of grant.

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The compensation package presented in the table above is different from the SEC-required disclosure in the Summary Compensation Table below and is not a substitute for the information in that table. Rather, it is intended to show how our Compensation Committee linked Mr. Frederico’s compensation and its components to our performance results and his achievements for the prior year. The base salary is paid during the performance year, while all of the components of the incentive compensation is based on achievements during the performance year and so is awarded in the first quarter of the following year.
Base Salary
Each February our Compensation Committee determines Mr. Frederico's base salary for that performance year. Consistent with our Compensation Committee's pay-for-performance philosophy, it has since 2017 chosen to maintain Mr. Frederico’s base salary at $1,250,000 and to use incentive compensation to reward him for his performance, experience and contributions and to motivate him to continue his leadership.
Cash Incentive
To determine Mr. Frederico’s cash incentive, as discussed above, our Compensation Committee used a formula that involved aggregating the weighted achievement scores for certain financial performance targets and individual non-financial objectives, and multiplying the result by Mr. Frederico’s Individual Target Cash Incentive Amount. Please refer to the diagram and discussion found above under “Executive Compensation Program Structure and Process—Components of Our Executive Compensation Program—Cash Incentive Compensation.”
Setting Mr. Frederico’s 2022 Financial Performance Targets
In February 2022, our Compensation Committee established targets for six financial performance measurements for Mr. Frederico (and for each other member of our senior leadership team) for the 2022 performance year. The financial performance targets were based on the business plan that our Board of Directors reviewed and approved in November 2021, and were designed to measure our progress in creating value for our shareholders. We include above under “Executive Compensation Program Structure and Process—Components of Our Executive Compensation Program” a detailed description of the financial performance measures, and why our Compensation Committee considers them to be important in assessing our Company and the performance of each member of our senior leadership team. Five of the six targets are based on non-GAAP financial measures.
Our Compensation Committee viewed all of the 2022 targets it set as challenging in light of then current market conditions and the nature of our business model. Our Compensation Committee set three of the 2022 targets for the financial performance measurements above the 2021 actual results; in the case of PVP, it set the 2022 target 43% above the 2021 actual results. It set the other three targets — core operating income per diluted share, core operating ROE, and gross third-party assets raised — below 2021 actual results for the reasons described below.
Core Operating Income per Diluted Share and Core Operating ROE. Our Compensation Committee set the financial performance targets for core operating income per diluted share and core operating ROE at levels it viewed as challenging but that were below 2021 comparable results. As described on page 46 under “Executive Compensation Program Structure and Process”, the nature of the accounting model for the financial guaranty business, where only approximately 2% of the premiums we earned in 2022 related to new financial guaranty policies we wrote in 2022, shows how little impact activity in our core insurance business has on the two of our financial measures related to income. Absent strategic transactions, and until the asset management business begins contributing more, almost all of our core operating income per diluted share and core operating ROE for a year can be projected at the beginning of the year based on insurance business already originated in prior years. Consequently, our Compensation Committee’s approach to setting targets for these two measures is to project the core operating income per diluted share and core operating ROE for the year based on our in-force insurance business and targets for PVP production, and then set targets that require management to exceed those projections. When the projections are lower than actual performance for the prior year, as was the case for these two measures for 2022, the resulting targets can be quite challenging while still being below the prior year actual results. Our Compensation Committee believes the targets it set in 2022 for these two measures fall in this category. In the case of both core operating income per share and core operating ROE, our Compensation Committee exercised its negative discretion and held the achievement score to 100% despite the 2022 results exceeding the 2022 target.
Gross Third-Party Assets Raised. Our Compensation Committee set the financial performance target based on what was projected to be a very volatile and challenging business environment for alternative asset managers in 2022. In any event, our Company fell short of the target on this measure.
Mr. Frederico’s 2022 Financial Performance Target Scores
In 2022, for five out of our six financial performance targets, we either exceeded the target or we improved over last year's results.
•Core operating income per share of $4.24 was nearly 5% above our target. However, our Compensation Committee exercised its negative discretion to score this measure at 100%, because the result was still below the prior year result.
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•Core operating ROE of 4.8% was above our target of 4.7%. However, our Compensation Committee exercised its negative discretion to score this measure at 100%, because the result was still below the prior year result.
•Core operating shareholders’ equity per share increased more than 6% from year-end 2021 and nearly met our target, so our Compensation Committee scored it at 100%.
•Core adjusted book value, which we refer to as Core ABV, per share increased by nearly 9% from year-end 2021 and nearly met our target, so our Compensation Committee scored it at 99%.
•The $375 million of PVP we produced was 27% below our goal but a nearly 4% increase from our achievement in 2021. Given the turbulence in the fixed-income market generally and the reduction of approximately 20% in new issuance in the U.S. public finance market, the primary market for our financial guaranty insurance product, our Compensation Committee determined this to be a laudable result and awarded a score of 80%.
•Our gross third-party assets raised were 51% below target. Considering the challenging global economy that impacted the asset management sector more broadly, as well as our Company's decision to explore alternative accretive growth strategies for its asset management business, our Compensation Committee determined this to be a positive result and awarded a score of 75%.
We achieved these results despite a persistently challenging business environment.
•Interest rate hikes initiated in the U.S. helped dampen the issuance of new municipal securities in 2022, which issuance was down approximately 20% compared to 2021, reducing opportunities for us in the most important market for our insurance product.
•The rapid rise of interest rates also led to unrealized losses in our fixed-income investment portfolio.
•For our non-U.S. business, the rapid strengthening of the U.S. dollar versus foreign currencies, especially U.K. pound sterling, reduced the dollar value of foreign-denominated PVP and gross written premium.
•Despite the strides we have made in managing our capital, we believe we still have excess capital that we need regulatory approval to deploy, and therefore are constrained in our ability to improve our capital efficiency and core operating ROE.
Our Compensation Committee assigned Mr. Frederico achievement scores for his achievements against each individual financial performance target, and then weighted his financial performance measurement scores in accordance with the cash incentive formula, which resulted in a weighted financial performance goal score of 61.9%:
2022 CEO Financial Performance Scorecard

	2022 Targets	2022 Results	Weighting	2022 Achievement Score	Weighted Achievement Score
Financial Performance Measurements*
Core operating income per diluted share	$4.04	$4.24	11.17%	100%	11.17%
Core operating ROE	4.7%	4.8%	11.17%	100%	11.17%
Core operating shareholders’ equity per share	$94.64	$93.64	11.17%	100%	11.17%
Core ABV per share	$143.28	$141.79	11.17%	99%	11.06%
PVP	$515 million	$375 million	11.17%	80%	8.94%
Gross third-party assets raised	$2.8 billion	$1.4 billion	11.17%	75%	8.38%
Total Financial Performance Measurement Achievement Score			67.0%		61.88%

*    Five of the six financial performance measurements are based on non-GAAP financial measures, which are described on page 67 under “Non-GAAP Financial Measures.”
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Mr. Frederico’s Non-Financial Objectives
Our Compensation Committee also evaluated Mr. Frederico’s 2022 achievements against his 2022 non-financial objectives. Highlights of those achievements include Mr. Frederico's leadership of our multi-year effort culminating in the settlement in 2022 of all our defaulted Puerto Rico exposures except one, which when added to normal amortization, reduced our insured Puerto Rico exposure by $2.2 billion during the year and helped reduce our BIG insured par exposure to 2.5%, the lowest since we acquired Financial Security Assurance in 2009; our underwriting of a total of $375 million of PVP despite lower new issuance volume in our primary U.S. public finance market and volatility in the fixed-income markets associated with rising interest rates and disruptions caused by the war in Ukraine; our return of $567 million to our shareholders; and Mr. Frederico's leadership of our efforts to increase our asset management-related earnings and our investments in alternative assets. Mr. Frederico was also instrumental in helping us make significant progress on environmental and social initiatives.

Non-Financial Objectives	2022 Results
Insurance Growth—Articulate clear strategy and lead effective implementation of business plan to grow financial guaranty and related business globally

•Expand U.S. public finance, global infrastructure and global structured finance financial guaranty business

•Acquire bond insurance portfolios if they become available for purchase

•Maintain strong financial strength ratings at insurance companies to facilitate articulated business strategies

Underwrote a total of $375 million of PVP despite lower new issuance volume in our primary U.S. public finance market and volatility in the fixed-income markets associated with rising interest rates and disruptions caused by the war in Ukraine, as follows:

•$257 million of U.S. Public Finance PVP

•$68 million of Non-U.S. Public Finance PVP

•$50 million of Global Structured Finance PVP

U.S. Public Finance:

•As a result of increased institutional demand for our insurance, in 2022, we insured 31 transactions with more than $100 million of par and four transactions with more than $500 million of par (including the Alameda Corridor Transportation Authority, PennDOT Major Bridges, and Metro Washington Airport Dulles Toll Road transactions, where we insured $460 million, $572 million, and $755 million of gross par, respectively)

•Industry insured penetration remained steady at 8% of municipal par insured for 2022 in the primary market, and we guaranteed more than $17.0 billion across 650 primary market transactions

•Insured $3.3 billion in gross par in U.S. public finance secondary market transactions, a growth of 650% over the $437 million we insured in that market in the prior year, and our highest secondary market result since 2008

Non-U.S. Public Finance:

•Wrote $68 million of PVP, representing the third largest amount in over a decade (including a major airport transaction)

Global Structured Finance:

•Wrote $50 million of PVP, making 2022 our second most productive year for direct structured finance activity since 2012

•Expanded a product developed in 2021 to guarantee subscription finance facilities

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Non-Financial Objectives	2022 Results
Insurance Loss Mitigation and Avoidance—Proactively manage financial guaranty portfolio to identify and avoid losses when stress develops and minimize losses when losses cannot be avoided

•Use all available levers to creatively resolve Puerto Rico credits while minimizing losses to the Company

•Completed settlements for all our defaulted Puerto Rico exposures except one (PREPA), which when combined with normal amortization reduced our insured Puerto Rico exposure by $2.2 billion during the year, a major milestone

•Continued to significantly improve expected recoveries and performance of RMBS portfolio, including the purchase of a loss mitigation security, which, over the year, resulted in an economic benefit of $143 million against our expected losses

•Reduced BIG insured par exposure to 2.5% of our insured portfolio, which is below the 3% target we set well over a decade ago and the lowest since our acquisition of Financial Security Assurance in 2009

Asset Management and Alternative Investments—Lead effective implementation of asset management and alternative investment strategies

•Grow assets under management (AUM) organically and/or through acquisitions

•Improve yield on investment portfolio by investing a portion of excess capital in alternative investments
•Raised $1.4 billion of third-party AUM •Exploring alternative accretive growth strategies with the goal of maximizing value for stakeholders and growing asset management-related earnings
Capital Management—Articulate clear strategy to maintain optimal capital structure, considering internal risk measures and rating agency and regulatory requirements

•Accumulate capital outside of insurance companies to support asset management and other strategies

•Return excess capital to shareholders

•Returned $567 million to our shareholders — $503 million by repurchasing 8.8 million of our Common Shares and $64 million through dividends

•Sold approximately $656 million (market value) of recovery securities received from Puerto Rico settlements effected in 2022

•Obtained regulatory approval to release contingency reserves of $87.3 million on expired Assured Guaranty Municipal Corp. policies, increasing its expected future dividend capacity

•Developed a process to improve capital position of the U.K. insurance company by novating 85% of certain policies not subject to the current co-guaranty structure, and accomplished the first such novation

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Non-Financial Objectives	2022 Results
Regulatory—Maintain optimal corporate and regulatory structure and good standing to pursue the articulated business strategies
•Supported the establishment and launch of our new fintech platform, AG Analytics

•Obtained regulatory approval for extension by one year of subscription agreement with subsidiary of Assured Guaranty Municipal Corp. and Assured Guaranty Corp. to invest in alternative investments managed by AssuredIM

•Successfully maintained cooperative relationships with numerous regulatory bodies, including regulators in the U.S., U.K. and the EU

Risk Management—Ensure that the Company has comprehensive, best-practice risk management with respect to all of its activities

•Insure credits of good quality consistent with underwriting guidelines and consistent with risk appetite statement

•Articulate and execute thorough enterprise risk management program

•Consistently maintained a strong compliance culture with leadership from the top; our enterprise risk management has consistently been commended, including by the rating agencies

•Further augmented and expanded underwriting criteria addressing climate risk

•Met all regulatory enterprise risk management requirements for operating companies

•Maintained appropriate credit quality of new underwriting, consistent with our Risk Appetite Statement

Operations—Establish an environment of excellence in all areas of operations, including investment management, accounting and financial reporting, and legal and compliance, and provide a secure information technology environment

•Maintained an environment of excellence in all areas of our operations by continually evaluating, and encouraging senior management to evaluate, our processes and procedures

•All financial statements and regulatory reports completed successfully and filed on time

•Successfully replaced legacy insurance accounting sub-ledger and reporting platform
•Maintained a secure information technology environment

•Successful Annual General Meeting, with shareholders supporting all proposals, including over 81% support of compensation paid to named executive officers

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Non-Financial Objectives	2022 Results
Human Capital Management

•Attract and retain talented employees, invest in the development of our people and strive for a diverse work force and an inclusive culture

•Develop an executive and senior management team to achieve the Company’s articulated business strategy, and develop succession plans for critical positions, including assisting the Board in further development of the CEO succession plan

•Formalized a human capital strategy that addresses training and development, enhanced feedback, succession planning, and retention

•Created a formal mentorship program, including training and resources for mentors and mentees, to support career development across our workforce and to enhance our inclusive culture

•Provided African American, Women's and Working Parents employee resource groups to support development and retention of a diverse workforce

•Reviewed CEO succession plan with Board of Directors

Environmental and Social Responsibility

•Establish clear strategies for assessing and mitigating the long-term impact of climate change on the Company’s businesses, and pursue business opportunities that enhance the ability to address climate risks

•Pursue opportunities to be a good corporate citizen

•Increased internal and external resources devoted to analyzing climate risk in our insured portfolio

•Launched AG Analytics, which (among other things) is expected to provide ESG information to the fixed-income marketplace

•Consolidated data centers, which will significantly reduce electricity usage

•Hosted a series of diversity and inclusion focused events featuring Board members

•Became a party to the CEO Action for Diversity

Based on Mr. Frederico’s 2022 achievements against his 2022 non-financial objectives, our Compensation Committee awarded him an achievement score of 180% for those objectives. Applying that score to the cash incentive formula resulted in a weighted non-financial objective score of 59.4%.
Our Compensation Committee then added that weighted non-financial objective score of 59.4% to the weighted financial performance target score of 61.9% achieved by Mr. Frederico as described earlier, to derive a total achievement score of 121.3% in accordance with the cash incentive formula, as follows:
Summary 2022 CEO Performance Scorecard

	Weighting	2022 Achievement Score (0%-200%)	Weighted Achievement Score
Total Financial Performance Measurement Achievement Score (Summarized on page 53 above.)	67%	92.3%	61.9%
Non-Financial Objective Score	33%	180%	59.4%
Achievement Score			121.3%
In reviewing Mr. Frederico’s 2022 performance scorecard, our Compensation Committee determined that he had very strong performance in a difficult year. In particular, our Compensation Committee found that Mr. Frederico should be recognized for our exceptional total one-year shareholder return of over 26% and still exceeding two of our six financial performance targets set by our Compensation Committee for 2022 in a difficult year in the fixed-income markets. Our Compensation Committee also deemed it to be important to recognize that we did not meet four of our financial performance targets, and so concluded that it was appropriate that Mr. Frederico’s short-term cash incentive payment decline appreciably.
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Based on Mr. Frederico’s achievements in a challenging environment, our Compensation Committee awarded him a total achievement score of 121.3% for the 2022 performance year, 12.2% below his achievement score of 138.2% for the 2021 performance year. Applying this achievement score to his Individual Target Cash Incentive Amount resulted in a cash incentive award of $3,032,000. This was $422,988 (or 12.2%) less than the $3,454,988 awarded to Mr. Frederico for the 2021 performance year.
Equity Compensation
Our Compensation Committee awarded all of Mr. Frederico’s long-term incentive compensation in the form of PSUs and RSUs. The $7,400,000 target nominal amount of long-term equity constitutes a 2.1% increase over the target nominal amount for the prior year. Our Compensation Committee believes that our one-, two-, three- and five-year TSR demonstrates the confidence of the equity markets in the long-term trajectory of our Company, and that Mr. Frederico should be rewarded for his leadership over these periods, and provided with an appropriate incentive to continue that leadership for the long term.
The following table sets forth the target nominal amount of long-term incentive compensation our Compensation Committee awarded Mr. Frederico on February 22, 2023, the grant date. Our Compensation Committee determined the number of PSUs and RSUs to award Mr. Frederico by converting the target nominal amount of the award using $61.83, which was the average price of our Common Shares over the 40 consecutive trading days ending on February 22, 2023.
When we prepare the Summary Compensation Table, we report the value of the grants using U.S. generally accepted accounting principles (which we refer to as U.S. GAAP), in accordance with the SEC’s rules.
•Under U.S. GAAP, the value of an ABV PSU as of February 22, 2023 was determined to be $62.21. This value is based on the closing price of our Common Shares on that date, which U.S. GAAP allows as a practical expedient to value grants with complicated features, such as in this case the estimated growth rate of the Company’s Core ABV per share.
•Under U.S. GAAP, the value of a Relative TSR PSU on February 22, 2023 was $80.80. This value was computed using a Monte-Carlo simulation model taking into account the historical relationship of our TSR and the TSR of the Index. We engaged Aon to provide this computation for us.
•Under U.S. GAAP, the value of an RSU was $62.21, based our Common Share closing price on February 22, 2023.
Because the price of our Common Shares can be volatile, our Compensation Committee since 2012 has determined the number of shares to be granted to members of our senior leadership team by dividing the target nominal value of the equity it wished to award by the average price of our Common Shares over the 40 consecutive trading days ending on the grant date. As described above, U.S. GAAP valuations are based on the price of our Common Shares on the grant date. So, when the price of our Common Shares is higher on the grant date than the average price over the 40 previous consecutive trading days, the U.S. GAAP value will exceed our Compensation Committee’s target nominal value, as was the case this year, as well as last year. Similarly, when the price of our Common Shares is lower on the grant date than the average price over the 40 consecutive trading days ending on the grant date, the U.S. GAAP value will be less than our Compensation Committee’s target nominal value, as was the case in 2020. Our Compensation Committee believes solely using the average over 40 consecutive trading days approach to sizing its long-term equity incentive grants is the fairest approach to use in light of the volatility of the price of our Common Shares.
The aggregate value of Mr. Frederico’s February 2023 long-term equity incentive grants under U.S. GAAP is set forth below.

	Compensation Committee Target Nominal Value	Equity Granted (Shares)	U.S. GAAP Value
ABV PSUs	$2,220,000	35,905	$2,233,650
Relative TSR PSUs	$2,220,000	35,905	$2,901,124
RSUs	$2,960,000	47,873	$2,978,179
TOTAL	$7,400,000	119,683	$8,112,953
Perquisites
Our Compensation Committee reviewed the executive perquisites provided to Mr. Frederico in 2022. Our Compensation Committee noted the cost and personal inconvenience entailed in leading a Bermuda-based company with substantial operations in the U.S., U.K. and Europe, and evaluated the value of perquisites provided to Mr. Frederico against the values of perquisites provided to the chief executive officers of the six other Bermuda-based companies in our current executive compensation comparison group. Based on information in the 2022 proxy statements of those six companies, in 2021, Mr. Frederico received the lowest value of perquisites of the chief executive officers of Bermuda-based companies in our current executive compensation comparison group. On this basis, our Compensation Committee concluded that the value of perquisites provided to Mr. Frederico under our existing policies is reasonable.

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Comparison to Executive Compensation Comparison Group
Our Compensation Committee considered FW Cook’s analysis of the compensation paid to chief executive officers in our current executive compensation comparison group when evaluating the compensation of Mr. Frederico. (Our current executive compensation comparison group, and how it changed from our 2021 executive compensation comparison group, is described under “Compensation Governance—Executive Compensation Comparison Group” below). According to FW Cook, for the 2021 performance year, which is the most recent data available, the target total direct compensation for Mr. Frederico ranked at the 91st percentile on average, ranging from near median to above the 75th percentile, of the amount for the CEO of our executive compensation comparison group, reflecting the experience, leadership, specialized skill set and sustained performance of Mr. Frederico. Actual total direct compensation for Mr. Frederico paid for the 2021 performance year ranked at the 87th percentile of our executive compensation comparison group, reflecting our non-equity incentive payout for 2021 performance, which was aligned with our 2021 performance relative to our key business goals and strategies, as well as our strong financial performance for that period.
OTHER NAMED EXECUTIVE OFFICER COMPENSATION DECISIONS
Non-Financial Objectives and Achievements of the Other Named Executive Officers
Our Compensation Committee made compensation awards to our other named executive officers for the 2022 performance year based on its assessment of their achievements and Mr. Frederico’s review of their performance, as well as Mr. Frederico’s compensation recommendations. Our other named executive officers’ achievements were evaluated based on their contributions to our achievement of our financial measurement targets, their contributions to the achievement of Mr. Frederico’s non-financial objectives, and their own achievements of the individual non-financial objectives Mr. Frederico had assigned to them, as described below.
Robert A. Bailenson, Chief Financial Officer
Mr. Bailenson was responsible in the 2022 performance year for meeting all internal and external financial requirements, managing our capital efficiently, overseeing the IT function, meeting with investors, and participating on earnings calls. Mr. Bailenson has involved himself in all aspects of our business and leads the financial team in addressing market and regulatory changes. More specifically, Mr. Bailenson:
•Successfully oversaw the settlement of all our defaulted insured Puerto Rico exposures but one (PREPA), which when added to normal amortization reduced our Puerto Rico insured par exposure by $2.2 billion during the year;
•Successfully oversaw the establishment of AG Analytics, the Company's new fintech platform;
•Successfully oversaw the replacement of legacy insurance accounting sub-ledger and reporting platform;
•Held various meetings with rating agencies, which resulted in an upgrade of Assured Guaranty Municipal Corp. and its subsidiary Assured Guaranty UK Limited, by Moody's Investors Service to A1 from A2;
•Was responsible for the timely and accurate filing of all financial statements and tax returns; and
•Acts as executive sponsor for our Working Parent Employee Resource Group.
Ling Chow, General Counsel
Ms. Chow is an effective leader of legal resources for our Company. Her work managing corporate governance and other issues before our Board was exemplary. Under Ms. Chow’s direction, we were able to navigate the complex compliance and regulatory environments of both the insurance and asset management segments of our business to accomplish our corporate objectives. More specifically, Ms. Chow:
•Supervised the Legal department’s contribution to our efforts to mitigate losses on our insured Puerto Rico exposure, including negotiating favorable resolutions of our significant exposures and establishing a process for the disposition of salvage assets;
•Supervised legal aspects of risk management and workout activities related to the Company’s other insured exposures;
•Managed litigation matters involving our financial guaranty business as well as our asset management business;
•Supervised ongoing effort to develop a fintech platform, including acquisition of companies and assets;
•Managed legal issues relating to the insurability of transactions;
•Provided legal advice on the various initiatives of our employee-led Diversity and Inclusion Committee; and
•Headed an HR team responsible for executing a strategy to enhance employee engagement and retention, including by developing targeted training for individual employees and analyzing the efficacy of our Company's deferred compensation program.

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David A. Buzen, Chief Investment Officer and Head of Asset Management
Mr. Buzen was responsible in the 2022 performance year for guiding investment decisions for our investment portfolio and building our asset management business. More specifically, Mr. Buzen:
•Oversaw the raising of $1.4 billion in gross third-party assets; and
•Oversaw successful effort to assist our insurance companies in selling Puerto Rico bonds to provide them with liquidity for record-making claim payments.
Stephen Donnarumma, Chief Credit Officer
Mr. Donnarumma was responsible in the 2022 performance year for overseeing the global credit underwriting process for the Company's public finance, structured finance, and infrastructure finance insurance businesses. More specifically, Mr. Donnarumma:
•Successfully augmented and expanded underwriting criteria to more formally address climate risk;
•Developed underwriting criteria for certain individually structured transactions;
•Implemented robust underwriting controls to limit downgrade risk;
•Created new credit committee procedures for the Bermuda insurance companies to streamline the underwriting process; and
•Successfully completed a comprehensive review and update of all underwriting manuals, credit committee charters, and credit procedures, maintaining adherence to regulatory requirements.
Compensation Decisions for our Other Named Executive Officers
The 2022 base salaries of our other named executive officers were set by our Compensation Committee in February 2022. Consistent with our Compensation Committee's pay-for-performance philosophy, it chose to set the 2022 salaries of each of our other named executive officers at their same levels as 2021, and to use incentive compensation to reward each of them for their performance, experience and contributions, and to motivate them to continue their leadership of their respective functions. In February 2023, our Compensation Committee decided to maintain the 2023 salaries of all of our named executive officers at their 2022 levels, except that of Mr. Donnarumma. In light of Mr. Donnarumma's achievements for the 2022 performance year and the complexity of the issues handled by the credit department, our Compensation Committee supported Mr. Frederico's recommendation to increase his salary to $525,000 from $500,000 for the 2023 performance year.
In the case of the other named executive officers, for the 2022 performance year, our Compensation Committee calculated and aggregated the weighted achievement scores for the financial performance targets (which were the same as Mr. Frederico’s except in the case of Mr. Buzen, whose financial performance measures were more heavily weighted to gross third-party assets raised) and their non-financial objectives (which were a combination of their contribution to Mr. Frederico’s non-financial objectives and their achievement of their own individual non-financial objectives), taking into account the level of difficulty of achieving particular targets or objectives. Based on their achievements, after applying the formula, our Compensation Committee awarded them the cash incentives calculated as shown in the table below.

	(2022 Base Salary	X	2022 Individual Target Cash Incentive Multiple	)	X	(	Financial Performance Measurement Achievement Score (weighted 67%)	+	Individual Non- Financial Objective Achievement Score (weighted 33%))	=	2022 Cash Incentive Payout
Robert A. Bailenson	$800,000		2.00x				61.9%		57.8%		$1,914,080
Ling Chow	$600,000		2.00x				61.9%		46.2%		$1,296,960
David A. Buzen	$800,000		2.00x				57.2%		23.1%		$1,285,088
Stephen Donnarumma	$500,000		2.00x				61.9%		56.1%		$1,179,800
In general, our Compensation Committee awards the other named executive officers long-term incentive compensation in the form of PSUs and RSUs with the same terms and in the same proportion as the PSUs and RSUs awarded to Mr. Frederico. The target nominal amount of long-term equity reflects our Compensation Committee’s desire that each of the other named executive officers have a strong incentive to help generate long-term, sustained growth for our Company. The amounts of PSUs and RSUs awarded to each other named executive officer vary by individual and are based on their respective positions and levels of responsibility, historic compensation levels and FW Cook’s advice about the compensation practices of companies in our comparison group.
Assured Guaranty 2023 Proxy Statement 60

Our Compensation Committee considered FW Cook’s analysis of the compensation paid to named executive officers in our current executive compensation comparison group when evaluating the compensation of our named executive officers. (Our current executive compensation comparison group, and how it changed from our 2021 executive compensation comparison group, is described under “Compensation Governance—Executive Compensation Comparison Group” below). According to FW Cook, for the 2021 performance year, which is the most recent data available, the target total direct compensation for our named executive officers (excluding Mr. Frederico) ranked at the 59th percentile on average, ranging from below median to above the 75th percentile, of amounts for the named executive officers of our executive compensation comparison group, reflecting the experience, leadership, specialized skill sets and sustained performance of our senior leadership team. Actual total direct compensation for all our named executive officers as a group (excluding Mr. Frederico) paid for the 2021 performance year ranked at the 62nd percentile of our executive compensation comparison group, reflecting our non-equity incentive payouts for 2021 performance, which were aligned with our 2021 performance relative to our key business goals and strategies, as well as our strong financial performance for that period. For the 2022 performance year, our one-year TSR was 26.2%, and our three-year TSR was in the 77th percentile of our current executive compensation comparison group. Our long-term incentive equity awards generally remain unchanged and continue to align with our current executive compensation comparison group.
In summary, our Compensation Committee approved the following compensation decisions for the named executive officers other than Mr. Frederico for the 2022 performance year:

	Robert A. Bailenson	Ling Chow	David A. Buzen	Stephen Donnarumma
Fixed Compensation—Base Salary(1)	$800,000	$600,000	$800,000	$500,000
Incentive Compensation
Cash Incentive Compensation	$1,914,080	$1,296,960	$1,285,088	$1,179,800
Long-Term Equity Incentive Target Values(2)	$1,700,000	$1,300,000	$770,000	$760,000
Total Direct Compensation	$4,414,080	$3,196,960	$2,855,088	$2,439,800
(1)    These base salaries were set by our Compensation Committee in February 2022.
(2)    Except in the case of Mr. Buzen, the long-term equity incentive awards were allocated similarly to Mr. Frederico’s, and comprised 30% ABV PSUs, 30% Relative TSR PSUs and 40% RSUs. Mr. Buzen's long-term equity incentive award is 100% RSUs. The U.S. GAAP values of the awards are: Mr. Bailenson, $1,863,732; Ms. Chow, $1,425,293; Mr. Buzen, $774,763; and Mr. Donnarumma, $833,307.
2022 EXECUTIVE COMPENSATION CONCLUSION
Our Compensation Committee reviewed the total compensation package it arrived at for Mr. Frederico and each of our other named executive officers using the calculations and processes described in this Compensation Discussion and Analysis, and determined that the components as well as the aggregate of each of the total compensation packages were appropriate for each individual based on our financial and nonfinancial performance. The short-term cash incentive for Mr. Frederico was 12.2% less than the prior year, while the short-term cash incentive for our other named executive officers averaged 13.3% less than the prior year. Our Compensation Committee believes that these declines appropriately reflect the performance of our Company over the 2022 performance year.
Our Compensation Committee also believes that our extraordinary one-, two-, three- and five-year TSR demonstrates the confidence of the equity markets in the long-term trajectory of our Company, and that Mr. Frederico and our named executive officers should be rewarded for their leadership over these periods, and provided with an appropriate incentive to continue that leadership for the long term. As a result, our Compensation Committee increased Mr. Frederico's long-term equity compensation by 2.1% and the long-term equity incentive of our named executive officers by an average of 8.0%, based on our Compensation Committee's view of their contribution to our success over the last several years and its view of the importance of retaining them to continue that leadership for the long term.
Mr. Frederico's total compensation package declined by 2.3%, and the total compensation packages of the other named executive officers declined by an average of 4.0%. Our Compensation Committee believes that the total compensation package for Mr. Frederico and each of the other named executive officers provides the appropriate reward and incentive for their contributions and our performance over the last year and the importance to our Company of their continued leadership over the long term. Our strategy requires exceptionally qualified and experienced management and our Compensation Committee believes our executive compensation program rewards performance and motivates each member of our senior leadership team to increase shareholder value, and that it is therefore appropriate and in the best interests of our Company and our shareholders.

61 Assured Guaranty 2023 Proxy Statement

COMPENSATION GOVERNANCE
The Role of the Board’s Compensation Committee
Our Compensation Committee oversees all aspects of our executive compensation program. Our Compensation Committee has responsibility for:
•Establishing compensation policies for our senior leadership team
•Determining the compensation of our CEO
•Reviewing our CEO’s compensation recommendations regarding other members of the senior leadership team and determining appropriate compensation for such persons
Our Board has adopted a Compensation Committee Charter to govern our Compensation Committee’s activities. The charter, which may be found on our website at www.assuredguaranty.com/governance, is reviewed annually by our Compensation Committee. Under its charter, our Compensation Committee is authorized to retain compensation, legal, accounting and other expert consultants at our expense.
The Role of the Independent Consultants
For more than ten years, including in 2022, our Compensation Committee has engaged FW Cook as its independent compensation consultant and considered advice and information from that firm in determining the amount and form of compensation for each member of our senior leadership team. Periodically, our Nominating and Governance Committee also engages FW Cook to conduct a comprehensive review of the compensation package for our independent directors; FW Cook last undertook such a comprehensive review in 2021.
In 2022, FW Cook’s work for our Compensation Committee included analyzing our compensation practices in light of best practices, providing a compensation risk assessment, reviewing and advising us on changes to our comparison group of companies, collecting and providing relevant market data, reviewing data and analyses provided by other consultants, and updating our Compensation Committee with respect to evolving governance trends.
Our Compensation Committee has considered the independence of FW Cook in light of SEC rules and NYSE listing standards. It requested and received a letter from FW Cook in 2022 affirming factors relevant to assessing FW Cook’s independence. Our Compensation Committee discussed the content of the letter and concluded that FW Cook’s work did not raise any independence or conflict of interest issues.
When our Compensation Committee began to contemplate amending the long-term equity incentive program to include performance restricted share units based on relative TSR performance in 2018, we engaged Aon to model the grant date fair value and ultimate performance and payout of hypothetical Relative TSR PSUs with various characteristics and, once the characteristics of the Relative TSR PSUs were settled, to provide grant date valuation of the Relative TSR PSUs and to provide Relative TSR PSU value tracking over the life of the Relative TSR PSUs. Our Compensation Committee engaged Aon as a compensation consultant beginning in 2018 when it established the TSR PSUs in February 2019, and again in 2021 when it considered whether, given changes in the Russell Mid-Cap Financial Services Index since 2019, it should change the reference index used for the TSR PSUs (it chose not to make any changes). We also engage Aon to calculate and report on the value of the TSR PSUs on an ongoing basis.
Our Compensation Committee has considered the independence of Aon in light of SEC rules and NYSE listing standards. It requested and received a letter from Aon in 2022 affirming factors relevant to assessing Aon's independence. Our Compensation Committee discussed the content of the letter and concluded that Aon's work did not raise any independence or conflict of interest issues.
Executive Compensation Comparison Group
Our Compensation Committee examines pay data for the following 21 companies to review pay practices, identify compensation trends, and benchmark its executive compensation decisions:

Affilated Managers Group	Essent Group, Ltd.	RenaissanceRe Holdings
AllianceBernstein	Everest Re Group, Ltd.	Sculptor Capital
Arch Capital Group	Federated Hermes	Selective Insurance Group, Inc.
Argo Group International Holdings, Ltd.	First American Financial Corporation	SiriusPoint Ltd.
Assurant, Inc.	Janus Henderson Group	The Hanover Insurance Group, Inc.
AXIS Capital Holdings Limited	MGIC Investment Corporation	Virtus Investment Partners
Enstar Group Limited	Radian Group	White Mountains Insurance Group, Inc.
Assured Guaranty 2023 Proxy Statement 62

Our Compensation Committee has long recognized that the comparison group has limitations. Our company is the only publicly-traded financial services company primarily writing new financial guaranty business in today’s markets.
Notably, the comparison group consists primarily of mortgage finance and property and casualty insurance and reinsurance companies, along with the six asset managers (reflecting our expansion into asset management in 2019). Despite the specialized nature of our primary financial guaranty business, our Compensation Committee looks for companies domiciled in Bermuda or with a similar size, global business model and compensation mix to ours, along with publicly traded asset management companies to reflect the establishment of AssuredIM. Although the factors our Compensation Committee considers for its compensation decisions and the level of compensation may differ from those for the comparison group, our Compensation Committee finds it useful to consider the pay practices at these companies.
In October 2022, FW Cook met with our Compensation Committee to review the comparison group and to discuss whether other companies should be considered for inclusion in the group. Based on FW Cook’s review and the continued importance of preserving the balance of traditional insurance companies and asset management companies, and due to the acquisition of Alleghany Corporation (which had been one of the 21 companies in the group) by Berkshire Hathaway on October 19, 2022, FW Cook recommended to our Compensation Committee that it replace Alleghany Corporation with SiriusPoint Ltd., which, like Alleghany, is a reasonably-sized reinsurance company. It is indicated in bold in the above list.
FW Cook advised our Compensation Committee that, as of December 31, 2022, our one-year TSR was in the 91st percentile of the revised comparison group and our three-year TSR ranked in the 77th percentile of the revised comparison group. FW Cook also informed our Compensation Committee that, as of September 30, 2022, our latest four quarters of net income was in the 45th percentile of the revised comparison group and our total assets were at the 70th percentile.
The revised comparison group consists of companies that, like our Company, have a business model that involves underwriting or credit risk, a holding company structure, and similar size as measured by revenues, assets and market capitalization.
Executive Officer Recoupment Policy and Related Forfeiture and Termination for Cause Provisions
Our Board of Directors adopted a recoupment (or clawback) policy in February 2009 pursuant to which our Compensation Committee was permitted to rescind or recoup certain compensation awards to an executive officer in the event of a material restatement of our financial results (or for stock options, if such person engaged in misconduct related to a restatement of our financial results), or if that person was awarded or paid certain compensation based on objectively quantifiable performance goals that were later determined to have been overstated. In November 2015, our Compensation Committee amended the recoupment policy so that it would apply, to the extent required by law, to incentive compensation received in the three-year period before a determination that a material restatement of our financial results is required.
In 2021, our Compensation Committee initiated a comprehensive review not only of our recoupment policy, but also the forfeiture and recoupment provisions in the grant agreements for our equity incentive awards (RSUs and PSUs) and non-equity incentive awards, and the definition of cause used in those grant agreements and our executive severance plan. After considering a report from FW Cook on best practices, our Compensation Committee determined that it was in the best interest of our Company to expand and harmonize the circumstances under which our Compensation Committee has discretionary authority to impose forfeiture, recoupment and / or termination for cause. In February 2022, our Compensation Committee adopted a revised recoupment policy that expanded the circumstances that can trigger recoupment pursuant to the policy to now include misconduct by the executive (now broader than just misconduct related to restatement of financial statements) and that expanded the types of compensation awards that are subject to the recoupment policy, and adopted updated grant agreements for equity awards and an updated executive severance plan that now include an expanded definition of cause and that contain provisions requiring recipients to agree that all previously granted awards to such recipient are subject to the updated terms of the amended recoupment policy. The updated definition of cause expands the circumstances that constitute cause, including any acts or omissions by the executive that are likely to injure the operations or reputation of the Company.
The table below presents a simplified summary of selected provisions of our current recoupment policy, severance plan and grant agreements as approved in February 2022, and is modified in its entirety by the detailed provisions of such documents, which were filed with the SEC. The provisions summarized below are applicable to each member of our senior leadership team. Conduct, activity or events may fall into more than one category in the table.
63 Assured Guaranty 2023 Proxy Statement

	Forfeit Unpaid Incentive Compensation*	Recoup Already Paid Incentive Compensation*	Termination for Cause
Misconduct: (a) felony; (b) other crime involving moral turpitude in certain circumstances; and (c) other serious misconduct that may cause material harm to our employees or material reputational harm to the Company or may expose the Company to material regulatory, legal or financial risk
	✓	✓	✓
Any act or omission likely to injure our operations or reputation or to prevent such executive from being able to perform their duties	✓		✓
Material restatement of financial statements (regardless of misconduct)	✓	✓
Overstatement of objectively quantifiable performance objectives	✓	✓
Violation of specified covenants (non-compete, non-solicitation, breach of confidentiality)	✓	✓	✓
Failure to follow directions of the Board or supervisor or any willful, serious and continued failure to perform their duties	✓		✓
* The covered incentive compensation consists of RSUs, ABV PSUs, TSR PSUs and non-equity incentive compensation (cash).

We will review our current recoupment policy, severance plan and grant agreements against the listing standards the NYSE is expected to adopt soon as required by Rule 10D-1 adopted by the SEC on October 26, 2022, under the Securities Exchange Act of 1934.
Share Ownership Guidelines
To demonstrate our commitment to building shareholder value, our Board of Directors adopted management share ownership guidelines. Our guidelines do not mandate a time frame by which this ownership must be attained, but each member of our senior leadership team must retain 100% of their after-tax receipt of our Common Shares until they reach their ownership goal. Please see “Information About Our Common Share Ownership—How Much Stock is Owned by Directors and Executive Officers” for detailed information on the executive officers’ stock ownership.
The chart below shows the guideline for each of our named executive officers and each executive’s stock ownership as of March 10, 2023, the record date, using $53.51, the closing price of one of our Common Shares on the NYSE on such date.

Named Executive Officer	Guideline	Current Ownership
Dominic J. Frederico	7 × Salary	65.0 × Salary	(1)
Robert A. Bailenson	5 × Salary	18.0 × Salary
Ling Chow	5 × Salary	8.1 × Salary
David A. Buzen	5 × Salary	6.5 × Salary
Stephen Donnarumma	5 × Salary	8.7 × Salary
(1)    Common shares beneficially owned by Mr. Frederico include 300,000 shares pledged in accordance with our stock trading policy.
These ownership levels include shares owned and, in the case of Mr. Bailenson, vested share units credited to his non-qualified retirement plan. Unvested RSUs and unvested PSUs do not count towards the guidelines. Some of the executive officers who have reached their share ownership goals have made gifts of shares to family or to charitable or educational institutions.
Anti-Hedging Policy
We adopted an anti-hedging policy in 2013 that explicitly prohibits employees and directors from hedging our Common Shares.

Assured Guaranty 2023 Proxy Statement 64

Anti-Pledging Policy
Our stock trading policy prohibits employees and directors from pledging our Common Shares without the approval of both our General Counsel and our Nominating and Governance Committee. Our stock trading policy requires that, in order to grant such approval, our Nominating and Governance Committee determine that the person making the pledge demonstrates the financial capacity to repay the loan (which does not constitute margin debt) without resorting to the pledged securities. Mr. Frederico has pledged 300,000 of our Common Shares. Even if such shares are excluded from his total, on March 10, 2023, Mr. Frederico owned Common Shares in an amount equal to 52.2x his salary, more than seven times his guideline of 7x his salary. No other director or executive officer has pledged Common Shares.
Award Timing
Our Compensation Committee meets during our February board meeting to make executive compensation decisions with respect to the previous year’s performance and to make its compensation recommendations to the other directors. After consulting with our Board, our Compensation Committee approves salary increases (if any), cash incentive compensation, and long-term equity incentive awards for each member of our senior leadership team. Calculations of the number of PSUs and RSUs awarded to each member of our senior leadership team are made as of the date our Compensation Committee consults with our Board and approves the compensation packages for our senior leadership team, which occurs several days prior to the day we file with the SEC our Annual Report on Form 10-K for the previous calendar year. We have consistently followed this timing for many years. The number of units granted is calculated by dividing such value by the average closing price on the NYSE of a Common Share over the 40 consecutive trading days ending on the date of grant. Payments of cash incentives are not made until after we file with the SEC our Annual Report on Form 10-K for the previous calendar year.

65 Assured Guaranty 2023 Proxy Statement

POST-EMPLOYMENT COMPENSATION
Retirement Benefits
We maintain tax-qualified and non-qualified defined contribution retirement plans for each member of our senior leadership team and other eligible employees. We do not maintain any defined benefit pension plans. Our Compensation Committee and our management believe that it is important to provide retirement benefits to employees who reach retirement in order to attract and retain key employees. All retirement benefits are more fully described below under “Potential Payments Upon Termination or Change in Control.”

Benefit Under Defined Contribution Plans	Description
Core contribution
We contribute 7% of each employee’s salary and non-equity incentive payment or cash bonus compensation, which we refer to as eligible compensation, on the portion made to our tax-qualified plan, and 6% on the portion made to our nonqualified supplemental employee retirement plans.

Company match
We match 100% of each employee’s contribution, up to 7% of eligible compensation on the portion made to our tax-qualified plan, and 6% on the portion made to our nonqualified supplemental employee retirement plans.

Severance
Under our severance plan for members of our senior leadership team, following the executive’s involuntary termination without cause or voluntary termination for good reason and subject to the executive signing a release of claims, the executive will receive a lump-sum payment in an amount equal to one year’s salary plus their average cash incentive amount over the preceding three-year period, plus a pro-rata annual cash incentive amount for the year of termination, and an amount equal to one year of medical and dental premiums. The executive’s receipt of severance benefits is subject to their compliance with non-competition, non-solicitation, and confidentiality restrictions during their employment and for a period of one year following termination of employment. We, in our discretion, may choose to pay one year of base salary to an executive who terminates employment for a reason other than involuntary termination without cause or voluntary termination for good reason, in which case the executive will also be subject to non-competition, non-solicitation, and confidentiality restrictions following their termination of employment.
Change In Control Benefits
We provide change in control benefits to encourage members of our senior leadership team to consider the best interests of shareholders by mitigating any concerns about their own personal financial well-being in the face of a change in control of our Company. Based on shareholder input and changing market trends, since 2011, in the event of a change in control:
•Long-term incentive awards will vest only upon certain terminations of employment following a change in control (double-trigger)
•Such awards will vest upon a change in control (single-trigger) if the acquirer does not assume the awards
•We do not provide excise tax reimbursements and gross-up payments in the case of a change in control
Detailed information is provided below under “Potential Payments Upon Termination or Change in Control.”
TAX TREATMENT
Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1 million paid to “covered employees” of the Company, with some limited exceptions for compensation paid pursuant to certain arrangements in place on November 2, 2017. Our covered employees generally include anyone who (i) was the CEO or CFO at any time during the year, (ii) was one of the other NEOs who was an executive officer as of the last day of the fiscal year, and (iii) was a covered employee for any previous year after 2016.
As with prior years, although our Compensation Committee will consider deductibility under Section 162(m) with respect to the compensation arrangements for our executive officers, deductibility will not be the sole factor used in determining levels or methods of compensation. Our Compensation Committee considers many factors when designing its compensation arrangements in addition to the deductibility of the compensation, and maintains the flexibility to grant awards or pay compensation amounts that are non-deductible if they believe it is in the best interest of our Company and our shareholders.
Assured Guaranty 2023 Proxy Statement 66

Section 409A of the Internal Revenue Code imposes restrictions on nonqualified deferred compensation plans. We maintain deferred compensation plans for the benefit of our employees, including nonqualified deferred compensation plans that provide for employee and employer contributions in excess of the IRS defined contribution plan limits. The deferred compensation plans we maintain are intended to be exempt from the requirements of Section 409A or, if not exempt, to satisfy the requirements of Section 409A, and we have reviewed and, where appropriate, have amended each of our deferred compensation plans to meet the requirements.
Finally, Section 457A of the Internal Revenue Code imposes restrictions on nonqualified deferred compensation plans maintained by a nonqualified entity (which generally includes an entity in a jurisdiction that is not subject to U.S. income tax or a comprehensive foreign income tax). The deferred compensation plans we maintain are intended to be exempt from the requirements of Section 457A.
NON-GAAP FINANCIAL MEASURES
This proxy statement references financial measures that are not determined in accordance with U.S. GAAP, and are identified as core, operating, PVP or non-GAAP. Although these non-GAAP financial measures should not be considered substitutes for U.S. GAAP measures, our management and Board consider them important performance indicators and have employed them as well as other factors in determining senior leadership incentive compensation.
We referenced in the Management’s Discussion and Analysis in our Annual Report on Form 10-K for the year ended December 31, 2022 certain of the non-GAAP financial measures we use in this proxy statement. The definitions for those non-GAAP financial measures, which are listed below, and how they may be calculated from the most directly comparable GAAP financial measures, may be found on pages 101 and 103 to 107 of our Annual Report on Form 10-K for the year ended December  31, 2022.
•adjusted operating income
•adjusted operating shareholders’ equity
•adjusted book value (ABV)
•PVP or present value of new business production
This proxy also references certain non-GAAP financial measures, which are identified as “core”, that our management and Board also consider important performance indicators and have employed, as well as other factors, in determining the incentive compensation of our senior leadership team. These “core” measures, and how they are calculated from our GAAP financial statements, are as follows:
•Core operating income per diluted share. After making the adjustments to net income attributable to Assured Guaranty Ltd. described on pages 103 to 104 of our Annual Report on Form 10-K, Management’s Discussion and Analysis, Non-GAAP Financial Measures to arrive at adjusted operating income, we subtract the gain (or loss) included in net income related to VIE consolidation, net of tax, and to calculate the per diluted share amount divides the result by the weighted average diluted Common Shares during the period. Our adjusted operating income is shown in the table on page 80 of our Annual Report on Form 10-K, Management’s Discussion and Analysis of Financial Condition and Results of Operations, Executive Summary, Financial Performance of Assured Guaranty, and the gain (or loss) included in net income related to VIE consolidation is shown in the same table as “Other.”
•Core operating shareholders’ equity per share. After making the adjustments to shareholders’ equity attributable to Assured Guaranty Ltd. described on pages 104 to 105 of our Annual Report on Form 10-K, Management’s Discussion and Analysis, Non-GAAP Financial Measures to arrive at adjusted operating shareholders’ equity, we subtract the gain (or loss) related to VIE consolidation, net of tax, also disclosed in such section of the Form 10-K, and to calculate the per share amount divide by the number of Common Shares outstanding.
•Core ABV. After making the adjustments to shareholders’ equity attributable to Assured Guaranty Ltd. described on pages 104 to 105 of our Annual Report on Form 10-K, Management’s Discussion and Analysis, Non-GAAP Financial Measures to arrive at adjusted book value (ABV), we subtract the gain (or loss) related to VIE consolidation, net of tax, also disclosed in such section of the Form 10-K, and to calculate the per share amount divide by the number of Common Shares outstanding.
•Core operating ROE. Core operating ROE is calculated as core operating income divided by the average of core operating shareholders’ equity at the beginning and end of the period.
67 Assured Guaranty 2023 Proxy Statement

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and this proxy statement. The foregoing report has been approved by the Compensation Committee.
Thomas W. Jones, Chair
G. Lawrence Buhl
Bonnie L. Howard
Patrick W. Kenny
Assured Guaranty 2023 Proxy Statement 68

SUMMARY COMPENSATION TABLE
The following table provides compensation information for 2022, 2021 and 2020 for our named executive officers.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Dominic J. Frederico,	2022	$1,250,000	$8,661,779	$3,032,000	$662,230	$13,606,009
President and	2021	$1,250,000	$9,239,643	$3,454,988	$591,431	$14,536,062
Chief Executive Officer	2020	$1,250,000	$5,964,855	$2,979,625	$682,044	$10,876,524
Robert A. Bailenson,	2022	$800,000	$1,881,741	$1,914,080	$391,460	$4,987,281
Chief Financial Officer	2021	$800,000	$2,078,969	$2,052,792	$316,847	$5,248,608
	2020	$800,000	$1,325,546	$1,669,360	$367,904	$4,162,810
Ling Chow,	2022	$600,000	$1,433,715	$1,296,960	$282,003	$3,612,678
General Counsel	2021	$600,000	$1,583,883	$1,499,994	$251,905	$3,935,782
	2020	$550,000	$1,016,267	$1,481,135	$264,960	$3,312,362
David A. Buzen(4),	2022	$800,000	$919,913	$1,285,088	$347,585	$3,352,586
Chief Investment Officer and	2021	$800,000	$1,319,932	$1,696,480	$273,314	$4,089,726
Head of Asset Management	2020	$612,500	$662,752	$1,306,585	$235,131	$2,816,968
Stephen Donnarumma,	2022	$500,000	$776,542	$1,179,800	$241,548	$2,697,890
Chief Credit Officer

(1)    This column represents the grant date value of performance share unit awards and restricted share unit awards granted in 2022, 2021 and 2020 for 2021, 2020 and 2019 performance, respectively.
(2)    This column represents cash incentive compensation for 2022, 2021 and 2020 performance paid in 2023, 2022 and 2021, respectively, plus, in the case of Ms. Chow, the vesting date value of Performance Retention Awards (PRA) granted in 2017 that vested on December 31, 2020, as further described in the table below. Beginning in February 2015, executive officers no longer receive grants of PRA. However, Ms. Chow became an executive officer in 2018 and was granted PRA through February 2017. Her last PRA installment vested on December 31, 2020.

2020
Cash Incentive Compensation	$1,292,885
PRA Payout	$188,250
Total	$1,481,135
(3)    All Other Compensation for 2022 consists of the benefits set forth in the table below. Contributions to defined contribution retirement plans include contributions with respect to salary and cash incentive compensation. The Miscellaneous category within All Other Compensation includes Bermuda club fees, Bermuda health insurance, holiday gifts and anniversary awards.

	D. Frederico	R. Bailenson	L. Chow	D. Buzen	S. Donnarumma
Employer Contribution to Retirement Plans	$570,408	$348,145	$257,809	$305,387	$221,749
Bermuda Car Allowance	$20,000	—	—	—	—
Bermuda Housing Allowance	$1,316	—	—	—	—
Tax Return Preparation	—	$1,700	—	—	—
Matching Gift Donations	$35,000	$35,000	$17,000	$35,000	$19,000
Business - Related Spousal Travel	$11,163	$5,816	$4,895	$6,399	—
Miscellaneous	$24,343	$799	$2,299	$799	$799
Total	$662,230	$391,460	$282,003	$347,585	$241,548

(4)    Mr. Buzen’s 2020 salary was raised from $500,000 to $800,000 in August 2020 in recognition of the substantially increased responsibility he was assuming when he assumed the role of Chief Investment Officer and Head of Asset Management; his 2020 blended salary is shown here.
69 Assured Guaranty 2023 Proxy Statement

EMPLOYMENT AGREEMENTS
None of our named executive officers currently have any employment agreements with the Company.
PERQUISITE POLICY
Our Company has established a perquisite policy pursuant to which we provide members of the senior leadership team certain perquisites that are not available to employees generally. We believe that perquisites we provide to our senior leadership team, including our named executive officers, meet certain business objectives and that the benefit our Company receives from providing these perquisites significantly outweighs the cost of providing them. We feel these perquisites minimize distractions to members of our senior leadership team, thereby enabling them to perform their responsibilities more efficiently. These include tax preparation, annual executive medical exams (for persons who became executive officers prior to December 31, 2017) and, for members of our senior leadership team located in Bermuda, housing and car allowances, Bermuda club memberships, and family travel stipend. In light of the challenges of the Bermuda market, including travel to and from the island, and the cost of living and maintaining a residence, the Bermuda perquisites are consistent with competitive practices in the Bermuda market and have been necessary for recruitment and retention purposes. Any of these perquisites may be modified by our Compensation Committee without the consent of the executives.
In determining the total compensation payable to our senior leadership team, our Compensation Committee considers perquisites in the context of the total compensation which each member of our senior leadership team is eligible to receive. However, given the fact that perquisites represent a relatively small portion of the total compensation of members of the senior leadership team, the availability of these perquisites does not materially influence the decisions made by our Compensation Committee with respect to other elements of the total compensation to which the members of our senior leadership team are entitled or which they are awarded.
SEVERANCE POLICY
Our Company has adopted a severance plan for our senior leadership team. For further detail, see the discussion in “Compensation Discussion and Analysis—Post-Employment Compensation—Severance” and “Potential Payments Upon Termination or Change of Control—Change-in-Control Severance”. A severance plan enables us to attract and retain top candidates for positions on our senior leadership team and enables us to have good relations with those executives.
EMPLOYEE STOCK PURCHASE PLAN
We maintain a broad based employee stock purchase plan that gives our eligible employees the right to purchase our Common Shares through payroll deductions at a purchase price that reflects a 15% discount to the market price of our Common Shares on the first or last day of the relevant subscription period, whichever is lower. No participant may purchase more than $25,000 worth of Common Shares under this plan in any calendar year. In 2022, Mr. Frederico, Mr. Buzen, Mr. Donnarumma and one other executive officer participated in the employee stock purchase plan; Mr. Frederico and Mr. Buzen participated to the maximum extent possible.
INDEMNIFICATION AGREEMENTS
We enter into indemnification agreements with our directors and executive officers. These agreements are in furtherance of our Bye-Laws which require us to indemnify our directors and officers for acts done, concurred in or omitted in or about the execution of their duties in their respective offices.
•The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was one of our directors or officers or is or was a director, officer, employee or agent of another entity at our request or relating to anything done or not done by the indemnitee in such a capacity.
•The indemnification agreements provide for advancement of expenses.
•These agreements provide for mandatory indemnification to the extent an indemnitee is successful on the merits. To the extent that indemnification is unavailable, the agreements provide for contribution.
•The indemnification agreements set forth procedures relating to indemnification claims.
•The agreements also provide for maintenance of directors’ and officers’ liability insurance.

Assured Guaranty 2023 Proxy Statement 70

2022 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning grants of plan-based awards for our named executive officers made during 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards(5)
Dominic J. Frederico	Feb. 23, 2022(1)	$2,500,000	$5,000,000	—	—	—	—	—
	Feb. 23, 2022(2)	—	—	20,028	40,055	100,138	—	$3,363,418
	Feb. 23, 2022(3)	—	—	20,028	40,055	80,110	—	$2,270,718
	Feb. 23, 2022(4)	—	—	—	—	—	53,407	$3,027,643
Robert A. Bailenson	Feb. 23, 2022(1)	$1,600,000	$3,200,000	—	—	—	—	—
	Feb. 23, 2022(2)	—	—	4,351	8,702	21,755	—	$730,707
	Feb. 23, 2022(3)	—	—	4,351	8,702	17,404	—	$493,316
	Feb. 23, 2022(4)	—	—	—	—	—	11,602	$657,717
Ling Chow	Feb. 23, 2022(1)	$1,200,000	$2,400,000	—	—	—	—	—
	Feb. 23, 2022(2)	—	—	3,315	6,630	16,575	—	$556,721
	Feb. 23, 2022(3)	—	—	3,315	6,630	13,260	—	$375,855
	Feb. 23, 2022(4)	—	—	—	—	—	8,840	$501,140
David A. Buzen	Feb. 23, 2022(1)	$1,600,000	$3,200,000	—	—	—	—	—
	Feb. 23, 2022(2)	—	—	2,127	4,254	10,635	—	$357,208
	Feb. 23, 2022(3)	—	—	2,127	4,254	8,508	—	$241,159
	Feb. 23, 2022(4)	—	—	—	—	—	5,672	$321,546
Stephen Donnarumma	Feb. 23, 2022(1)	$1,000,000	$2,000,000	—	—	—	—	—
	Feb. 23, 2022(2)	—	—	1,796	3,591	8,978	—	$301,536
	Feb. 23, 2022(3)	—	—	1,796	3,591	7,182	—	$203,574
	Feb. 23, 2022(4)	—	—	—	—	—	4,788	$271,432
(1)    Represents a grant of a non-equity incentive compensation award. As described in “Compensation Discussion and Analysis—Executive --Compensation Program Structure and Process—Components of Our Executive Compensation Program—Cash Incentive Compensation”, our Compensation Committee uses a formula to award cash incentive compensation in order to enhance the transparency of our process. The amount of cash incentive compensation awarded to each executive is determined based on the extent to which that executive achieves certain pre-established performance targets; 67% is tied to the achievement of six financial performance targets and 33% is tied to the achievement of non-financial objectives. On the February 23, 2022 grant date, our Compensation Committee established a target and maximum cash incentive award for each of our named executive officers, as well as the formula for determining the actual amount of payment to each named executive officer, which may range from zero to such executive’s maximum amount. The target for each of our named executive officers is two times their salary, and each would achieve their maximum amount listed (equal to two times their target) upon receiving the maximum score under our formula of 200%. In February 2023, after applying the formula to each of the named executive officers, our Compensation Committee approved the payments described in the Summary Compensation Table for payment of such non-equity incentive compensation awards.
(2)    Represents a TSR performance share unit award. The TSR PSUs will vest at the end of a three-year vesting period based on the company’s total shareholder return compared to the total shareholder return of all companies in the Russell Mid-Cap Financial Services Index, with limited exceptions. The number of TSR PSUs listed in the Threshold column represents the number of TSR PSUs which shall become vested based on achievement of 50% of the performance target (a Company total shareholder return at the 25th percentile relative to the total shareholder return of all companies in the Russell Mid-Cap Financial Services Index); the number of TSR PSUs listed in the Target column represents the number of PSUs which shall become vested based on achievement of 100% of the performance target (a company total shareholder return at the 55th percentile relative to the total shareholder return of all companies in the Russell Mid-Cap Financial Services Index); and the number of PSUs listed in the Maximum column represents the number of TSR PSUs which shall become vested based on achievement of 250% of the performance target (a Company total shareholder return at the 95th percentile relative to the total
71 Assured Guaranty 2023 Proxy Statement

shareholder return of all companies in the Russell Mid-Cap Financial Services Index). If at least 50% of the performance target is not achieved during the performance period, all of the TSR PSUs will be forfeited.
(3)    Represents an ABV performance share unit award. The ABV PSUs will vest at the end of a three-year vesting period based on the Company’s growth in core adjusted book value, with limited exceptions. The number of ABV PSUs listed in the Threshold column represents the number of ABV PSUs which shall become vested based on achievement of 50% of the performance target (growth in core adjusted book value of 12%); the number of ABV PSUs listed in the Target column represents the number of ABV PSUs which shall become vested based on achievement of 100% of the performance target (growth in core adjusted book value of 15%); and the number of ABV PSUs listed in the Maximum column represents the number of ABV PSUs which shall become vested based on achievement of 200% of the performance target (growth in core adjusted book value of 18%). If at least 50% of the ABV performance target is not achieved during the performance period, all of the ABV PSUs will be forfeited.
(4)    Represents a time-based RSU award. Restrictions lapse on the third anniversary of the grant date of the award, subject to continued employment, with limited exceptions.
(5)    This column discloses the aggregate grant date fair market value computed in accordance with U.S. GAAP, which is $83.97 per target share for TSR PSUs, $56.69 per target share for ABV PSUs, and $56.69 per share for the RSUs. For the assumptions used in the valuation, see note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.
Assured Guaranty 2023 Proxy Statement 72

OUTSTANDING EQUITY AWARDS
The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2022.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Dominic J. Frederico	57,010	(1)	$3,549,443	—		—
	75,696	(2)	$4,712,833	—		—
	53,407	(3)	$3,325,120	—		—
	83,015	(4)	$5,168,493	—		—
	85,516	(5)	$5,324,226	—		—
	—		—	28,386	(6)	$1,767,312
	—		—	28,386	(7)	$1,767,312
	—		—	20,028	(8)	$1,246,912
	—		—	20,028	(9)	$1,246,912
Robert A. Bailenson	12,669	(1)	$788,772	—		—
	17,032	(2)	$1,060,412	—		—
	11,602	(3)	$722,341	—		—
	18,448	(4)	$1,148,581	—		—
	19,004	(5)	$1,183,189	—		—
	—		—	6,387	(6)	$397,655
	—		—	6,387	(7)	$397,655
	—		—	4,351	(8)	$270,893
	—		—	4,351	(9)	$270,893
Ling Chow	9,713	(1)	$604,731	—		—
	12,976	(2)	$807,886	—		—
	8,840	(3)	$550,378	—		—
	14,144	(4)	$880,595	—		—
	14,570	(5)	$907,128	—		—
	—		—	4,866	(6)	$302,957
	—		—	4,866	(7)	$302,957
	—		—	3,315	(8)	$206,392
	—		—	3,315	(9)	$206,392
David A. Buzen	6,334	(1)	$394,355	—		—
	10,814	(2)	$673,280	—		—
	5,672	(3)	$353,139	—		—
	9,224	(4)	$574,290	—		—
	9,502	(5)	$591,595	—		—
	—		—	4,055	(6)	$252,464
	—		—	4,055	(7)	$252,464
	—		—	2,127	(8)	$132,427
	—		—	2,127	(9)	$132,427
Stephen Donnarumma	5,279	(1)	$328,671	—		—
	7,029	(2)	$437,626	—		—
	4,788	(3)	$298,101	—		—
	7,686	(4)	$478,555	—		—
	7,918	(5)	$492,975	—		—
	—		—	2,636	(6)	$164,117
	—		—	2,636	(7)	$164,117
	—		—	1,796	(8)	$111,788
	—		—	1,796	(9)	$111,788

73 Assured Guaranty 2023 Proxy Statement

(1)    Represents a time-based RSU award. These units were granted on February 26, 2020, and vested on February 26, 2023, subject to continued employment, with limited exceptions.
(2)    Represents a time-based RSU award. These units were granted on February 24, 2021, and will vest on February 24, 2024, subject to continued employment, with limited exceptions.
(3)    Represents a time-based RSU award. These units were granted on February 23, 2022, and will vest on February 23, 2025, subject to continued employment, with limited exceptions.
(4)    Represents a TSR performance share unit award. These units were granted on February 26, 2020, and vested on February 26, 2023, and are based on our Company’s total shareholder return compared to the total shareholder return of all companies in the Russell Mid-Cap Financial Services Index over a three-year period, with limited exceptions.
(5)    Represents an ABV performance share unit award. These units were granted on February 26, 2020, and vested on February 26, 2023, and are based on our Company’s growth in core adjusted book value over a three-year period, with limited exceptions.
(6)    Represents a TSR performance share unit award. These units were granted on February 24, 2021, and will vest on February 24, 2024 subject to continued employment, with limited exceptions, and achievement of defined performance goals based on our Company’s total shareholder return compared to the total shareholder return of all companies in the Russell Mid-Cap Financial Services Index.
(7)    Represents an ABV performance share unit award. These units were granted on February 24, 2021, and will vest on February 24, 2024 subject to continued employment, with limited exceptions, and achievement of defined performance goals based on our Company’s growth in core adjusted book value.
(8)    Represents a TSR performance share unit award. These units were granted on February 23, 2022, and will vest on February 23, 2025 subject to continued employment, with limited exceptions, and achievement of defined performance goals based on our Company’s total shareholder return compared to the total shareholder return of all companies in the Russell Mid-Cap Financial Services Index.
(9)    Represents an ABV performance share unit award. These units were granted on February 23, 2022, and will vest on February 23, 2025 subject to continued employment, with limited exceptions, and achievement of defined performance goals based on our Company’s growth in core adjusted book value.
2022 STOCK VESTED
The following table provides information concerning the vesting of restricted share units granted to our named executive officers during 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Dominic J. Frederico	185,375	$11,797,265
Robert A. Bailenson	46,344	$2,949,332
Ling Chow	34,192	$2,154,746
David A. Buzen	23,172	$1,474,666
Stephen Donnarumma	18,538	$1,179,758
(1)    This column represents gross shares vesting, not reduced by shares withheld to pay for personal income tax.
(2)    The value of a restricted share upon vesting is the fair market value of the stock on the vesting date. This column represents the value of gross shares vesting, not reduced by shares withheld to pay for personal income tax.
Assured Guaranty 2023 Proxy Statement 74

NON-QUALIFIED DEFERRED COMPENSATION
The following table sets forth information concerning non-qualified deferred compensation of our named executive officers. The amounts set forth in this table include only contributions made and earnings received during 2022 and do not include contributions and earnings with respect to the 2022 non-equity incentive compensation paid in 2023.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Earnings in Last FY	Aggregate Balance at Last FYE(3)
Dominic J. Frederico	$264,871	$529,741	—	$(3,641,660)	$15,671,712	(4)
Robert A. Bailenson	$153,739	$307,478	—	$(470,646)	$8,526,777
Ling Chow	$108,571	$217,142	—	$(272,054)	$3,867,288
David A. Buzen	$132,360	$264,720	—	$(321,180)	$1,640,561
Stephen Donnarumma	$90,541	$181,082	—	$(911,326)	$3,699,117
(1)    The amounts in this column are also included in the Summary Compensation Table, in the Salary column and in the Non-Equity Incentive Plan Compensation column.
(2)    The amounts in this column are included in the Summary Compensation Table, in the All Other Compensation column as the employer contribution to the retirement plans.
(3)    Of the totals in this column plus, for Mr. Frederico, $12,577,909 distributed on January 6, 2017, the following totals have been previously reported in the Summary Compensation Table for previous years:

Name	2022 Amount	2021 Amount
Dominic J. Frederico	$12,867,430	$12,155,812
Robert A. Bailenson	$3,668,622	$3,273,851
Ling Chow	$1,095,742	$804,737
David A. Buzen	$587,667	$258,196
Stephen Donnarumma	—	—
(4)    $1,612,387 was assumed from the ACE Limited Supplemental Retirement Plan at our 2004 initial public offering.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following tables quantify the potential payments upon termination that our named executive officers would receive assuming that the relevant termination event had occurred on December 31, 2022. The last table quantifies the potential payments upon an involuntary termination without cause and a change of control that our named executive officers would receive assuming that both the termination without cause and change in control had occurred on December 31, 2022.
TERMINATION DUE TO DEATH OR DISABILITY

Name	Unvested RSUs	Unvested PSUs(1)	Total
Dominic J. Frederico	$11,587,395	$22,094,279	$33,681,674
Robert A. Bailenson	$2,571,525	$4,925,536	$7,497,061
Ling Chow	$1,962,996	$3,763,242	$5,726,238
David A. Buzen	$1,420,773	$2,754,671	$4,175,444
Stephen Donnarumma	$1,064,397	$2,041,509	$3,105,906
(1)    The value of the PSUs for this table was determined as if the applicable performance period ended on December 31, 2022. The portion of the PSUs which ultimately would become vested may vary from this assumed amount depending on the actual price of our Common Shares through the remainder of the actual performance period and the value of our Common Share on the date of distribution.
75 Assured Guaranty 2023 Proxy Statement

TERMINATION DUE TO RETIREMENT

Name	Unvested RSUs	Unvested PSUs(1)	Total
Dominic J. Frederico	$11,587,395	$34,653,088	$46,240,483
Robert A. Bailenson(2)	—	—	—
Ling Chow(3)	—	—	—
David A. Buzen	$1,420,773	$4,314,730	$5,735,503
Stephen Donnarumma	$1,064,397	$3,188,622	$4,253,019
(1)    The value of the PSUs for this table was determined as if the applicable performance period ended on December 31, 2022. The portion of the PSUs which ultimately would become vested may vary from this assumed amount depending on the actual price of our Common Shares through the remainder of the actual performance period and the value of our Common Share on the date of distribution.
(2)    Mr. Bailenson had not reached retirement age by December 31, 2022. Upon retirement, Mr. Bailenson will become partially or fully vested in respect of his unvested RSUs and PSUs.
(3)    Ms. Chow had not reached retirement age by December 31, 2022. Upon retirement, Ms. Chow will become partially or fully vested in respect of her unvested RSUs and PSUs.
TERMINATION WITHOUT CAUSE PAYMENTS

Name	Salary Continuation	Cash Incentive Compensation	Benefits	Unvested RSUs	Unvested PSUs(1)	Total
Dominic J. Frederico	$1,250,000	$3,387,204	$57,652	$11,587,395	$22,094,279	$38,376,530
Robert A. Bailenson	$800,000	$1,905,624	$36,460	$2,571,525	$4,925,536	$10,239,145
Ling Chow	$600,000	$1,418,090	$36,460	$1,962,996	$3,763,242	$7,780,788
David A. Buzen	$800,000	$1,365,472	$24,961	$1,420,773	$2,754,671	$6,365,877
Stephen Donnarumma	$500,000	$1,228,382	$11,941	$1,064,397	$2,041,509	$4,846,229
(1)        The value of the PSUs for this table was determined as if the applicable performance period ended on December 31, 2022. The portion of the PSUs which ultimately would become vested may vary from this assumed amount depending on the actual price of our Common Shares through the remainder of the actual performance period and the value of our Common Share on the date of distribution.
CHANGE-IN-CONTROL SEVERANCE

Name	Salary Continuation	Cash Incentive Compensation	Benefits	Unvested RSUs	Unvested PSUs(1)	Total
Dominic J. Frederico	$1,250,000	$3,387,204	$57,652	$11,587,395	$32,159,264	$48,441,515
Robert A. Bailenson	$800,000	$1,905,624	$36,460	$2,571,525	$7,162,188	$12,475,797
Ling Chow	$600,000	$1,418,090	$36,460	$1,962,996	$5,467,868	$9,485,414
David A. Buzen	$800,000	$1,365,472	$24,961	$1,420,773	$4,049,876	$7,661,082
Stephen Donnarumma	$500,000	$1,228,382	$11,941	$1,064,397	$2,965,046	$5,769,766
(1)        For PSUs, the applicable performance period would end on the date of a change in control and the amount which would become vested would be determined based on the performance through such date.
The salary continuation, cash incentive compensation and benefits columns in the Termination Without Cause Payments table and the Change-in-Control Severance table represent amounts that would be payable to each named executive officer under the terms of the severance policy for our named executive officers. Under the terms of the policy, each named executive officer receives one year of salary, the average of the last three annual cash incentive compensation amounts, a pro-rata annual cash incentive compensation payment for the year of termination and one year of benefits which represent medical plan and dental plan premiums paid by our Company at the same level as was paid just prior to termination.
For the purpose of these tables, the value of RSUs and PSUs has been determined by multiplying the number of shares that would have become vested on December 31, 2022 based on each applicable termination described above and based on target performance or the actual performance determined as if the performance period ended on such date by the closing price of our Common Shares on December 30, 2022, which was $62.26.

Assured Guaranty 2023 Proxy Statement 76

In addition to the amounts listed in the tables, upon a termination of employment for any of the reasons described above, the executives would be entitled to distributions from the qualified and non-qualified defined contribution retirement plans maintained by our Company and affiliates. For our named executive officers, the aggregate qualified and non-qualified defined contribution retirement account balances as of December 31, 2022 for Mr. Frederico, Mr. Bailenson, Ms. Chow, Mr. Buzen and Mr. Donnarumma are as follows, respectively: $16,931,849, $11,839,766, $5,972,407, $2,035,044 and $7,192,280. Retirement account balances will be paid upon termination in accordance with the terms of the plans, as described below.
If a named executive officer had been terminated for cause on December 31, 2022, he or she would not have received any severance payments and would have forfeited all unvested RSUs and PSUs, receiving only salary payments through the termination date and vested retirement benefits under our Company’s retirement plans.
Severance payments, vesting of restricted share units and retirement plan contributions assume no subsequent employment after termination. Certain rights to vesting and distributions following retirement or a termination without cause are subject to continued compliance with applicable restrictive covenants and may be forfeited by the executive in the event of a violation of such covenants (and in certain circumstances, the executive may be required to repay certain amounts in the event of a violation of such covenants).
NON-QUALIFIED RETIREMENT PLANS
All of our named executive officers participate in a non-qualified defined contribution retirement plan through an Assured Guaranty employer. These plans generally permit distributions only following a participant’s termination of employment, and each of the plans imposes some additional restrictions on distributions as described below. A change in control under the current provisions of these plans does not entitle a participant to payment. Below is an overview of each plan.
AG US GROUP SERVICES INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (AGUS SERP)
The AG US Group Services Inc. Supplemental Executive Retirement Plan, which we refer to as the AGUS SERP, is a non-qualified retirement plan for higher-paid employees. Internal Revenue Code provisions, such as the annual limit on employee deferrals, limit the amount of contributions that these employees may make or have made on their behalf to the qualified AG US Group Services Inc. Employee Retirement Plan. Upon reaching the limits imposed by Internal Revenue Code provisions, these employees may contribute up to 6% of eligible compensation to the AGUS SERP. The plan also permits discretionary employer contributions (with the employer matching and core contributions to the AGUS SERP capped at a limit of 6% of eligible compensation).
•A participant does not vest in employer contributions until he or she has completed one year of service, but the participant will vest earlier if he or she dies or attains age 65 while employed by a specified Assured Guaranty employer.
•Distribution of a participant’s account balances will be made as a lump sum. However, a participant may elect to receive payment of their account balances in annual installments over a period not exceeding five years, but only if, at the time of termination, the participant has attained age 55 and completed at least five years of service, and the amount of the participant’s account balances is at least $50,000.
•A participant who is considered to be a specified employee as defined in Section 409A of the Internal Revenue Code and whose payment of benefits begins by reason of termination of employment may not begin to receive such payment until six months after termination of employment.
INCENTIVE PLANS
All of our named executive officers have previously received awards pursuant to our Company’s long-term incentive plan. In 2023, our named executive officers received a grant of PSUs and RSUs for the 2022 performance year as described below. Below is an overview of the plans.
ASSURED GUARANTY LTD. 2004 LONG-TERM INCENTIVE PLAN
The 2004 Long-Term Incentive Plan, as amended, provides for the grant of non-qualified and incentive stock options, stock appreciation rights, full value awards, which include awards such as restricted shares, RSUs or PSUs, and cash incentive awards to employees selected by our Compensation Committee. Our Compensation Committee specifies the terms of the award, including the vesting period applicable to the award, at the time it grants the award to the employee, and includes the terms in an award agreement between the employee and our Company.
•PSUs were granted in 2020 through 2023 that will vest at the end of a three-year performance period if certain performance conditions are satisfied (based on growth in core adjusted book value per share relative to a target and on TSR relative to the Index) and if the participant continues to be employed through the end of such three-year period, with limited exceptions as described below.
77 Assured Guaranty 2023 Proxy Statement

The participant is entitled to pro-rata vesting of the PSUs in the event of termination prior to the end of the vesting period due to death or disability, an involuntary termination without cause, a voluntary termination for good reason or, a voluntary termination due to retirement, if certain requirements are met and if, and only to the extent that, the performance conditions are satisfied at the end of the applicable performance period. In the event of a change in control, the PSUs vest only to the extent that the performance conditions are satisfied at the time of the change in control and only if the participant remains employed through the end of the three-year performance period, provided, however that the vesting of the PSUs shall be accelerated following such change in control in the event of termination following the change in control but prior to the end of the vesting period due to death or disability, an involuntary termination without cause, a voluntary termination for good reason or in the event that the acquirer does not agree to continue such award following the change in control.
•RSUs were granted from 2020 through 2023 that will vest at the end of a three-year vesting period if the participant remains employed through the end of such period. Such vesting may be accelerated in the event of termination prior to the end of the vesting period due to death or disability or in the event of a change in control where the acquirer does not agree to continue such award following the change in control. Additionally, the participant may remain entitled to continued vesting of such RSUs following an involuntary termination without cause, a voluntary termination for good reason or a voluntary termination due to retirement during the vesting period if certain requirements are met, including the participant signing of a release of claims against our Company and continuing to comply with applicable restrictive covenants.
CEO PAY RATIO
In 2022, the annual total compensation of Dominic J. Frederico, our President and Chief Executive Officer was $13,606,009. The annual total compensation of our median employee was $310,148. As a result, the ratio of the annual total compensation of our CEO to our median employee was 43.9 to 1.
We identified the median employee by examining the 2022 annual total compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2022. We included all employees, whether employed on a full-time or part-time basis, and including all employees resident outside of the U.S. We did not make any assumptions, adjustments or estimates with respect to annual total compensation. We annualized the compensation for any full-time employees who were not employed by us for all of 2022. We calculated the total compensation for our CEO and all of our employees excluding our CEO using the same methodology we use to calculate Total Annual Compensation for our named executive officers as set forth in the 2022 Summary Compensation table appearing earlier in this proxy statement.
PAY VERSUS PERFORMANCE
The following table provides compensation and performance information for 2022, 2021 and 2020 for our CEO and for our other named executive officers as a group.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for non-PEO Named Executive Officers(1)	Average Compensation Actually Paid to non-PEO Named Executive Officers(1)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income (millions)(5)	ABV per Share(6)
					Total Shareholder Return(3)	Peer Group Total Shareholder Return(4)
2022	$13,606,009	$28,885,520	$3,662,609	$6,060,272	$135	$113	$137	$142
2021	$14,536,062	$23,817,693	$4,277,028	$5,930,256	$107	$128	$419	$131
2020	$10,876,524	$4,540,198	$3,346,954	$2,208,833	$66	$99	$368	$115
(1)    The PEO for each year reported is Dominic J. Frederico. The non-PEO named executive officers for each year reported are as follows:
•2022: Robert A. Bailenson, Ling Chow, David A. Buzen, Stephen Donnarumma
•2021: Robert A. Bailenson, Ling Chow, David A. Buzen, Russell B. Brewer II
•2020: Robert A. Bailenson, Ling Chow, David A. Buzen, Russell B. Brewer II
(2)    SEC rules require certain adjustments be made to the "Summary Compensation Table" totals to determine "compensation actually paid" as reported in the "Pay versus Performance Table" above. For purposes of the equity award adjustments shown below, no equity awards were cancelled due to a failure to meet vesting conditions. The following table details the applicable adjustments that were made to determine "compensation actually paid" (all amounts are averages for the non-PEO named executive officers, who we refer to as Other NEOs in the following table):
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Year	Executive(s)	"Summary Compensation Table" Total	Deduct Stock Award Included in "Summary Compensation Table"	Add Year-end Value of Unvested Equity Awards Granted in Year	Change in Value of Unvested Equity Awards Granted in Prior Years	Change in Value of Equity Awards Granted in Prior Years which Vested in Year	"Pay versus Performance Table" Compensation Actually Paid
2022	PEO	$13,606,009	$(8,661,779)	$7,576,157	$13,873,696	$2,491,437	$28,885,520
	Other NEOs	$3,662,609	$(1,252,978)	$1,095,933	$2,149,270	$405,438	$6,060,272
2021	PEO	$14,536,062	$(9,239,643)	$10,089,728	$6,588,781	$1,842,765	$23,817,693
	Other NEOs	$4,277,028	$(1,658,182)	$1,810,742	$1,168,687	$331,981	$5,930,256
2020	PEO	$10,876,524	$(5,964,855)	$5,368,531	$(5,219,036)	$(520,966)	$4,540,198
	Other NEOs	$3,346,954	$(1,005,208)	$904,717	$(956,798)	$(80,832)	$2,208,833
(3)     Represents our Company's cumulative TSR for the measurement period December 31, 2019 through December 31 of the year indicated.
(4)    Represents the cumulative TSR of the Russell Mid-Cap Financial Services Index for the measurement period December 31, 2019 through December 31 of the year indicated. The Russell Mid-Cap Financial Services Index is the peer group used by our Company for purposes of Item 201(e) of Regulation S-K under the Exchange Act in our Annual Report on Form 10-K for the year ended December 31, 2022.
(5)    Represents "Net Income (loss)" in our Company's Consolidated Income Statements included in our Annual Report on Form 10-K for each of the years ended December 31, 2022, 2021 and 2020.
(6)    Our Company-selected measure is ABV per share, which is described below.

The following graphs show the relationship between executive compensation actually paid and, respectively, ABV per share, TSR, and net income.

Compensation Actually Paid versus
ABV Per Share
Compensation (in millions)
$30
$25
$20
$15
$10
$5
$0
ABV Per Share
$150
$125
$100
$75
$50
$25
$0
FY 2020
FY 2021
FY 2022
PEO Compensation Actually Paid
Non-PEO Average Compensation Actually Paid
ABV Per Share

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Compensation Actually Paid versus
Total Shareholder Return
Compensation (in millions)
$30
$25
$20
$15
$10
$5
$0
Total Shareholder Return
$150
$125
$100
$75
$50
$25
$0
FY 2020
FY 2021
FY 2022
PEO Compensation Actually Paid
Non-PEO Average Compensation Actually Paid
TSR
Peer Group TSR

Compensation Actually Paid versus Net Income
Compensation (in millions)
$30
$25
$20
$15
$10
$5
$0
Net Income (in millions)
$450
$375
$300
$225
$150
$75
$0
FY 2020
FY 2021
FY 2022
PEO Compensation Actually Paid
Non-PEO Average Compensation Actually Paid
Net Income

Given the methodology for calculating compensation actually paid and the large component of multi-year equity awards in our executive compensation program, the movement of the price of our Common Shares over the relevant year has a large impact on the calculation of compensation actually paid to our CEO and our other named executive officers as a group during that year. Additionally, we provide our CEO and our other named executive officers their short-term and long-term incentive awards in the February following the year for which their performance is measured in making those awards, further obscuring any relationship between the performance measures and calculated compensation actually paid in the graphs above.
ABV per share is a measure of the intrinsic value of our Company on a per share basis, so an increase in ABV per share reflects the building of value for our shareholders. TSR captures the view of the equity markets to our efforts. The graphs above demonstrate some correlation between these measures and the calculated compensation actually paid. On the other hand, as described in the Compensation Discussion and Analysis — Executive Compensation Program Structure and Process, the nature of the accounting
Assured Guaranty 2023 Proxy Statement 80

model for the financial guaranty business, where only approximately 2% of the premiums we earned in 2022 related to new financial guaranty policies we wrote in 2022, shows how little impact activity in our core insurance business has on our net income in a given year, and the graph above demonstrates little correlation between net income and calculated compensation actually paid.
The following non-ranked list shows the financial performance measures we view as the most important to link executive compensation actually paid during the most recent fiscal year to our performance during that same period:
•ABV per share
•Operating income per diluted share
•Operating ROE
•Operating shareholders’ equity per share
•PVP
•TSR
The first five of these measures are non-GAAP financial measures and are described under “Non-GAAP Financial Measures” in the Compensation Discussion and Analysis. The Compensation Discussion and Analysis also describes how we use these measures, in some instances with further adjustments, in the calculation or award of executive compensation.

81 Assured Guaranty 2023 Proxy Statement

EQUITY COMPENSATION PLANS INFORMATION
The following table summarizes our equity compensation plans as of December 31, 2022:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and right (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	8,125,033(1)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
TOTAL	—	—	8,125,033
(1)        Includes 65,042 Common Shares reserved for issuance under the Assured Guaranty Ltd. Employee Stock Purchase Plan. Includes 8,059,991 Common Shares available for stock options, restricted stock awards, RSUs, performance stock options and PSUs reserved for future issuance under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan. The grants of dividend equivalents of RSUs have reduced the number of shares available for future issuance.

Assured Guaranty 2023 Proxy Statement 82

PROPOSAL NO. 2:
ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
Our shareholders have the opportunity to cast an advisory (nonbinding) vote to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules. This vote is being conducted in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC. Proposal No. 2 is Item 2 on the proxy card.
As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain talented executives who possess the skills required to formulate and drive our Company’s strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. Our Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. Please read the “Compensation Discussion and Analysis” discussion for additional details about our executive compensation programs, including information about the compensation of our named executive officers for the 2022 performance year.
We believe that our executive compensation programs are structured in the best manner possible to support our Company and our business objectives. We are asking our shareholders to indicate their support for our named executive officer compensation as described on pages 33 to 68 of this proxy statement, which include the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

☑	The board of directors recommends that you vote “FOR” the following resolution at the Annual General Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
The say-on-pay vote is advisory, and therefore not binding on our Company, our Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders and will review the voting results carefully. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.
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PROPOSAL NO. 3:
ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Our shareholders have the opportunity to cast an advisory vote on how often we should include a say-on-pay proposal, such as Proposal No. 2, in our proxy materials for future shareholder meetings. Under this Proposal No. 3, shareholders may indicate whether they would prefer to have the say-on-pay vote every year, every two years, or every three years. This vote is being conducted in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC. Proposal No. 3 is Item 3 on the proxy card.
The advisory vote by the shareholders on frequency is distinct from the advisory vote on the compensation of our named executive officers. This proposal deals with the issue of how frequently an advisory vote on compensation should be presented to our shareholders and, in this regard, we are soliciting your advice on whether the compensation of our named executive officers be submitted to shareholders for an advisory vote every year, every two years, or every three years. You may vote for one of these three options or you may abstain from making a choice.
Our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate option for the Company, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.
In formulating its recommendation, our Board of Directors considered that named executive officer compensation is evaluated, adjusted and approved on an annual basis, and that the Company has had an annual advisory vote on executive compensation since 2011. Our Board believes that the annual advisory vote has fostered communication with shareholders on compensation matters and that continuing to have an advisory vote on executive compensation annually will allow our shareholders to continue to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices.
We understand that our shareholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our shareholders on this Proposal.
The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Although the vote is non-binding, our Compensation Committee and our Board of Directors value the opinions of the shareholders and will consider the outcome of the vote carefully when determining the frequency of the shareholder vote on executive compensation.

☑	The board of directors recommends a vote for a frequency of "one year" for future non-binding shareholder votes on compensation of our named executive officers.
Assured Guaranty 2023 Proxy Statement 84

PROPOSAL NO. 4:
APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN AS AMENDED
We will present a proposal at the Annual General Meeting to approve the Assured Guaranty Ltd. Employee Stock Purchase Plan (which, as amended from time to time, we refer to as the ESPP), as amended through the fourth amendment to the ESPP, which we refer to as the Fourth Amendment. Proposal No. 4 is Item 4 on the proxy card.
On February 22, 2023, our Board of Directors adopted the Fourth Amendment, subject to our shareholders' approval. The Fourth Amendment will increase the number of Assured Guaranty Ltd. Common Shares reserved for delivery under the ESPP by 350,000 Common Shares, for a total of 1,200,000 Common Shares, and will become effective if the shareholders approve it. A summary of the material provisions of the ESPP is set forth below. A copy of the ESPP, as amended through the Fourth Amendment, is set forth in Exhibit A.
The ESPP was established in January 2005 with 100,000 Common Shares. Previous amendments in each of May 2009, May 2013 and May 2019 increased the Common Shares available under the plan by 250,000. As of February 22, 2023, under the current plan limit of 850,000 Common Shares, approximately 65,000 shares remained available for future issuance under the ESPP.
The ESPP is a broad-based plan that gives our eligible employees who elect to participate the right to purchase our Common Shares using amounts deducted from their pay during consecutive “subscription periods.” The ESPP is intended to qualify as an “employee stock purchase plan” under Internal Revenue Code Section 423, which we refer to as IRC Section 423, and therefore offers favorable tax treatment for certain purchases of our Common Shares made under the ESPP. For more information, see “United States Income Tax Considerations” below in this section. The first subscription period began January 1, 2005.
If our shareholders do not approve the ESPP as amended through the Fourth Amendment, the increase in shares will not take effect, and only a limited number of our Common Shares will be available for purchase under the ESPP in 2023 and beyond.
PURPOSE
The purpose of the ESPP is to provide our eligible employees with an opportunity to purchase our Common Shares through accumulated payroll deductions. Because our Board of Directors believes it is important for our employees to have an equity interest in our Company, our Board of Directors has approved the Fourth Amendment in order to increase the number of our Common Shares available for purchase under the ESPP, and is recommending it to shareholders for approval.
GENERAL DESCRIPTION
The ESPP provides that it will be administered by a committee of two or more members of our Board of Directors of our Company who are selected by our Board. Our Board has designated the Compensation Committee to serve as the committee administering the ESPP. The Compensation Committee has the authority to manage and control the operation and administration of the ESPP, including the authority to interpret the ESPP and to establish, amend and rescind rules and regulations relating to the ESPP. The Compensation Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers under the ESPP to any person or persons selected by it, subject to certain limitations. Any such allocation or delegation may be revoked by the Compensation Committee at any time.
If our shareholders approve the Fourth Amendment, the maximum number of our Common Shares available for sale under the ESPP will be 1,200,000. The Common Shares with respect to which awards may be made under the ESPP will be:
•shares currently authorized but unissued or
•shares purchased in the open market by one of our direct or indirect wholly-owned subsidiaries (as determined by the President, Chief Financial Officer or General Counsel of our Company). We may contribute to the subsidiary an amount sufficient to accomplish the purchase in the open market of the Common Shares to be acquired (as determined by the Chairman or any Executive Vice President of our Company).
85 Assured Guaranty 2023 Proxy Statement

Subject to the requirements of IRC Section 423, the Compensation Committee will adjust the number of shares available under the ESPP for any subdivision or consolidation of shares or other capital readjustment, payment of stock dividend, stock split, combination of shares or recapitalization or any other increase or reduction of the number of Common Shares outstanding that is effected without receiving compensation therefor in money, services or property.
If our shareholders receive any Common Shares or other securities or property pursuant to any reorganization, merger, consolidation or plan of exchange with another corporation, or if we distribute securities of another corporation to our shareholders, then, subject to the requirements of IRC Section 423, an appropriate number of shares of each class of stock or amount of other securities or property which were distributed to our shareholders in respect of such shares will be substituted for the shares subject to outstanding rights to purchase Common Shares under the ESPP.
Except as otherwise permitted under Internal Revenue Code Section 424 and SEC Rule 16b-3, neither the amount of any payroll deductions made with respect to a participant's compensation nor any participant's rights to purchase Common Shares under the ESPP may be pledged or hypothecated, nor may they be assigned or transferred other than by will and the laws of descent and distribution. During the lifetime of the participant, the rights provided to the participant under the ESPP may be exercised only by the participant.
The ESPP is not subject to the Employee Retirement Income Security Act of 1974, as amended or qualified under Internal Revenue Code Section 401(a).
DURATION, AMENDMENT AND TERMINATION
The ESPP will be unlimited in duration unless it is terminated pursuant to its provisions, which provide that our Board may amend or terminate the ESPP at any time. With limited exceptions specified in the ESPP, no amendment or termination of the ESPP may adversely affect the rights of a participant with respect to Common Shares that have been purchased before such amendment is adopted by our Board. No amendment of the ESPP may be made without approval of the shareholders of the Company to the extent that such approval is required to maintain compliance with the requirements of IRC Section 423.
ELIGIBILITY
All employees of our Company and each of our subsidiaries that, with our consent, adopts the ESPP for the benefit of its eligible employees (which we refer to collectively as the Employers) who have been employed for more than 500 hours and for longer than six months, and whose customary employment is greater than 20 hours per week and more than five months in any calendar year, are eligible to participate in the ESPP. However, only those individuals employed by the Employers on the first day of a subscription period may participate in the ESPP during that subscription period. In addition, certain restrictions apply to employees who own, or who would own upon the exercise of any rights extended under the ESPP and the exercise of any other options (whether qualified or non-qualified), shares possessing 5% or more of the total combined voting power or value of all classes of our stock or of any parent or subsidiary corporation. Certain restrictions also apply to employees whose rights to purchase Common Shares under all employee stock purchase programs the Employers maintain would accrue at a rate that exceeds $25,000 of fair market value (determined at the time the purchase rights are granted) for each calendar year in which the purchase rights are outstanding. As of February 22, 2023, our Company and our subsidiaries had approximately 414 employees eligible to participate in the ESPP.
PARTICIPATION
The ESPP gives participants the right to purchase our Common Shares using amounts deducted from their pay during consecutive “subscription periods.” Our Compensation Committee, with the approval of our Board, has established six-month subscription periods that will begin on January 1 and July 1 of each year. The Compensation Committee has the authority to change the length and/or frequency of the subscription periods, but the periods may not extend beyond one year.
Eligible employees can become participants in the ESPP for any subscription period by filing a written payroll deduction authorization (referred to as a “subscription agreement” or an “enrollment form”) with the Compensation Committee. The subscription agreements authorize payroll deductions from the employees' pay for contributions to the ESPP for that subscription period.
When participants file subscription agreements, their participation in the ESPP generally begins on the first day of the subscription period to which their subscription agreements relate and continues until the end of the subscription period or, if earlier, until the participants elect to terminate participation as described below or until the ESPP is terminated. At the time participation begins for a subscription period, participants are granted an “option” to purchase our Common Shares on the exercise date for that subscription period. The amount of Common Shares to be purchased is determined based on the accumulated payroll deductions and the purchase price applicable to the option. The participants have no interest in our Common Shares covered by the subscription agreement until the
Assured Guaranty 2023 Proxy Statement 86

shares are delivered. Neither the ESPP nor any contract in connection with the ESPP gives any person a right to a lien on the funds deducted from participants' pay pursuant to the ESPP.
PAYROLL DEDUCTIONS
At the time participants file subscription agreements, they elect to have payroll deductions made on each pay day during the applicable subscription period. Participants may choose a reduction of either a full percentage of their compensation or a specified whole dollar amount. Whether they elect a dollar amount or a percentage, the total amount of the payroll deductions for the subscription period cannot exceed 10% of their compensation for that subscription period. For this purpose, “compensation” means salary, except that if a participant does not receive salary, compensation is based on such other amount of basic compensation as determined by the Compensation Committee. Participants do not earn interest on amounts deducted from their paychecks and, prior to the time they are used to buy Common Shares under the ESPP, the funds are available for general use by the Employers and may be subject to the claims of the Employers' creditors.
After the subscription period begins, participants may not increase or decrease the rate of their payroll deductions for that subscription period, unless their participation terminates, as described below.
TERMINATION OF PARTICIPATION
Participants may discontinue participation in the ESPP for any subscription period. If a participant chooses to terminate participation, the total amount that has been deducted during that subscription period will be returned, without interest (to the extent the amount has not been used to exercise options under the ESPP). If deductions are withdrawn, the option for that subscription period will be terminated and no further payroll deductions will be made for that subscription period.
If a participant's employment with the Employers terminates, the total amount that has been deducted during that subscription period will be returned, without interest (to the extent the amount has not been used to exercise options under the ESPP), and the option will be terminated.
PURCHASE OF SHARES
The amounts that have been deducted from participants' paychecks during a subscription period will be used on the “exercise date” to purchase full Common Shares. An exercise date is generally the last trading day of a subscription period. The number of shares purchased will be equal to the total amount, as of the exercise date, that has been deducted from the participants' paychecks for that subscription period, divided by the purchase price, rounded down to the next full share (subject to any limits on the number of Common Shares that may be purchased with respect to a subscription period as may be imposed by the Compensation Committee).
The “purchase price” is 85% of the lower of
•the fair market value of a Common Share on the first day of the subscription period or
•the fair market value of a Common Share on the exercise date (or such higher price as the Compensation Committee may determine from time to time).
The closing price with respect to a Common Share on March 10, 2023 was $53.51 per share. In no event will the purchase price be less than the par value of a Common Share. Limitations may apply with respect to the amount and value of Common Shares that a participant may purchase under the ESPP for any subscription period. No participant may purchase Common Shares with a value in excess of $25,000 under the ESPP (and any other employee stock purchase plan) in any calendar year.
If a participant decides he or she does not wish to purchase Common Shares during a subscription period, the participant may notify us prior to the exercise date (or at such other time as the Compensation Committee may establish) that the participant elects not to purchase the Common Shares he or she is entitled to purchase. To the extent the amounts deducted from the participant's paychecks are not used to purchase full Common Shares, those amounts will be returned without interest. The options expire on the last day of the subscription period.
UNITED STATES INCOME TAX CONSIDERATIONS
The following is a brief description of the U.S. federal income tax treatment that will generally apply with respect to purchases under the ESPP by participants who are subject to U.S. income tax. This discussion is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax
87 Assured Guaranty 2023 Proxy Statement

aspects of the ESPP. Participants may also be subject to foreign, state and/or local taxes in connection with purchases under the ESPP, which could differ significantly from U.S. federal tax consequences. The Company suggests that participants consult with their individual tax advisors to determine the applicability of the tax aspects of purchases to their personal circumstances.
The ESPP is intended to qualify under IRC Section 423. Under this section, a participant will not be required to recognize taxable income at the time shares are purchased under the ESPP. The participant may, however, become liable for tax upon the disposition of the Common Shares acquired, as described below.
In the event that shares acquired pursuant to the ESPP are not sold or disposed of (including by way of gift) prior to two years after the first day of a subscription period or one year after the relevant exercise date, the lesser of
•the excess of the fair market value of the shares at the time of such disposition over the purchase price or
•the excess of the fair market value of the shares at the date of grant over an amount equal to what the purchase price would have been if it had been computed as of the date of the grant will be treated as ordinary income to the participant. Any further gain on disposition will be treated as long-term capital gain and any loss will be treated as a capital loss.
In the event the participant sells or disposes of the shares before the expiration of the holding periods described above, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as a capital gain and will be treated as a long-term capital gain if the shares have been held for more than one year. If the shares are sold for less than their fair market value on the exercise date, the participant may recognize a capital loss equal to the difference between the sales price and the value of the shares on the exercise date.
Our Company is not currently subject to U.S. corporate income taxes. However, if a sale or disposition is made before the expiration of the holding periods described above, by a participant employed by a subsidiary that is a U.S. taxpayer, the subsidiary will be entitled to a deduction for its taxable year in which such sale or disposition occurs equal to the amount of income includible in the participant's gross income as ordinary income.
ESPP BENEFITS
The benefits to be derived under the ESPP by any individual are currently undeterminable. Participation in the ESPP is entirely voluntary and benefits will only be realized for those employees who choose to allocate a portion of their compensation to the purchase of our Common Shares. The total number of shares to be purchased during each subscription period cannot be determined in advance, as it will vary based on individual elections and the price of the Common Shares at the exercise date.

Name and Principal Position	Number of Common Shares Purchased during 2022
Dominic J. Frederico, President and Chief Executive Officer	489
Robert A. Bailenson, Chief Financial Officer	–
David Buzen, Chief Investment Officer and Head of Asset Management	492
Ling Chow, General Counsel and Secretary	–
Stephen Donnarumma, Chief Credit Officer	332
Executive Officers as a group (7 persons)	1,805
Non-Executive Directors as a group	–
Non-Executive Employees as a group	51,648

☑	Our board of directors recommends approval of the Assured Guaranty Ltd. Employee Stock Purchase Plan as amended through the Fourth Amendment.
Assured Guaranty 2023 Proxy Statement 88

PROPOSAL NO. 5:
APPOINTMENT OF INDEPENDENT AUDITOR
The appointment of our independent auditor is approved annually by our shareholders, who also annually authorize our Board of Directors, acting through its Audit Committee, to set the remuneration for our independent auditor. Proposal No. 5 is Item 5 on the proxy card.
At the recommendation of the Audit Committee, our Board of Directors recommends that shareholders appoint PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2023, and that shareholders authorize our Board of Directors, acting through its Audit Committee, to set the fees for our independent auditor. In making its recommendation with respect to the engagement of our independent auditor, the Audit Committee reviewed both the audit scope and estimated fees for professional services for the coming year.
PwC served as our independent auditor for the year ended December 31, 2022. Our audited financial statements for the year ended December 31, 2022 will be presented at the Annual General Meeting. Representatives of PwC will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.
INDEPENDENT AUDITOR FEE INFORMATION
The following table presents fees for professional audit services rendered by PwC for the audit of our annual consolidated financial statements for 2022 and 2021 and fees for other services rendered by PwC in 2022 and 2021.

	2022	2021
Audit fees(1)	$9,146,500	$9,064,000
Audit-related fees(2)	$723,000	$855,000
Tax fees(3)	$332,000	$332,000
All other fees	$5,000	$4,000

(1)        We paid audit fees, including costs, for the years ended December 31, 2022, and December 31, 2021, for professional services rendered in connection with:
•the audits of our consolidated financial statements, of management’s assessment of internal controls over financial reporting and of the effectiveness of these controls
•the statutory and GAAP audits of various subsidiaries
•review of quarterly financial statements
•SEC registration statements
(2)        Audit-related fees for the years ended December 31, 2022 and December 31, 2021 related to due diligence services for potential strategic transactions, audits of our employee benefit plans, audit procedures not required by statute or regulation, agreed upon procedures related to our proxy statement, and agreed upon procedures related to collateralized loan obligations.
(3)        Tax fees for the years ended December 31, 2022 and December 31, 2021 related to both tax compliance and tax consulting services. Compliance-related tax fees for 2022 and 2021 were primarily for professional services rendered in connection with the preparation of the 2021 and 2020 federal tax returns. Compliance-related tax fees for 2022 also included a tax general & administrative expenses capitalization analysis and tax depreciation services. Tax consulting fees for 2022 and 2021 related to transfer pricing services and other professional services.
PwC also provides audit services to certain unconsolidated funds managed and advised by Assured Guaranty Ltd. subsidiaries. Fees related to these audits were $4.5 million in 2022 and are not reflected in the table above.

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PRE-APPROVAL POLICY OF AUDIT AND NON-AUDIT SERVICES
The Audit Committee pre-approved all of the fees described above. The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent auditor, PwC. The Audit Committee provides a general pre-approval of certain audit and non-audit services on an annual basis. The types of services that may be covered by a general pre-approval include other audit services, audit-related services and permissible non-audit services. If a type of service is not covered by the Audit Committee’s general pre-approval, the Audit Committee must review the service on a specific case by case basis and pre-approve it if such service is to be provided by the independent auditor. Annual audit services engagement terms and fees require specific pre-approval of the Audit Committee and management and the auditor will report actual fees versus the budget periodically throughout the year by category of service. Any proposed services exceeding pre-approved costs also require specific pre-approval by the Audit Committee. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. Either the Audit Committee Chair or the entire Audit Committee must pre-approve the provision of any significant additional audit fees in excess of the budgeted amount and/or any excess related to non-audit fees over the budgeted amount. All fees related to internal control work are pre-approved by the Audit Committee before such services are rendered. The Audit Committee pre-approved all of the fees described above pursuant to its pre-approval policies and procedures.

☑	Our board of directors and the Audit Committee recommend that you vote “FOR” the appointment of PwC as the Company’s independent auditor for the year ending December 31, 2023, and the authorization of the board of directors, acting through its Audit Committee, to set the fees for the independent auditor.
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PROPOSAL NO. 6:
PROPOSALS CONCERNING OUR SUBSIDIARY, ASSURED GUARANTY RE LTD.
In accordance with AGL’s Bye-Laws, if AGL is required or entitled to vote at a general meeting of any direct non-United States subsidiary of AGL, AGL’s directors must refer the matter to the shareholders of AGL and seek authority from AGL’s shareholders for AGL’s representative or proxy to vote in favor of the resolution proposed by the subsidiary. AGL’s directors must cause AGL’s representative or proxy to vote AGL’s shares in the subsidiary pro rata to the votes received at the general meeting of AGL. In addition, AGL’s Board of Directors, in its discretion, may require that the organizational documents of each subsidiary of AGL organized under the laws of a jurisdiction outside the United States contain provisions substantially similar to these provisions. As a consequence, we are proposing that our shareholders authorize AGL to vote in favor of the following matters to be presented at the next annual general meeting of our subsidiary, Assured Guaranty Re Ltd., which we refer to as AG Re.
PROPOSAL 6.1—ELECTION OF AG RE DIRECTORS
We propose that AGL be directed to elect the following eight directors of AG Re: Robert A. Bailenson, Gary Burnet, Ling Chow, Stephen Donnarumma, Dominic J. Frederico, Darrin Futter, Jorge A. Gana, Holly L. Horn and Walter A. Scott, with such persons constituting the entire board of directors of AG Re, to serve for one year terms commencing at the annual general meeting of AG Re. Other than Mr. Scott, each nominee is an officer of AGL or one of its subsidiaries and each has consented to serve as a director of AG Re without fee if elected. Mr. Scott was entitled to a director’s fee of $5,000 for his service during the 2022-2023 term, but declined the fee. In December 2022, the Board of Directors of AG Re passed a resolution approving a director's fee of $10,000 for Mr. Scott's service during the 2023-2024 term. (Mr. Scott has also been nominated to serve as an independent non-executive director of Assured Guaranty Re Overseas Ltd., which we refer to as AGRO, and which is a wholly owned reinsurance subsidiary of Assured Guaranty Ltd., for the 2023-2024 board term. If Mr. Scott’s nomination to serve on the AGRO board for the 2023-2024 board term is approved, he will be entitled to an additional director’s fee of $10,000 for his service on that Board). We do not expect that any of the nominees will become unavailable for election as a director of AG Re, but if any nominees should become unavailable prior to the meeting, proxy cards, whether submitted by telephone, via the Internet or by mail, authorizing the proxies to vote for the nominees will instead be voted for substitute nominees recommended by AG Re’s board of directors. Proposal 6.1 is Item 6 on the proxy card.

☑	Our board of directors recommends that you direct AGL to vote “FOR” each of the nominees.
The biographies for these nominees are set forth below:
Robert A. Bailenson, age 56, has been the Chief Financial Officer of AGL since June 2011. Mr. Bailenson has been with Assured Guaranty and its predecessor companies since 1990. Mr. Bailenson became Chief Accounting Officer of AGC in 2003, of AGL in May 2005, and of Assured Guaranty Municipal Corp., which we refer to as AGM, in July 2009, and served in such capacities until May 2019. He was Chief Financial Officer and Treasurer of AG Re from 1999 until 2003 and was previously the Assistant Controller of Capital Re Corp., the Company’s predecessor.
Mr. Bailenson’s background as the Chief Financial Officer of AGL and as an accountant provides an important perspective to the Board of Directors of AG Re.
Gary Burnet, age 52, has been President of AG Re since August 2012, and prior to that he served as the Managing Director—Chief Credit Officer of AG Re from 2006 until his appointment as President. Mr. Burnet also served as the Vice President—Risk Management and Operations of AG Re from 2002 to 2005. Prior to joining our Company, Mr. Burnet’s previous experience included two years at ACE Asset Management, where he was Investment Officer with responsibility for developing and modeling the ACE group’s consolidated investment and insurance credit risk. Prior to ACE Asset Management, he was an Assistant Vice President—Investments at ACE Bermuda. Mr. Burnet trained as a Chartered Accountant with Geoghegan & Co. CA from 1993 to 1996 in Edinburgh Scotland and also worked as an audit senior for Coopers & Lybrand from 1996 to 1998 in Bermuda.
As the President of AG Re, Mr. Burnet has the most comprehensive knowledge of its operations, including the key areas of underwriting credit risk, accounting and risk management.
Ling Chow, age 52, has been General Counsel and Secretary of AGL since January 1, 2018. She is responsible for legal affairs and corporate governance at the Company, including its litigation and other legal strategies relating to distressed credits, and its corporate,
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compliance, regulatory and disclosure efforts. She is also responsible for the Company’s human resources function. Ms. Chow began her tenure at the Company in 2002 as a transactional attorney, working on the insurance of structured finance and derivative transactions. She previously served as Deputy General Counsel and Assistant Secretary of AGL from May 2015 and as Assured Guaranty’s U.S. General Counsel from June 2016. Prior to that, Ms. Chow served as Deputy General Counsel of Assured Guaranty’s U.S. subsidiaries in several capacities from 2004. Before joining Assured Guaranty, Ms. Chow was an associate at law firms in New York City, where she was responsible for transactional work associated with public and private mergers and acquisitions, venture capital investments and private and public securities offerings.
Ms. Chow’s experience as an attorney and her position as the General Counsel of AGL enable her to make valuable contributions as a member of the Board of Directors of AG Re.
Stephen Donnarumma, age 60, has been the Chief Credit Officer of AGC since 2007, and of AGM since its 2009 acquisition. Mr. Donnarumma joined Assured Guaranty in 1993 and has held a number of positions over the years, including Deputy Chief Credit Officer of AGL, Chief Operating Officer and Chief Underwriting Officer of AG Re, Chief Risk Officer of AGC, and Senior Managing Director, Head of Mortgage and Asset-backed Securities of AGC. Prior to joining Assured Guaranty, Mr. Donnarumma was with Financial Guaranty Insurance Company from 1989 until 1993, where his responsibilities included underwriting domestic and international financial guaranty transactions. Prior to that, he served as a Director of Credit Risk Analysis at Fannie Mae from 1987 until 1989. Mr. Donnarumma was also an analyst with Moody’s Investors Services from 1985 until 1987.
Mr. Donnarumma’s experience with credit analysis and risk management, and his position as the Chief Credit Officer of AGM and AGC, provide important perspective to the Board of Directors of AG Re.
Dominic J. Frederico — See Mr. Frederico’s biography in “Election of Directors—Nominees for Director.” The benefits of his experience described therein with respect to the Board of Directors of AGL also make him valuable as a director of AG Re.
Darrin Futter, age 48, was elected Financial Controller of AG Re and AGRO in 2007, prior to which he worked for Deloitte Ltd. in the Bermuda office and worked as a consultant to AG Re. Mr. Futter has worked in various senior audit roles with Ernst and Young LLP in the U.S. and KPMG in Zimbabwe, where he completed his Articles of Clerkship in 2000. He holds a Bachelor of Accounting Science (Hon.) degree from the University of South Africa and is also a Chartered Accountant and a member of the Institute of Chartered Accountants of Zimbabwe.
Mr. Futter’s extensive audit experience provides an important perspective to the Board of Directors of AG Re.
Jorge A. Gana, age 52, has been Chief Risk Officer of AGL and Chair of the U.S. Risk Management and Portfolio Risk Management Committees since January 1, 2023. Mr. Gana also maintains primary responsibility for the environmental aspect of Assured Guaranty’s ESG efforts. Prior to that, Mr. Gana served as Deputy Chief Risk Officer of AGM and AGC. Mr. Gana joined Assured Guaranty in 2005 as a Director in structured finance. Over the years, Mr. Gana has held a number of positions at Assured Guaranty, including Managing Director, Structured Finance at AGC, Senior Managing Director of Workouts and Government & Corporate Affairs at AGM and AGC, and chair of AGM's and AGC's Workout Committees. Mr. Gana continues to serve as a voting member of AGM's and AGC's Credit and Workout Committees. Prior to joining Assured Guaranty, Mr. Gana served as a Director of Global Commercial Asset Securitization for XLCA (now Syncora). Prior to XLCA, Mr. Gana worked at Natexis Banques Populaires (now Natixis) and at Banco Santander in global capacities dealing with credit & risk, managing investment portfolios, originating complex transactions, and issuing repackaged debt. Mr. Gana also worked for the Chile Economic Development Agency, NY Office, and as Editor of the Chile Economic Report until 1996.
Mr. Gana’s experience in risk management, credit analysis and workouts and his position as Chief Risk Officer of AGL provides an important perspective to the Board of Directors of AG Re.
Holly L. Horn, age 61, has been Chief Surveillance Officer of of AGL, AGM and AGC since January 2022. Prior to that, Ms. Horn served as Chief Surveillance Officer, Public Finance of AGM and AGC, where she was responsible for ongoing surveillance, monitoring and loss mitigation of municipal risks insured by Assured Guaranty across all sectors of the municipal market. She joined AGM in 2003 as a director in the health care underwriting group, where she was responsible for analyzing and recommending the insurability of health care credits. She also served as a director in AGM's health care surveillance group. Ms. Horn began her public finance career at Inova Health System, a nationally ranked integrated health care delivery system and subsequently served as a senior manager for the national health care strategy practice at Ernst & Young.
Ms. Horn’s surveillance expertise and her position as the Chief Surveillance Officer of AGL, AGM and AGC enhance the deliberations of the Board of Directors of AG Re.
Walter A. Scott, age 85, was the Chair of the AGL Board of Directors from May 2005 until his retirement in May 2013, and a director of AGL from 2004 through 2013. Mr. Scott was Chair, President and Chief Executive Officer of ACE from 1991 until his retirement in 1994, and President and Chief Executive Officer of ACE from 1989 to 1991. Subsequent to his retirement he served as a consultant to ACE until 1996. Mr. Scott was a director of ACE from 1989 through May 2005. Prior to joining ACE, Mr. Scott was President and Chief Executive Officer of Primerica’s financial services operations. Mr. Scott currently serves as the Chair of the Board of Wachusett Brewing Company, Inc. and was also the Chair of Vermont Hard Cider Company, LLC from 2003 until 2012, when that company was sold. Mr. Scott is an Emeritus Trustee of Lafayette College and a founding trustee of the Bermuda Foundation for Insurance Studies.
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Mr. Scott’s tenure on the AGL Board of Directors and lengthy experience at senior levels in the financial services industry allow him to provide valuable perspective to the Board of Directors of AG Re.
 PROPOSAL 6.2—APPOINTMENT OF AG RE AUDITOR
We propose that AGL be directed to appoint PwC as the independent auditor of AG Re for the fiscal year ending December 31, 2023, subject to PwC being appointed as our Company’s independent auditor. We expect representatives of PwC to be present at AGL’s Annual General Meeting with an opportunity to make a statement if they wish and to be available to respond to appropriate questions. Proposal 6.2 is Item 6B on the proxy card.
The following table presents fees for professional audit services rendered by PwC for the audit of AG Re’s financial statements for 2022 and 2021.

	2022	2021
Audit fees	$90,000	$89,900
Audit—related fees	—	—
Tax fees	—	—
All other fees	—	—
The above audit fees are also included in the audit fees shown in “Proposal No. 5: Appointment of Independent Auditor.”
Other Matters. The Board of Directors of AGL does not know of any matter to be brought before the annual general meeting of AG Re that we have not described in this proxy statement. If any other matter properly comes before the annual general meeting of AG Re, AGL’s representative or proxy will vote in accordance with their judgment on such matter.

☑	The board of directors recommends that you direct AGL to vote “FOR” each of the proposals concerning AGL’s subsidiary, AG Re.
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SHAREHOLDER PROPOSALS FOR 2024 ANNUAL MEETING
HOW DO I SUBMIT A PROPOSAL FOR INCLUSION IN NEXT YEAR’S PROXY MATERIAL?
If you wish to submit a proposal to be considered for inclusion in the proxy material for the next Annual General Meeting, please send it to the Secretary, Assured Guaranty Ltd., 30 Woodbourne Avenue, Hamilton HM 08, Bermuda. Proposals must be received no later than 5 p.m. Atlantic time on November 23, 2023, and they must otherwise comply with the requirements of the SEC to be eligible for inclusion in AGL’s 2024 Annual General Meeting proxy statement and form of proxy.
HOW DO I SUBMIT A PROPOSAL OR MAKE A NOMINATION AT AN ANNUAL GENERAL MEETING?
Our Bye-Laws provide that if a shareholder desires to submit a proposal for consideration at an Annual General Meeting, or to nominate persons for election as directors, the shareholder must provide written notice of an intent to make such a proposal or nomination which the Secretary of the Company must receive at our principal executive offices no later than 90 days prior to the anniversary date of the immediately preceding Annual General Meeting. With respect to the 2024 Annual General Meeting, such written notice must be received on or prior to February 3, 2024. The notice must meet the requirements set forth in our Bye-Laws. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.
In addition, shareholders who intend to nominate an individual for election to the Board and solicit proxies in support of such nominee at the 2024 Annual Meeting must also provide the notice and additional information required by SEC Rule 14a-19 to the Secretary of the Company at the above address not later than March 3, 2024. The notice and information required by Rule 14a-19 are in addition to the advance notice requirements under the Company’s Bye-Laws, described above, and do not extend any such deadline set forth under the Bye-Laws.

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INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING
WHY DID I RECEIVE A NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS IN THE MAIL INSTEAD OF A FULL SET OF PROXY MATERIALS
In accordance with the rules of the SEC, instead of mailing a printed copy of the proxy statement, annual report and other materials (which we refer to as proxy materials) for our Annual General Meeting, we are furnishing proxy materials to shareholders on the Internet by providing a Notice Regarding the Availability of Proxy Materials (which we refer to as a Notice) to inform shareholders when the materials are available on the Internet.
If you receive the Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you on how you may access and review all of our proxy materials, as well as how to submit your proxy, over the Internet.
We will first make available the proxy statement, form of proxy card and 2022 annual report to shareholders at www.assuredguaranty.com/annualmeeting. The proxy materials will also be available at www.proxyvote.com on or about March 22, 2023 to all shareholders entitled to vote at the Annual General Meeting. You may also request a printed copy of the proxy solicitation materials by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com. Our 2022 annual report to shareholders will be made available at the same time and by the same methods. If requesting materials by e-mail, please send a blank e-mail with the information that is printed in your Notice in the box marked by the arrow in the subject line.

g	XXXX XXXX XXXX XXXX
We elected to use electronic notice and access for our proxy materials because we believe it will reduce our printing and mailing costs related to our Annual General Meeting and because it is an environmentally friendly practice.
WHY HAS THIS PROXY STATEMENT BEEN MADE AVAILABLE?
Our Board of Directors is soliciting proxies for use at our Annual General Meeting to be held on May 3, 2023, and any adjournments or postponements of the meeting. The meeting will be held at 8:00 a.m. London Time at 6 Bevis Marks, London, EC3A 7BA, United Kingdom. In the event we postpone or change the date, time or location of our Annual General Meeting as a result of the pandemic or otherwise, we will post the revised meeting information on our website at www.assuredguaranty.com/annualmeeting as soon as possible after changing the date, time and location for the postponed meeting. We will also promptly issue a press release that we will make available on our website at www.assuredguaranty.com/annualmeeting and file with the SEC as definitive additional proxy material. Therefore, prior to and on the date of the Annual General Meeting, please visit our website or the SEC’s website (www.sec.gov) to determine if there has been any changes to the date, time or location of our Annual General Meeting. If you wish to receive a physical copy of any such press release, please contact our Secretary at generalcounsel@agltd.com or (441) 279-5725.
This proxy statement summarizes the information you need to vote at the Annual General Meeting. You do not need to attend the Annual General Meeting to vote your shares.
WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL GENERAL MEETING?
The following proposals are scheduled to be voted on at the Annual General Meeting:
•The election of directors
•An advisory vote to approve the compensation paid to our named executive officers
•An advisory vote to approve the frequency of the advisory vote on compensation paid to AGL's named executive officers
•Approval of the AGL Employee Stock Purchase Plan, as amended through the Fourth Amendment
•The appointment of PwC as our independent auditor for 2023 and the authorization of our Board of Directors, acting through its Audit Committee, to set the fees for the independent auditor
•The direction of AGL to vote for the election of the directors of, and the appointment of the independent auditor for, our subsidiary AG Re
Our Board of Directors recommends that you vote your shares “FOR” each of the nominees and each of the foregoing proposals except the frequency of the advisory vote on compensation, for which our Board recommends ”ONE YEAR.”
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ARE PROXY MATERIALS AVAILABLE ON THE INTERNET?
Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be Held on Wednesday, May 3, 2023
Yes. Our proxy statement for the 2023 Annual General Meeting, form of proxy card and 2022 annual report to shareholders are available at www.assuredguaranty.com/annualmeeting. The proxy materials will also be available at www.proxyvote.com on or about March 22, 2023, to all shareholders entitled to vote at the Annual General Meeting.
You can obtain directions to attend the 2023 Annual General Meeting by contacting Virginia Reynolds at + 44 020 7562 1920 or at vreynolds@agltd.com.
WHO IS ENTITLED TO VOTE?
March 10, 2023 is the record date for the Annual General Meeting. If you owned our Common Shares at the close of business on March 10, 2023, you are entitled to vote. On that date, 59,310,311 of our Common Shares were outstanding and entitled to vote at the Annual General Meeting, including 36,403 unvested restricted Common Shares. Our Common Shares are our only class of voting stock. On March 10, 2023, the closing price of our Common Shares on the NYSE, was $53.51.
HOW MANY VOTES DO I HAVE?
You have one vote for each of our Common Shares that you owned at the close of business on March 10, 2023.
However, if your shares are considered “controlled shares,” which our Bye-Laws define generally to include all of our Common Shares directly, indirectly or constructively owned by any person or group of persons, or owned by any “United States person,” as defined in the Internal Revenue Code, and such shares constitute 9.5% or more of our issued Common Shares, the voting rights with respect to your controlled shares will be limited, in the aggregate, to a voting power of approximately 9.5%, pursuant to a formula specified in our Bye-Laws.
The Notice indicates the number of Common Shares you are entitled to vote, without giving effect to the controlled share rule described above.
WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?
While some of our shareholders are shareholders of record, many are beneficial owners who hold their shares through a stockbroker, bank or other nominee. As summarized below, there are some differences between shares held of record and those owned beneficially.
•Shareholder of Record. If your shares are held directly, or if your shares are registered directly in your name with our transfer agent, Computershare, because you participate in the Assured Guaranty Employee Stock Purchase Plan, you are the shareholder of record of those shares, and these proxy materials are being sent to you directly. As the shareholder of record, you have the right to grant your voting proxy directly to AGL or to vote in person at the Annual General Meeting. You may vote by telephone or via the Internet as described below under the heading “Information About the Annual General Meeting and Voting—May I Vote by Telephone or via the Internet?” or you may request a paper copy of the proxy materials and vote your proxy card by mail.
•Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and our proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual General Meeting if you follow the instructions described below under the heading “How do I Vote in Person at the Annual General Meeting?” Your broker, bank or other nominee has provided a voting instruction form for you to use in directing your broker, bank or other nominee as to how to vote your shares. You may also vote by telephone or on the Internet as described below under the heading “May I Vote by Telephone or via the Internet?”
HOW DO I VOTE BY PROXY IF I AM A SHAREHOLDER OF RECORD?
If you are a shareholder of record and you properly submit your proxy card (by telephone, via the Internet or by mail) so that it is received by us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card (including electronic signatures in the case of Internet or telephonic voting) but do not make specific choices, your proxy will vote your shares as recommended by our Board of Directors (also referred to as our Board or the Board):
•FOR each nominee for election of directors
•FOR approval, on an advisory basis, of the compensation paid to our named executive officers
•FOR approval, on an advisory basis, of one year for the frequency of the advisory vote on compensation paid to AGL's named executive officers
•FOR approval of the AGL Employee Stock Purchase Plan, as amended through the Fourth Amendment
•FOR the appointment of PwC as our independent auditor for 2023 and the authorization of our Board of Directors,
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acting through its Audit Committee, to set the fees for the independent auditor
•FOR directing AGL to vote for each nominee for election of directors of, and the appointment of the independent auditor for, our subsidiary, AG Re
If any other matter is presented, your proxy will vote in accordance with the best judgment of the individuals named on the proxy card. As of the date of filing this proxy statement, we knew of no matters that needed to be acted on at the Annual General Meeting other than those discussed in this proxy statement.
HOW DO I GIVE VOTING INSTRUCTIONS IF I AM A BENEFICIAL OWNER?
If you are a beneficial owner of shares, your broker, bank or other nominee will ask you how you want your shares to be voted. If you give the broker, bank or other nominee instructions, the broker, bank or other nominee will vote your shares as you direct. If your broker, bank or other nominee does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. According to rules of the NYSE:
•Brokers, banks and other nominees have discretionary power to vote your shares with respect to “routine” matters
•Brokers, banks and other nominees do not have discretionary power to vote your shares on “non-routine” matters (such as the elections of directors or the advisory vote on executive compensation) unless they have received instructions from the beneficial owner of the shares
It is therefore important that you provide instructions to your broker, bank or other nominee if your shares are held by a broker, bank or other nominee so that your shares can be voted with respect to directors and executive compensation, and any other matters treated as non-routine by the NYSE.
MAY I VOTE BY TELEPHONE OR VIA THE INTERNET?
Yes. If you are a shareholder of record, you have a choice of voting over the Internet, voting by telephone using a toll-free telephone number or voting by requesting and completing a proxy card and mailing it in the return envelope provided. We encourage you to vote by telephone or over the Internet because your vote is then tabulated faster than if you mailed it. There are separate telephone and Internet arrangements depending on whether you are a shareholder of record (that is, if you hold your stock in your own name), or whether you are a beneficial owner and hold your shares in “street name” (that is, if your stock is held in the name of your broker, bank or other nominee).
•If you are a shareholder of record, you may vote by telephone using the telephone number on the proxy card, or electronically through the Internet, by following the instructions provided on the Notice
•If you are a beneficial owner and hold your shares in “street name,” you may need to contact your broker, bank or other nominee to determine whether you will be able to vote by telephone or electronically through the Internet
The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. If you vote via telephone or the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.
Whether or not you plan to attend the Annual General Meeting, we urge you to vote. Voting by telephone or over the Internet or by returning your proxy card by mail will not affect your right to attend the Annual General Meeting and vote. In order to assure that your votes, as a registered shareholder who holds our shares directly, are tabulated in time to be voted at the Annual General Meeting, you must complete your voting over the Internet or by telephone or submit your proxy card so that it is received by 12:00 Noon Eastern Daylight Time on May 2, 2023. In order to assure that your votes, as a beneficial owner, are tabulated in time to be voted at the Annual General Meeting, you must submit your voting instructions so that your broker will be able to vote by 11:59 p.m. Eastern Daylight Time on May 1, 2023. In order to assure that your votes, as an employee shareholder who participates in the Assured Guaranty Employee Stock Purchase Plan, are tabulated in time to be voted at the Annual General Meeting, you must complete your voting over the Internet or by telephone or submit your proxy card so that it is received by 11:59 p.m. Eastern Daylight Savings Time on April 28, 2023.
MAY I REVOKE MY PROXY?
Yes. If you change your mind after you vote, you may revoke your proxy by following any of the procedures described below. If you are a shareholder of record, to revoke your proxy:
•Send in another signed proxy with a later date or resubmit your vote by telephone or the Internet,
•Send a letter revoking your proxy to our Secretary at our principal executive offices, Assured Guaranty Ltd., 30 Woodbourne Avenue, Hamilton HM 08, Bermuda, or
•Attend the Annual General Meeting and vote in person.
Beneficial owners who wish to change the votes submitted on their voting instruction cards should contact their respective broker, bank or other nominee to determine how and when changes must be submitted so that the nominee can revoke and change their votes on their behalf.
If you wish to revoke your proxy or make changes to your voting instruction card, as applicable, you must do so in sufficient time to permit the necessary examination and
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tabulation of the subsequent proxy or revocation before the vote is taken.
HOW DO I VOTE IN PERSON AT THE ANNUAL GENERAL MEETING?
You may vote shares held directly in your name as the shareholder of record in person at the Annual General Meeting. If you choose to vote your shares in person at the Annual General Meeting, please bring the Notice Regarding the Availability of Proxy Materials containing your control number or proof of identification. Shares held in “street name” through your broker, bank or other nominee may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. You must bring such signed proxy to the Annual General Meeting, along with an account statement or letter from the broker, bank or other nominee indicating that you are the beneficial owner of the shares and that you were the beneficial owner of the shares on March 10, 2023.
Even if you plan to attend the Annual General Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual General Meeting. However, while proxy voting is subject to the time deadlines described above, shareholders attending the meeting in person may vote during the Annual General Meeting as long as they satisfy the requirements described in this section.
WHAT VOTES NEED TO BE PRESENT TO HOLD THE ANNUAL GENERAL MEETING?
To have a quorum for our Annual General Meeting, two or more persons must be present, in person or by proxy, representing more than 50% of the Common Shares that were outstanding on March 10, 2023.
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?
The affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting is required for each of:
•The election of each nominee for director
•Approval of the AGL Employee Stock Purchase Plan, as amended through the Fourth Amendment
•The appointment of PwC as our independent auditor for 2023 and the authorization of our Board of Directors, acting through its Audit Committee, to set the fees for the independent auditor
•Directing AGL to vote for the election of directors of, and the appointment of the independent auditor for, our subsidiary, AG Re
The votes on the compensation paid to our named executive officers, and the frequency of that vote, are advisory in nature so there is no specified requirement for approval. However, our Board of Directors and our Compensation Committee value the opinions of our shareholders and will review the voting results carefully. To the extent there is any significant vote against the named executive officers’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition, our Compensation Committee and our Board of Directors will consider the outcome of the vote on the frequency of the vote on named executive officer compensation when determining how frequently such vote will be submitted to shareholders.
HOW ARE VOTES COUNTED?
Your vote may be cast “FOR” or “AGAINST”, or you may “ABSTAIN”, with respect to each of the nominees for AGL director, with respect to directing AGL to vote for each of the nominees for director of its subsidiary AG Re, and with respect to each of the other proposals on the agenda, other than the frequency of the advisory vote on compensation, for which you may select "1 year", "2 years", "3 years", or "ABSTAIN".
If you sign (including electronic signatures in the case of Internet or telephonic voting) your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of our Board. If you sign (including electronic signatures in the case of Internet or telephonic voting) your broker, bank or other nominee voting instruction card with no further instructions, your shares will be voted in the broker’s, bank’s or nominee’s discretion with respect to routine matters but will not be voted with respect to non-routine matters. As described in “How do I Give Voting Instructions if I am a Beneficial Owner?”, elections of directors and the advisory vote on executive compensation are considered non-routine matters. We will appoint one or more inspectors of election to count votes cast in person or by proxy.
WHAT IS THE EFFECT OF BROKER NON-VOTES AND ABSTENTIONS?
A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
Common Shares that are beneficially owned and are voted by the beneficiary through a broker, bank or other nominee will be counted towards the presence of a quorum, even if there are broker non-votes with respect to some proposals, as long as the broker, bank or nominee votes on at least one proposal. Common Shares owned by shareholders electing to abstain from voting with respect to any proposal also will be counted towards the presence of a quorum.
Although broker non-votes will be counted towards the presence of a quorum, broker non-votes will not be included in the tabulation of the shares voting with respect to elections of
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directors or other matters to be voted upon at the Annual General Meeting. Therefore, “broker non-votes” will have no direct effect on the outcome of any proposal to be voted upon at the Annual General Meeting.
While abstentions will be counted towards the presence of a quorum, abstentions will not be included in the tabulation of the shares voting with respect to elections of directors or other matters to be voted upon at the Annual General Meeting. Therefore, abstentions will have no direct effect on the outcome of any proposal to be voted upon at the Annual General Meeting.
WHAT ARE THE COSTS OF SOLICITING THESE PROXIES AND WHO WILL PAY THEM?
We will pay all the costs of soliciting these proxies. Our directors and employees may also solicit proxies by telephone, by e-mail or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Alliance Advisors, 200 Broadacres Drive, Bloomfield, New Jersey 07003, is assisting us with the solicitation of proxies for a fee of $20,000 plus out-of-pocket expenses.
WHERE CAN I FIND THE VOTING RESULTS?
We will publish the voting results in a Form 8-K that we will file with the SEC by May 9, 2023. You will also be able to find this Form 8-K on our website at www.assuredguaranty.com/sec-filings by May 9, 2023.
DO DIRECTORS ATTEND THE ANNUAL GENERAL MEETING?
Our Corporate Governance Guidelines provide that directors are expected to attend our Annual General Meeting and any special meeting of shareholders we call to consider extraordinary business transactions, unless they are unable to do so as a result of special circumstances. All but one of our directors then in office attended the Annual General Meeting that was held on May 4, 2022.

CAN A SHAREHOLDER, EMPLOYEE OR OTHER INTERESTED PARTY COMMUNICATE DIRECTLY WITH OUR BOARD? IF SO, HOW?
Our Board provides a process for shareholders, employees or other interested parties to send communications to our Board.
•Shareholders, employees or other interested parties wanting to contact our Board concerning accounting or auditing matters may send an e-mail to the Chair of the Audit Committee at chmaudit@agltd.com
•Shareholders, employees or other interested parties wanting to contact our Board, the independent directors, the Chair of our Board, the chair of any Board committee or any other director, as to other matters may send an e-mail to corpsecy@agltd.com. The Secretary has access to both of these e-mail addresses
•Shareholders, employees or other interested parties may send written communications to our Board c/o Secretary, 30 Woodbourne Avenue, Hamilton HM 08, Bermuda. Mail to Bermuda is not as prompt as e-mail
Communication with our Board may be anonymous. The Secretary will forward all communications to our Board to the Chair of our Audit Committee or the Chair of our Nominating and Governance Committee, who will determine when it is appropriate to distribute such communications to other members of our Board or to management.
WHOM SHOULD I CALL IF I HAVE ANY QUESTIONS?
If you have any questions about the Annual General Meeting or voting, please contact Ling Chow, our Secretary, at (441) 279-5725 or at generalcounsel@agltd.com. If you have any questions about your ownership of our Common Shares, please contact Robert Tucker, our Senior Managing Director, Investor Relations and Corporate Communications, at (212) 339-0861 or at rtucker@agltd.com.

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HOW DOES “HOUSEHOLDING” WORK?
Please note we may deliver a single copy of the Notice and, if applicable, a single set of our 2022 annual report to shareholders and our proxy statement, to households at which two or more shareholders reside, unless an affected shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities), as applicable, will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by shareholders, as well as our expenses, and is an environmentally friendly practice. Upon written or oral request, we will promptly deliver, or arrange for delivery, of a separate copy of the Notice and, if applicable, a separate set of our annual report and other proxy materials to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, a separate set of our annual report and proxy materials, you may write or call Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department, telephone (866) 540-7095. Shareholders currently sharing an address with another shareholder who wish to have only one copy of our Notice or annual report and other proxy materials delivered to the household in the future should also contact Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department, telephone (866) 540-7095.
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OTHER MATTERS
The Board of Directors of AGL does not know of any matters which may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting. If any other matters properly come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Ling Chow
Secretary
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EXHIBIT A: EMPLOYEE STOCK PURCHASE PLAN AS AMENDED THROUGH THE FOURTH AMENDMENT

ASSURED GUARANTY LTD.
EMPLOYEE STOCK PURCHASE PLAN
(Effective as of November 4, 2004 and as amended through the Fourth Amendment)
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ASSURED GUARANTY LTD.
EMPLOYEE STOCK PURCHASE PLAN
(Effective as of November 4, 2004 and as amended through the Fourth Amendment)
SECTION 1
GENERAL
1.1. Purpose. The Assured Guaranty Ltd. Employee Stock Purchase Plan (the “Plan”) has been established by Assured Guaranty Ltd. (the “Company”) to provide eligible employees of the Company and the Related Companies with an opportunity to acquire a proprietary interest in the Company through the purchase of common shares of the Company (“Stock”). The Plan is intended to qualify as an employee stock purchase plan under section 423 of the Code, and the provisions of the Plan are to be construed in a manner consistent with the requirements of that section.
1.2. Operation and Administration. The operation and administration of the Plan shall be subject to the provisions of Section 3. Capitalized terms in the Plan shall be defined as set forth in Section 6 or elsewhere in the Plan.
SECTION 2
METHOD OF PURCHASE
2.1. Eligibility. Plan participation shall be available to (and shall be limited to) all persons who are employees of the Employers, except that the following persons shall not be eligible to participate in the Plan:
(a)    An employee who has been employed less than 500 hours and less than six months.
(b)    An employee whose customary employment is 20 hours or less per week.
(c)    An employee whose customary employment is for not more than five months in any calendar year.
(d)    An employee who owns, or who would own upon the exercise of any rights extended under the Plan and the exercise of any other option held by the employee (whether qualified or non-qualified), shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation.
Notwithstanding the foregoing provisions of this subsection 2.1, an individual may participate in the Plan for any Subscription Period only if he is employed by an Employer on the first day of that period.
2.2. Participation Election. The Committee shall establish “Subscription Periods” of not longer than one year for the accumulation of funds necessary for payment of the Purchase Price (as defined in subsection 2.3) of Stock under the Plan. For any Subscription Period, an eligible employee shall become a Plan ‘Participant’ by filing, with the Committee, a written payroll deduction authorization with respect to Compensation otherwise payable to the Participant during the period. Such payroll deductions shall be any full percentage of the Compensation of the Participant, or any specified whole dollar amount, up to but not more than 10% of his Compensation in either case. After the beginning of the Subscription Period, and except as otherwise provided in subsection 2.4, a Participant may not alter the rate of his payroll deductions for that period. Subject to the limitations of subsection 2.3, each eligible employee who has elected to become a Participant for a Subscription Period in accordance with the foregoing provisions of this subsection 2.2 shall be granted on the first day of such Subscription Period an option to purchase (at the applicable Purchase Price) on the Exercise Date (as defined in subsection 2.3) for such Subscription Period up to a number of whole shares of Stock determined by dividing such Participant’s accumulated payroll deductions as of such Exercise Date by the applicable Purchase Price, subject to such limits on the number of shares that may be purchased with respect to any Subscription Period as may be imposed by the Committee. Exercise of the option shall occur as provided in subsection 2.3, unless the Participant has terminated participation in the Plan prior to the Exercise Date as provided in subsection 2.4 or the Participant elects not to exercise the option as provided in subsection 2.3(b). The option shall expire on the last day of the Subscription Period.
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2.3. Purchase of Stock. On the last day of each Subscription Period (the “Exercise Date”), a Participant shall become eligible to exercise his option to purchase the number of whole shares of Stock as his accumulated payroll deductions for the Subscription Period will purchase, subject to the following:
(a)    The “Purchase Price” per share shall be equal to 85% of the lesser of (i) the fair market value of Stock on the first day of the Subscription Period; or (ii) the fair market value of Stock on the Exercise Date (or such higher price as may be determined by the Committee from time to time). In no event shall the Purchase Price be less than the par value of the Stock.
(b)    A Participant shall be deemed to have elected to purchase the shares of Stock which he became entitled to purchase on the Exercise Date unless he shall notify the Company prior to the Exercise Date, or such other time as the Committee may establish, that the Participant he elects not to make such purchase.
(c)    Any accumulated payroll deductions that are not used to purchase full shares of Stock under the Plan shall be paid to the Participant without interest.
(d)    No employee shall have the right to purchase more than $25,000 in value of Stock under the Plan (and any other employee stock purchase plan described in Code section 423 and maintained by the Company or any Related Company) in any calendar year, such value being based on the fair market value of Stock as of the date on which the option to purchase the Stock is granted, as determined in accordance with subsection 2.2 of the Plan.
2.4. Termination of Participation. A Participant may discontinue his participation in the Plan for any Subscription Period, whereupon all of the Participant’s payroll deductions for the Subscription Period will be promptly paid to him without interest, and no further payroll deductions will be made from his pay for that period. If a Participant’s employment with the Employers terminates during a Subscription Period for any reason, all payroll deductions accumulated by the Participant under the Plan for the period shall be paid to the Participant without interest.
SECTION 3
OPERATION AND ADMINISTRATION
3.1. Effective Date. Subject to the approval of the shareholders of the Company at the Company’s 2005 annual meeting of its shareholders, the Plan shall be effective as of the date on which it is adopted by the Board; provided, however, that to the extent that rights are granted under the Plan prior to its approval by shareholders, they shall be contingent on approval of the Plan by the shareholders of the Company. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any rights granted under the Plan are outstanding.
3.2. Shares Subject to Plan. Shares of Stock to be purchased under the Plan shall be subject to the following:
(a)    The shares of Stock which may be purchased under the Plan shall be currently authorized but unissued shares, or shares purchased in the open market by a direct or indirect wholly owned subsidiary of the Company (as determined by the President, Chief Financial Officer or General Counsel of the Company). The Company may contribute to the subsidiary an amount sufficient to accomplish the purchase in the open market of the shares of Stock to be so acquired (as determined by the Chairman or any Executive Vice President of the Company).
(b)    Subject to the provisions of subsection 3.3 and the following provisions of this paragraph (b), the number of shares of Stock which may be purchased under the Plan shall not exceed 850,000 shares of Stock; provided that, contingent on approval by the Company’s shareholders at the Company’s 2023 annual general meeting of shareholders of the increase in the number of shares reserved for purchase as set forth below, the number of shares of Stock that may be purchased under the Plan shall not exceed 1,200,000 shares of Stock (which number includes all shares available for delivery under this paragraph (b) since the establishment of the Plan in 2004, determined in accordance with the terms of the Plan).
(c)    A Participant will have no interest in shares of Stock covered by his Subscription Agreement until the shares are delivered to him.

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3.3. Adjustments to Shares.
(a)    If the Company shall effect any subdivision or consolidation of shares of Stock or other capital readjustment, payment of stock dividend, stock split, combination of shares or recapitalization or other increase or reduction of the number of shares of Stock outstanding without receiving compensation therefor in money, services or property, then, subject to the requirements of Code section 423, the Committee shall adjust the number of shares of Stock available under the Plan.
(b)    If the Company is reorganized, merged or consolidated or is party to a plan of exchange with another corporation, pursuant to which reorganization, merger, consolidation or plan of exchange the shareholders of the Company receive any shares of stock or other securities or property, or the Company shall distribute securities of another corporation to its shareholders, then, subject to the requirements of Code section 423, there shall be substituted for the shares subject to outstanding rights to purchase Stock under the Plan an appropriate number of shares of each class of stock or amount of other securities or property which were distributed to the shareholders of the Company in respect of such shares.
3.4. Limit on Distribution. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:
(a)    Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any shares of Stock under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.
(b)    In the case of a Participant who is subject to Section 16(a) and 16(b) of the Securities Exchange Act of 1934, the Committee may, at any time, add such conditions and limitations with respect to such Participant as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.
(c)    To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Stock, the transfer of such shares may, at the direction of the Committee, be effected on a non-certificated basis, to the extent not prohibited by the provisions of Rule 16b-3, applicable local law, the applicable rules of any stock exchange, or any other applicable rules.
3.5. Withholding. All benefits under the Plan are subject to withholding of all applicable taxes.
3.6. Transferability. Except as otherwise permitted under Code section 424 and SEC Rule 16b-3, neither the amount of any payroll deductions made with respect to a Participant’s compensation nor any Participant’s rights to purchase shares of Stock under the Plan may be pledged or hypothecated, nor may they be assigned or transferred other than by will and the laws of descent and distribution. During the lifetime of the Participant, the rights provided to the Participant under the Plan may be exercised only by him.
3.7. Limitation of Implied Rights.
(a)    Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Employers whatsoever, including, without limitation, any specific funds, assets, or other property which the Employers, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Employers. Nothing contained in the Plan shall constitute a guarantee by any of the Employers that the assets of the Employers shall be sufficient to pay any benefits to any person.
(b)    The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of an Employer or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no right to purchase shares under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights.
3.8. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
3.9. Action by Employers. Any action required or permitted to be taken by any Employer shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by the provisions of Rule 16b-3, applicable local law, the applicable rules of any stock exchange, or any other applicable rules) by a duly authorized officer of the Employer.
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3.10. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.
SECTION 4
COMMITTEE
4.1. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 4.
4.2. Selection of Committee. The Committee shall be selected by the Board, and shall consist of not less than two members of the Board, or such greater number as may be required for compliance with SEC Rule 16b-3.
4.3. Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:
(a)    Subject to the provisions of the Plan, the Committee will have the authority and discretion to establish the terms, conditions, restrictions, and other provisions applicable to the right to purchase shares of Stock under the Plan.
(b)    The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.
(c)    Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.
4.4. Delegation by Committee. Except to the extent prohibited by the provisions of Rule 16b-3, applicable local law, the applicable rules of any stock exchange, or any other applicable rules, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.
4.5. Information to be Furnished to Committee. The Employers and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Employers and Related Companies as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.
4.6. Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Employers be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Employers. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Employers, to the fullest extent permitted by law, against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.
SECTION 5
AMENDMENT AND TERMINATION
The Board may, at any time, amend or terminate the Plan, provided that, subject to subsection 3.3 (relating to certain adjustments to shares), no amendment or termination may adversely affect the rights of any Participant or beneficiary with respect to shares that have been purchased prior to the date such amendment is adopted by the Board. No amendment of the Plan may be made without approval of the Company’s shareholders to the extent that such approval is required to maintain compliance with the requirements of Code section 423.

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SECTION 6
DEFINED TERMS
For purposes of the Plan, the terms listed below shall be defined as follows:
(a)    Board. The term “Board” shall mean the Board of Directors of the Company.
(b)    Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.
(c)    Compensation. The term “Compensation” means total compensation paid by the Employers for the applicable period specified in Section 2.2, exclusive of any bonus payment, payment in cash or kind under any stock option plan, deferred compensation plan, or other employee benefit plan or program of the Employers.
(d)    Dollars. As used in the Plan, the term “dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars.
(e)    Effective Date. The “Effective Date” shall be the date on which the Plan is adopted by the Board.
(f)    Employer. The Company and each Related Company which, with the consent of the Company, adopts the Plan for the benefit of its eligible employees are referred to collectively as the “Employers” and individually as an “Employer”.
(g)    Fair Market Value. The “Fair Market Value” of a share of Stock of the Company as of any date shall be the closing market composite price for such Stock as reported for the New York Stock Exchange - Composite Transactions on that date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded.
(h)    Participant. The term “Participant” means any employee of the Company who is eligible and elects to participate pursuant to the provisions of Section 2.
(i)    Related Companies. The term “Related Company” means any company during any period in which it is a “subsidiary corporation” (as that term is defined in Code section 424(f)) with respect to the Company.

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NYSE : AGO	Assured Guaranty Ltd. 30 Woodbourne Ave Hamilton HM 08 Bermuda	www.agltd.com